September 25, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
ATTN:  Filing Desk


         RE:      Network Imaging Corporation
                  Form S-1 related to the
                  Company's registration of 10,000,000 shares of Common Stock


Ladies and Gentlemen:

         On behalf of Network (the "Company), there are enclosed for filing pursuant to the Securities Act of 1933, as amended, Form S-1 which contains exhibits.

         If you have any questions regarding this filing, please contact the undersigned at (703) 904-3109.

                                                              Sincerely,

                                                              /s/ Julia A. Bowen
                                                              Julia A. Bowen

As filed with the Securities and Exchange Commission on  September ___, 1997

                                                       Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           NETWORK IMAGING CORPORATION
             (Exact name of Registrant as specified in its charter)

     Delaware                      7373                       54-1590649
(State or other             (Primary Standard             (I.R.S. Employer
jurisdiction of                 Industrial             Indentification Number)
incorporation or         Code Classification Number)
organization)



                             500 Huntmar Park Drive
                             Herndon, Virginia 20170
                                 (703) 478-2260
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)



                              Julia A. Bowen, Esq.
                       Vice President and General Counsel
                           Network Imaging Corporation
                             500 Huntmar Park Drive
                             Herndon, Virginia 20170
                                 (703) 478-2260
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                    Copy to:
                               Cary J. Meer, Esq.
                           Kirkpatrick & Lockhart LLP
                         1800 Massachusetts Avenue, N.W.
                             Washington, D.C. 20036
                                 (202) 778-9000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered in this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE
------------------------------- -------------- ------------------ ------------------- ------------------
                                               Proposed Maximum    Proposed Maximum
    Title of Each Class of      Amount To Be    Offering Price        Aggregate           Amount of
 Securities To Be Registered     Registered      Per Share(1)     Offering Price(1)     Registration
                                                                                           Fee(1)
------------------------------- -------------- ------------------ ------------------- ------------------
------------------------------- -------------- ------------------ ------------------- ------------------
Common Stock                    10,000,000(3)        $1.55           $15,500,000         $4,697
(par value $.0001 per
share)(2)
------------------------------- -------------- ------------------ ------------------- ------------------


(1) Estimated pursuant to Rule 457 for the purpose of calculating the registration fee only; based upon the average of the high and low sales prices for the Common Stock on September 18, 1997. Registration fee is calculated pursuant to Rule 457.

(2) Pursuant to Rule 416 also includes such indeterminate number of additional shares of Common Stock as may become issuable upon conversion of the registrant's Series K Convertible Preferred Stock and exercise of warrants (a) to prevent dilution resulting from stock splits, stock dividends, or similar transactions or (b) by reason of reductions in the Conversion Price of the Series K Convertible Preferred Stock in accordance with the terms thereof, including the terms which cause reductions as the bid price of the Company's Common Stock decreases.

(3) The number of shares of Common Stock registered hereunder represents the registrant's Includes shares of Common Stock issuable on conversion of and as premium on the Company's Series K Convertible Preferred Stock and shares of Common Stock issuable on exercise of warrants granted to Zanett Lombardier, Ltd., Capital Ventures International and The Zanett Securities Corporation.


================================================================================

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                    SUBJECT TO COMPLETION, ___________, 1997

                                10,000,000 SHARES

                           NETWORK IMAGING CORPORATION

                                  COMMON STOCK

         All of the 10,000,000 shares ("Shares" or Offered Shares") of Common Stock, $0.0001 par value per share ("Common Stock"), that Network Imaging Corporation (the "Company") is seeking to register and can be offered hereby will be sold by Zanett Lombardier, Ltd. and Capital Ventures International ("Purchasers") and The Zanett Securities Corporation ("Zanett") (collectively, the Purchasers and Zanett are referred to as the "Selling Stockholders"). The Shares are issuable in connection with the Company's Series K Convertible Preferred Stock ("Series K Stock") issued to the Purchasers and on exercise of warrants held by the Purchasers and Zanett. See "Plan of Distribution." This Prospectus relates to the resale of such shares of Common Stock by such Selling Stockholders. See "Plan of Distribution" and "Selling Stockholders." The Company's Common Stock is quoted on the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") National Market. On September 2, 1997, the last reported sale price for the Common Stock on the Nasdaq National Market was $1.50 per share.

         None of the proceeds from the sale of the Offered Shares by the Selling Stockholders will be received by the Company. However, the Company will receive proceeds from the exercise of the Warrants if the Warrants are exercised. The Company will pay substantially all of the expenses with respect to the offering and the sale of the Offered Shares to the public, including the costs associated with registering the Offered Shares under the Securities Act and preparing and printing this Prospectus. Normal underwriting commissions and broker fees, however, as well as any applicable transfer taxes, are payable individually by the Selling Stockholders.

         See "Risk Factors" beginning on page 4 for a discussion of certain factors that should be considered in connection with the purchase of securities hereunder.

                     ---------------------------------------
   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
    UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                     CONTRARY IS A CRIMINAL OFFENSE.
                     ---------------------------------------
  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGIST-RATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER
 TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR
           QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
                     ---------------------------------------

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."


                                   THE COMPANY

         Network Imaging Corporation ("Network Imaging" or the "Company") provides software products supporting storage, management and distribution. These products provide businesses and government organizations with an automated method of electronically storing, managing and distributing large volumes of structured data (text) and unstructured data (diagrams, documents, photos, voice and full-motion video).

         The Company is a recognized worldwide leader in content and storage management for all unstructured information. Its flagship product, the 1View suite, manages the storage, access and distribution of any multimedia (or unstructured) data, such as diagrams, documents, photographs, voice, and full-motion video. 1View is a unique solution for use in distributed, high transaction, high volume mission critical applications across legacy, client/server and Internet/intranet based environments. The Company is also a software developer for mainframe and PC based Computer Output to Laser Disk
("COLD") systems and a developer and marketer of storage management software systems. 1View, InfoAccess(TM), Treev+(TM) and the Company logo are trademark of Network Imaging Corporation. All other product and brand names are trademarks or registered trademarks of their respective companies.

         The Company's executive offices are located at 500 Huntmar Park Drive, Herndon, Virginia 20170. The Company's telephone number is (703) 478-2260.

                             SUMMARY FINANCIAL DATA
                      (in thousands, except per share data)
STATEMENT OF OPERATIONS DATA                       Quarter Ended
                                ------------------------------------------------
                                 Dec. 31,     Sept. 30,    June 30,     Mar. 31
                                   1995         1995         1995         1995

Net revenue                     $ 12,791     $ 16,042     $ 20,270     $ 20,048
Costs and expenses:
Costs of revenue                   8,103        7,995       12,811       13,555
Product development                1,536        1,448        1,972        2,176
Selling, general and
 administration                    7,048        7,473       10,777       10,247
Settlement with
 stockholders                       --           --            892          750
Loss on closure and
 sale of subsidiaries,              --           (147)       9,906         (492)
     net
Restructuring costs                 (396)        (946)        (286)         195


STATEMENT OF OPERATIONS DATA                       Quarter Ended
                                ------------------------------------------------
                                   Dec. 31,    Sept. 30,   June 30,     Mar. 31
                                    1995         1995        1995         1995

(Loss) before interest
 income and income                (3,500)         219      (15,802)      (6,383)
 taxes
Interest income
 (expense), net                       17          318         (167)          55
(Loss) before income
 taxes                            (3,483)         537      (15,969)      (6,328)
Income tax (benefit)
 expense                            (256)         157           72         (253)
Net (loss)                        (3,227)         380      (16,041)      (6,075)

Preferred stock
 preferences                      (6,874)      (1,020)      (1,020)      (1,020)
                                ========     ========     ========     ========
Net loss applicable
 to common shares               $(10,101)    $   (640)    $(17,061)    $ (7,095)
                                ========     ========     ========     ========

Net loss per common
 share                          $  (0.60)    $  (0.05)    $  (1.25)    $  (0.52)
                                ========     ========     ========     ========

Weighted average
 shares outstanding               16,945       13,780       13,628       13,628



STATEMENT OF OPERATIONS DATA                     Quarter Ended,
                               -------------------------------------------------
                                 Dec. 31,     Sept. 30,    June 30,     Mar. 31
                                   1996         1996         1996         1996


Net revenue                     $ 10,428     $  9,379     $  9,129     $ 10,542
Costs and expenses:
Costs of revenue                   5,594        5,536        6,838        7,244
Product development                1,401        1,410        1,327        1,734
Selling, general and
 administration                    5,520        5,379        7,453        6,394
Exchange fee and gain
 on sale of asset, net              --           --           --            619
Loss on closure and
 sale of subsidiaries,              --            921         --           --
 net
Restructuring costs                 --           --            (19)        (156)

                                --------     --------     --------     --------
(Loss) before interest
 income and income                (2,087)      (3,867)      (6,470)      (5,293)
 taxes
Interest income
 (expense), net                      121           41           87           59
                                --------     --------     --------     --------
(Loss) before income
 taxes                            (1,996)      (3,826)      (6,383)      (5,234)
Income tax (benefit)
 expense                              21          (77)        (114)         102
                                --------     --------     --------     --------
Net (loss)                        (1,987)      (3,749)      (6,269)      (5,336)

Preferred stock
 preferences                        (981)        (865)        (865)      (1,020)
                                ========     ========     ========     ========
Net loss applicable
 to common shares               $ (2,968)    $ (4,614)    $ (7,134)    $ (6,356)
                                ========     ========     ========     ========

Net loss per common
 share                          $  (0.13)    $  (0.22)    $  (0.35)    $  (0.34)
                                =========    =========    =========    ========


Weighted average
 shares outstanding               22,470       21,113       20,209       18,911

                 STATEMENT OF OPERATIONS DATA               Quarter Ended,
                                                     --------------------------
                                                       June 30,         Mar. 31,
                                                        1997              1997

Net revenue                                          $  9,334          $  9,119
Costs and expenses:
Costs of revenue                                        6,132             5,840
Product development                                     1,266             1,042
Selling, general and
 administration                                         5,329             5,223
Gain from extinguishment
 of debt                                                 --                (267)

                                                     --------          --------
Loss before interest
 income and income taxes                               (3,393)           (2,719)
Interest income (expense),
 net                                                      (64)               31
                                                     --------          --------
Loss before income taxes                               (3,457)           (2,688)
Income tax (benefit)
 expense                                                   61                (6)
                                                     --------          --------
Net loss                                               (3,518)           (2,682)

Preferred stock preferences                              (930)             (976)
                                                     ========          ========
Net loss applicable to
 common shares                                       $ (4,448)         $ (3,658)
                                                     ========          ========

Net loss per common share                            $  (0.18)         $  (0.15)
                                                     ========          ========

Weighted average shares
 outstanding                                           24,964            24,464


                       CERTAIN FORWARD-LOOKING STATEMENTS

         This Prospectus contains or may contain certain forward-looking statements and information as well as estimates and assumptions made by the Company's management. When used in this Prospectus, words such as "anticipate," "believe," "estimate," "expect," "future," "intend," "plan" and similar expressions, as they relate to the Company or the Company's management, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions relating to the Company's operations and results of operations, shifts in market demand, the timing of product releases, economic conditions in foreign countries, competitive products and pricing and other risks and uncertainties including, in addition to any uncertainties specifically identified in the text surrounding such statements, uncertainties with respect to changes or developments in social, economic, business, industry, market, legal and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including the Company's stockholders, customers, suppliers, business partners, competitors, and legislative, regulatory, judicial and other governmental authorities and officials. Should one or more of these risks or uncertainties materialize, or should the underlying estimates or assumptions prove incorrect, actual results or outcomes may vary significantly from those anticipated, believed, estimated, expected, intended or planned.

                                  RISK FACTORS

         An investment in the Company's securities involves a high degree of risk. In evaluating the Company and its business, prospective purchasers of the Shares offered hereby should carefully consider the risk factors set forth below, as well as the other information included in this Prospectus, prior to making an investment.

Lack of Profitability

         The Company has had net losses in each period of its operations, except for one quarter, and it had an accumulated deficit at June 30, 1997 of $119.3 million. Net losses applicable to common shares were $8.1 million for the six months ended June 30, 1997, $21.1 million for the year ended December 31, 1996, and $34.9 million for the year ended December 31, 1995. The losses have resulted primarily from non-recurring charges (including in 1994, a non-recurring charge of $8.8 million for purchased in-process research and development and a write-off of $8.7 million in capitalized software that related to products that were abandoned in favor of 1View, and in 1995, non-recurring net charges of $9.3 million in connection with the IBZ bankruptcy, a company that had been purchased by the Company as a wholly owned subsidiary, and business divestitures) as well as the delay in the commercial release of the Company's 1View product, the lead time to close sales and recognize revenues, increasing sales and marketing efforts and costs associated with product research and development. See "Business."

Continued Adverse Results of Operations Through 1997

         The adverse results of operations that the Company has experienced is expected to continue at least for the remainder of 1997. The Company believes that its existing cash, together with the current proceeds from the convertible notes, a debt offering the Company effected in July 1997 (the "Convertible Notes"), current and future proceeds from the sale of Series K Stock and warrants, and the anticipated cash flows from operations, should provide sufficient resources to fund its activities through the next twelve months. However, there can be no assurance that the Company will be able to satisfy the conditions precedent to the issuance of additional shares of Series K Stock and warrants. Anticipated cash flows from operations are largely dependent upon the Company's ability to achieve its sales and gross profit objectives for its 1View and other products. If the Company is unable to meet these objectives, it will consider alternative sources of liquidity, such as additional offerings of equity securities. Although the Company believes that it can successfully implement its operating plan and, if necessary, raise additional capital, there can be no assurance that implementation of the plan will be successful or that financing, if sought, will be available.

Continued Listing on the Nasdaq National Market

         At June 30, 1997, the Company had not maintained net tangible assets of at least $4 million, which is one of the quantitative maintenance criteria for continued inclusion of the Company's securities on the Nasdaq National Market. To remedy this short fall and offset any adverse impact, the Company issued, during July 1997, 3,300 shares of Series K Stock to the Purchasers and warrants to the Selling Stockholders and received net proceeds of $2.9 million. Pursuant to the terms of the offering, the Purchasers are also required to make additional purchases of Series K Stock and warrants for $3.0 million upon the Company's achievement of certain performance milestones and the satisfaction of certain other conditions and an additional $4.7 million at the Purchasers' option. See "Plan of Distribution" and "Description of Capital Stock." There can be no assurance that the Company will meet these performance milestones or be able to satisfy the other conditions. Although the Company believes that it can maintain the required net tangible assets of at least $4 million through additional issuances of its Series K Stock and warrants or other additional offerings of equity securities, there can be no assurance that the Company will complete such offerings or that, if completed, they will be on terms favorable to the Company or in an amount sufficient to permit the Company to continue to maintain net tangible assets of at least $4 million.

         On August 21, 1997, the Company received a letter from the Nasdaq National Market indicating that the Company may not have sufficient assets to continue its listing on the Nasdaq National Market. The Company has responded to that inquiry and after further correspondence with Nasdaq has requested a hearing before the Nasdaq National Market's Hearing Department to explain its plan for achievement and maintenance of the minimum net tangible assets requirement. The Company was granted that hearing and it is presently scheduled for October 30, 1997.




Inadequate Dividend Coverage

The  annual  dividend   requirements  on  the  Company's   Series  A  Cumulative
Convertible Preferred Stock ("Series A Stock") is $3.2 million (payable quarterly). and Series H Convertible Preferred Stock ("Series H Stock") is 8% per annum payable on conversion or redemption of the Series H Stock either in cash or stock at the sole option of the Company. All quarterly dividends on the Series A Preferred Stock have been paid through April 1997. The Company failed to pay its quarterly dividend on the Series A Stock due in July 1997 of $0.50 per share or $803,000 in the aggregate. Failure to pay any quarterly dividend has resulted in a reduction in the conversion price and failure to pay a total of four quarterly dividends will entitle the holders of the Series A Stock to elect one director. (Because the sole holder of all of the outstanding shares of Series F Convertible Preferred Stock ("Series F Stock") has agreed to sell all of such shares to the Company for a set price, the Company no longer accrues dividends on the outstanding shares of Series F Stock.) By law, dividends may be paid from surplus or net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. There can be no assurance that future surplus or earnings, if any, will be adequate to pay dividends on the preferred stock. See "Description of Capital Stock."

European Operations

         The Company's European operations are conducted through the Company's subsidiary Dorotech, S.A. ("Dorotech") and accounted for approximately 46% of its revenue in 1996. and approximately 43% of the Company's revenue during the first six months of 1997.The Company's business in European markets is subject to the risks customarily associated with overseas operations, including fluctuations in foreign currency exchange rates and controls, tariffs, expropriation, nationalization and other economic, tax and regulatory policies of foreign governments. Since Dorotech conducts virtually all of its business in currencies other than the U.S. dollar, foreign currency fluctuations may affect the Company's asset valuations and net income. The Company has not used financial instruments with off-balance sheet risk in managing foreign currency fluctuation risks. The Company's results will also be affected by any laws affecting its ability to repatriate foreign profits, if any, and by changes in foreign tax laws and tax rates, as well as changes in international tax treaties. There can be no assurance that these and similar factors will not have a negative impact on the Company's operations.

         On December 31, 1996, the Company entered into a purchase agree-ment with CDR Enterprises ("CDRE") for the sale and purchase of Series F Convertible Preferred Stock ("Series F Stock"). Pursuant to the purchase agreement with CDRE, as amended on May 30, 1997, the Company is obligated to repurchase the remaining 792,186 outstanding shares of the Company's Series F Stock (all of which are held by CDRE) by January 31, 1998 for an aggregate cash payment of $6,400,000 plus interest in the amount of $400,000. (Because the sole holder of all of the outstanding shares of Series F Stock has agreed to sell all of such shares to the Company for a set price, the Company no longer accrues dividends on the outstanding shares of Series F Stock.) The Company has granted CDRE a first ranking pledge on all of the outstanding stock of Dorotech and, if the Company fails to make the payments to CDRE when due, CDRE is at liberty to sell all of the Dorotech shares owned by the Company and may withhold all amounts due and payable to CDRE before paying back excess money, if any, to the Company. See "--Guarantee of ATG Lease Payment" and "Description of Securities - Acquisition Preferred Stock." The Company cannot repurchase the outstanding shares of Series F Stock from CDRE unless and until all accrued dividends on the Series A Stock have been paid. See "-- Inadequate Dividend Coverage" and "Description of Capital Stock --Series A Cumulative Convertible Preferred Stock."

        The Company is endeavoring to sell all of the outstanding stock of Doro-tech to a third party. There can be no assurance that the Company will be able to do so by January 31, 1998 or at all or on favorable terms.

Guarantee of ATG Lease Payments

         Prior to the acquisition of Dorotech by the Company, Dorotech's parent (which was merged into Dorotech prior to the acquisition) signed a guarantee of lease payments by an affiliated company, ATG Gigadisc SA ("ATG"), under a sale and leaseback of land and buildings by ATG. At December 31, 1995, the remaining lease payments due by ATG totaled approximately $6.1million, including interest of approximately $1.8 million. On May 31, 1996, ATG filed for bankruptcy protection with the Court of Commerce in Toulouse, France, and officials were appointed by the Court to supervise the operations of ATG. In July 1996, the lessor notified Dorotech that ATG was in default with respect to one lease payment, that, as a result, it was filing a claim with one of the officials for accelerated payment of all remaining amounts due under the lease and that it was requesting from Dorotech the amount due under the guarantee. The Company is not itself a party to the guarantee; however, if Dorotech were to become obligated to fulfill the guarantee, there could be a material adverse effect on the Company's results of operations and financial condition. On December 31, 1996, the Company entered into a purchase agreement with CDRE for the sale and purchase of the Series F Stock. See "--European Operations." The Company understands that CDRE is endeavoring to obtain a release of the lease guarantee. To date, neither the Company nor Dorotech has received a release of the lease guarantee.

         Dorotech believes it has meritorious defenses to, and intends to defend vigorously against, any action that may be brought against it based on the guarantee. There can be no assurance, however, that Dorotech would prevail if such action were brought.

Competition; Rapid Technological Change

         The computer industry, including the information access, imaging and optical disk storage segments, is highly competitive, and is characterized by rapid and continuous technological change, short product cycles, frequent product innovations and new product introductions, evolving industry standards, and changes in customer requirements and preferences. The Company's future profitability will depend, among other things, on wide-scale market acceptance of the Company's products, the Company's ability to demonstrate the potential advantages of its products over other types of similar products and on the Company's ability to develop in a timely fashion enhancements to existing products or new products that are responsive to the demands of the marketplace for information access, imaging and optical disk storage systems. There can be no assurance that the Company will be able to market successfully its current products, develop and market enhancements to existing products or introduce new products. In addition, the Company faces existing competitors that are larger and more established and have substantially greater resources than the Company. Because of the rapid expansion of the information access, imaging and optical disk storage market, the Company will also face competition from new entrants, possibly including the Company's customers, suppliers or resellers. Technological advances by any of the Company's current or future competitors could render obsolete or less competitive the products being offered by the Company. The Company believes that the principal competitive factors affecting the market for information access, imaging and optical disk storage products include effectiveness, scope of product offerings, technical features, ease of use, reliability, customer service and support, name recognition, distribution resources and price. Current and potential competitors have established, or may establish in the future, strategic alliances to increase their ability to compete for the Company's prospective customers. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share. Such competition could have a material adverse effect on the Company's business, financial condition and results of operations.

Risks of Defects and Development Delays

         The Company's development of enhancements to existing products and of new products is subject to the kinds of problems and delays that are routinely encountered in the development of software. For example, the Company may experience schedule overruns in software development triggered by factors such as insufficient staffing or the unavailability of development-related software, hardware or technologies. Further, during the development of new software products, or the enhancement of existing products, the Company's development schedules may be altered as a result of the discovery of software bugs, performance problems or changes to the product specification in response to customer requirements, market developments or Company initiated changes. Changes in product specifications may delay completion of documentation, packaging or testing, which may, in turn, affect the release schedule of the product. In connection with complex software products, the technology market may shift during the development cycle, requiring the Company either to enhance or change a product's specifications to meet a customer's changing needs. Any of these factors may cause a product to enter the market behind schedule, which may adversely affect market acceptance of the product, or place it at a disadvantage to a competitor's product that has already gained market share or market acceptance during the delay. The Company does not believe, however, that it is practicable to quantify the impact that such delays have had or in the future may have on its operating results. There can be no assurance that the Company will not experience difficulties that will interrupt the marketing and distribution of its current products or that the Company will not experience difficulties in the future that could materially delay or prevent the successful development of other products.

Dependence on Key Personnel

         The Company is substantially dependent on the business and technical expertise and business relationships of certain key personnel and on its ability to attract and retain key management and technical employees in the future. Competition for such employees is intense. The loss of current key employees or the Company's inability to attract and retain other employees with necessary business or technical skills in the future would have a material adverse effect on the Company's business.

Dependence on Suppliers

         The Company relies exclusively on outside suppliers for the hardware components of its products such as scanners, printers, computers and optical disk drives and jukeboxes. Most parts and components are currently available from multiple sources at competitive prices. To date, the Company has not experienced significant delays in obtaining parts and components and, although there can be no assurance, the Company does not expect to experience such delays in the future. Lack of availability of certain components could require minor redesign of the Company's products and result in production delays.

Evolving Distribution Channels

         The Company has developed a distribution strategy that involves the development of strategic alliances with resellers, integrators, and international distributors to enable the Company to achieve broad market penetration. The Company's reseller distribution channel is established, and the Company intends to expand that channel. There can be no assurance, however, that the Company will be able to continue to attract distributors and resellers that will be able to market the Company's products effectively and will be qualified to provide timely and cost-effective customer support and service. The Company ships products to distributors and resellers on a purchase-order basis, and its distributors, integrators and resellers may, in some instances, carry competing product lines. Therefore, there can be no assurance that any distributor, integrator, or reseller will continue to represent the Company's products. The inability to recruit, or the loss of, important sales personnel, distributors, integrators or resellers could materially adversely affect the Company's business, financial condition and results of operations in the future.

Long Sales Cycle; Seasonality

         Sales of the Company's products sometimes involve a significant commitment of capital by customers, with the attendant delays frequently associated with large capital expenditures. Prior to such sales, the Company often permits customers to evaluate products being considered for license, generally involving a small license fee. In addition, the type of software that the Company manufactures and sells is of the type that requires businesses to re-engineer their processes, and completion of this may be arduous. For these and other reasons, the sales cycle associated with the Company's products is likely to be lengthy and subject to a number of significant risks over which the Company has little or no control and, as a result, the Company believes that its quarterly results are likely to vary significantly in the future. The Company may be required to ship products shortly after it receives orders and, consequently, order backlog, if any, at the beginning of any period may represent only a small portion of that period's expected revenues. As a result, product revenues in any period will be substantially dependent on orders booked and shipped in that period. The Company plans its production and inventory levels based on internal forecasts of customer demand, which is highly unpredictable and can fluctuate substantially. If revenues fall significantly below anticipated levels, the Company's financial condition and results of operations could be materially and adversely affected. In addition, the Company has experienced significant seasonality in its business, and the Company's financial condition and results of operations may be affected by such trends in the future. Such trends may include higher revenues in the third and fourth quarters of the year and lower revenues in the first and second quarters. The Company believes that revenues may tend to be higher in the third quarter due to the fiscal year end of the U.S. government and higher in the fourth quarter due to year-end budgetary pressures on the Company's commercial customers.

Intellectual Property Rights; Infringement Claims

The Company regards its software as proprietary and relies principally on the protection afforded by trade secret, copyright and trademark laws and by routinely requiring all of its employees, consultants, suppliers and others with access to the Company's proprietary information to enter into non-disclosure agreements that require such persons to maintain the confidentiality of such information. The Company filed two patent applications in 1995, one of which was granted in July 1997, and expects to file several more in the near future covering key components of the 1View suite. Prosecution of these patent applications, and any other patent applications that the Company may subsequently determine to file, may require the expenditure of substantial resources. The issuance of a patent from a patent application may require 24 months or longer. There can be no assurance that the Company's technology will not become obsolete while the Company's applications for patents are pending. There also can be no assurance that any pending or future patent application will be granted, that any future patents will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide meaningful competitive advantages to the Company. Further, the Company has not pursued patent protection outside of the United States for the technology covered by the Company's existing patent and pending patent applications. The Company currently intends to pursue patent protection outside of the United States for the technology covered by such patent applications, although there can be no assurance that any such protection will be granted or, if granted, that it will adequately protect the technology covered thereby. In addition, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by the Company or that its technology will not infringe upon patents, copyrights or other intellectual property rights owned by others.

         Further, the Company may be subject to additional risk as the Company enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of the Company's rights may be ineffective in foreign markets and technology developed by the Company may not be protectable in such foreign jurisdictions in circumstances where protection is ordinarily available in the United States.

         The Company believes that, due to the rapid pace of technological innovation for the Company's imaging and optical storage products, the Company's ability to establish and, if established, maintain a position of technology leadership in the industry is dependent more upon the skills of its development personnel than upon legal protections afforded its existing or future technology.

         As the number of information access, imaging and optical storage products in the industry increases and the functionality of these products further overlap, software developers may become subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products. The Company also may desire or be required to obtain licenses from others in order to develop, produce and market commercially viable products effectively. Failure to obtain those licenses could have a material adverse effect on the Company's ability to market its software products. There can be no assurance that such licenses will be obtainable on commercially reasonable terms, if at all, that the patents (if any) underlying such licenses will be valid and enforceable or that the proprietary nature of the unpatented technology underlying such licenses will remain proprietary.

         Any claims or litigation, with or without merit, could be costly and could result in a diversion of management's attention, which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, there can be no assurance that the Company will have adequate resources to prosecute or defend such claims or litigation, or that the Company's proprietary rights, including patents, if any, will be upheld. Adverse determinations in such claims or litigation could also have a material adverse effect on the Company's business, financial condition and results of operations.

Fluctuations in Financial Performance

         Timing and volume differences in the shipment of the Company's products and the performance of services under contracts can produce significant fluctuations in quarter-to-quarter and year-to-year financial performance. Factors that could affect such timing include, among other things, customer purchasing patterns, new product transitions, delays in new product introductions and shortages of system components. Past financial performance should not be considered to be a reliable indicator of future performance in any particular fiscal period.

Control of the Company

         The executive officers and directors of the Company beneficially own approximately 8% of the Company's outstanding Common Stock, other officers and employees of the Company beneficially own at least another 6% of the outstanding shares and officers and employees may, in the future, acquire substantial additional amounts of Common Stock upon the exercise of stock options which are not currently exercisable. Although there are no arrangements requiring the executive officers and other employees of the Company to vote their Common Stock collectively, those persons may exert considerable influence over the outcome of matters requiring stockholder votes, including the election of directors and proposals to sell, merge or liquidate the Company.

Dividend Policy

         The Company has not paid dividends on its Common Stock since its inception, and it does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The Company may not declare dividends payable to holders of Common Stock unless and until all accrued cash dividends through the most recent past dividend payment date have been paid in full to holders of the Series A Stock, the Company's Series F Stock and the Company's Series H Stock. The Company failed to pay its quarterly dividend on the Series A Stock due in July 1997 of $0.50 per share or $803,000 in the aggregate. In addition, the purchase agreement for the Series K Stock required that the Company not make the quarterly dividend payments to the Series A stockholders. See "--Inadequate Dividend Coverage," "Dividend and Market Price Information," and "Description of Capital Stock -- Common Stock."


Shares Eligible for Future Sale; Effect on Market Price of Common Stock and the Ability of the Company to Raise Additional Capital

         As of September 2, 1997, the Company had outstanding 25,177,743 shares of Common Stock, of which 3,495,003 shares were "restricted securities" as that term is defined under Rule 144 of the Securities Act ("Rule 144), which were not covered by an effective registration statement under the Securities Act or eligible for sale pursuant to Rule 144(k). Of those shares, 1,747,502 were otherwise eligible for sale under Rule 144.

         As of September 2, 1997, the Company had outstanding options and warrants that were exercisable for 9,856,816 shares of Common Stock. The exercise prices of the options and warrants range from $1.00 to $14.88 per share (subject to adjustment pursuant to the anti-dilution provisions of the respective instruments and based upon the closing sale and bid price of the Company's Common Stock on September 8, 1997). The number of shares of Common Stock into which the Company's convertible securities convert could increase significantly depending upon a number of factors, including the market price of the Company's Common Stock at the time of conversion or redemption of the convertible securities and the adoption of certain amendments to the terms of Series A Stock. See "Risk Factors -- Series A Stock; Amendment to Certificate of Incorporation." The options and warrants expire at various time through August 24, 2007. As of September 2, 1997, the Company had outstanding convertible securities (including the Convertible Notes, and the Series A, H and K Preferred Stock) that were convertible into 6,231,990 shares of Common Stock (subject to adjustment pursuant to the anti-dilution provisions of the respective instruments). (The Common Stock issuable on conversion of the Series F Stock has not been included as the holder of the Series F Stock is obligated to sell the Series F Stock to the Company at a set price. See "Description of Capital Stock -- Acquisition Preferred Stock.). The conversion prices of the convertible securities range from $1.49 to $12.61 per share. The shares of convertible securities may convert at various times through July 8, 2001. Those options, warrants and convertible securities that are not subject to registration rights may, upon exercise or conversion, be sold pursuant to Rule 144 or, if applicable, Rule 144(k). In addition, the Company is obligated to issue to the Purchasers and Zanett additional shares of Series K Stock and warrants that would be convertible into or exercisable for 4,427,500 shares of Common Stock in certain circumstances. See "Plan of Distribution" and "Description of Capital Stock -- Series K Convertible Preferred Stock."

         The Company has registration commitments with respect to 6,569,176 shares ("Registrable Shares") of Common Stock in connection with certain options, warrants and convertible securities that the Company has issued (does not include 4,427,500 shares of Common Stock issuable on conversion of Series K Stock and warrants that the Company may be obligated to issue to the Purchasers and Zanett in certain circumstances. See "Description of Capital Stock -- Series K Convertible Preferred Stock."). The Company has filed registration statements with the Securities and Exchange Commission ("SEC") covering in the aggregate 14,994,884 of the Registrable Shares (including the 10,000,000 shares covered by this Registration Statement), which may be offered from time to time by the stockholders named in such registration statements or that may be sold by the Company upon exercise or conversion of certain outstanding warrants, options or convertible securities. In addition, the Company has registered 8,100,000 shares of Common Stock that may be issued pursuant to stock option plans. The Company's obligations generally are to maintain such registration statements for varying periods ranging from nine months to two years at its expense, except for commissions and legal costs incurred by selling stockholders.

         The Company believes that the existence of convertible securities, options and warrants, with conversion or exercise prices less than the prevailing market price of the Common Stock, and the possibility of, as well as actual, sales of shares of Common Stock under Rule 144, pursuant to registration statements and otherwise in all likelihood has had and may continue to have an adverse effect on the market price of the Common Stock and on the Company's ability to raise future equity capital. In addition, if the Selling Stockholders or the others, individually or in the aggregate, were to offer a large amount of Common Stock in the market, the market price of the Common Stock and the Company's ability to raise additional capital could be adversely affected. See "Selling Stockholders" and "Plan of Distribution."

Amendment to Certificate of Designations of Series A Stock

         The Company is in the process of proposing an amendment to the terms of the Certificate of Designations of Series A Stock pursuant to which each outstanding share of Series A Stock would automatically convert into shares of Common Stock at a rate of three shares of Common Stock for every share of Series A Stock currently outstanding, rather than at the current rate of 1.986 shares of Common Stock for every share of Series A Stock outstanding. If this amendment to the terms of the Certificate of Designations is approved by the holders of Common Stock and the holders of Series A Stock at a special meeting of stockholders currently anticipated to be held on November 17, 1997, the Company will issue three shares of Common Stock to the holders Series A Stock effective on the day immediately following the special meeting.


Series A Stock; Amendment to Certificate of Incorporation

         Prior to the Company's issuance in July 1997 of shares of Series K Stock and the Convertible Notes (see "Certain Transactions" for a description of the Convertible Notes), the outstanding shares of Series A Stock were convertible into 1.9826 shares of Common Stock in the aggregate. As a result of anti-dilution provisions to which the shares of Series A Stock are subject, the issuance of shares of Series K Stock and the issuance of the Convertible Notes will entitle the holders of Series A Stock to receive additional shares of Common Stock. See "Description of Capital Stock - Series A Cumulative Convertible Preferred Stock." The number of additional shares of Common Stock to which the holders of Series A Stock would be entitled to receive will depend upon the conversion prices of the Series K Stock and the Convertible Notes. The conversion prices of the Series K Stock and the Convertible Notes are not fixed; they vary based on formulas tied to the market price of the Common Stock at the time of conversion of the Series K Stock and the redemption or conversion of the Convertible Notes and on the date of conversion or redemption. See "Description of Capital Stock - Series K Convertible Preferred Stock Conversion Rights" and "Certain Transactions." Accordingly, because these conversion prices vary, the Company cannot ascertain definitively the number of additional shares of Common Stock that the holders of Series A Stock may receive as a result of the Series A Stock anti-dilution provisions until the shares of Series A Stock are actually converted. The Company is also obligated to issue additional shares of Series K Stock in certain circumstances. See "Plan of Distribution." Nonetheless, the holders of Series A Stock will be entitled to receive a significant number of additional shares Common Stock as a result of such anti-dilution provisions.

         The number of shares of Common Stock that each holder of Series A Stock will receive may be limited, however, as a result of a resolution adopted by the Board of Directors of the Company that provides for amendments to the Certificate of Designations of Series A Stock Cumulative Convertible Stock ("Series A Amendment"). The proposed changes to the Certificate of Designations would (i) amend Section 8(i) to change the rate at which the Company exchanges shares of Common Stock for shares of Series A Stock to three for one and (ii) provide that the dividends on the Series A Stock ceased to accrue on April 30, 1997. If the stockholders approve the Series A Amendment at a special meeting of holders of Common Stock and Series A Stock currently anticipated to be held on November 17, 1997, the anti-dilution provisions of the Series A Stock would no longer be in effect and each share of Series A Stock would automatically convert into three shares of Common Stock as of the close of business on the first business day following the special meeting. In addition, the shares of Series A Stock would no longer be outstanding for any purpose and all rights with respect to such shares would cease, except for the rights of holders of Series A Stock to receive shares of Common Stock upon the exchange. Approval of the Series A Amendment requires the approval of a majority of the voting power of all of the outstanding shares of Common Stock voting separately as a class and a majority of the voting power of all of the outstanding shares of Series A Stock voting separately as a class. There are no assurances that the Series A Amendment will be adopted by the stockholders. If the stockholders do not approve the Series A Amendment, the Company will be required to issue a significant number of shares of Common Stock to the holders of Series A Stock as described in the preceding paragraph.

Certain Anti-takeover Provisions of  Certificate  of  Incorporation and Delaware
         Law

         The Company's Board of Directors has the authority to issue up to 20,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights of those shares, without any further vote or action by the Company's shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock that has already been issued and that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the voting stock of the Company. As of September 2, 1997, the Company had outstanding 1,605,025 shares of Series A Stock, 792,186 shares of Series F Stock, 10 shares of H Stock and 3,300 shares of Series K Stock. The Company may issue additional shares of Series K Stock. See "Plan of Distribution."

         The Company is subject to Section 203 of the Delaware General Corpor-ation Law, which places certain restrictions on the ability of Delaware corporations to engage in business combinations with interested shareholders. See "Description of Capital Stock."

Impact of Offerings and Acquisitions on Net Operating Loss Carryforwards

         As a result of the issuance of the Series A Stock, the issuance of securities in acquisitions and the sale of shares by certain stockholders, the utilization of the Company's net operating loss carryforward of approximately $53 million at December 31, 1996 is subject to the limitations and expiration periods imposed by Section 382 and other provisions of the Internal Revenue Code, thereby increasing the probability that all or a portion may expire before utilization.


                                 USE OF PROCEEDS

         There will be no proceeds to the Company from the sale of the Shares by Zanett and the Purchasers. Any proceeds of sales of Common Stock received by Zanett or the Purchasers will be retained by Zanett or the Purchasers, as the case may be. If all of the warrants issued to the Selling Stockholders were exercised, the Company would receive gross proceeds of approximately $858,813.06. Which proceeds the Company expects to use for general corporate purposes. There can be no assurance that any of such warrants will be exercised.


                      DIVIDEND AND MARKET PRICE INFORMATION

         The Company's Common Stock is quoted on Nasdaq National Market under the symbol IMGX. The following table indicates, for each calendar quarter from January 1, 1995, the high and low sales prices for the Common Stock as reported by Nasdaq.

    PERIOD                                     HIGH       LOW
    1995     -First Quarter                    4 3/4      2 5/8
             -Second Quarter                   5 7/16     3 1/8
             -Third Quarter                    7 3/4      4 7/8
             -Fourth Quarter                   5 1/8      2 13/16

    1996     -First Quarter                    5 7/8      3 3/4
             -Second Quarter                   5 5/8      3 7/16
             -Third Quarter                    5 1/16     3 1/16
             -Fourth Quarter                   4 5/32     2 11/16

    1997     -First Quarter                    3 1/2      2 9/16
             -Second Quarter                   2 29/32    1 11/16
             -Third Quarter                    2 1/32     1 1/4
        (through September 2, 1997)

         On September 2, 1997, the closing sale price for the Common Stock as reported by Nasdaq was 1 1/2. As of that date, the Company had approximately 385 holders of record of its Common Stock, and based on information supplied by certain of such holders of record, the Company estimates that as of such date there were approximately 7,600 beneficial owners of its Common Stock.

         The Company has not paid any cash dividends on its Common Stock since its inception and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company may not declare dividends payable to holders of Common Stock unless and until all accrued cash dividends through the most recent past dividend payment date have been paid in full to holders of the Series A Stock, the Series F Stock and the Series H Stock. The Company failed to pay its quarterly dividend on the Series A Stock due in July 1997 of $0.50 per share or $803,000 in the aggregate. The Company's future earnings, if any, may not be adequate for the payment of dividends on its preferred stocks. In addition, the purchase agreement for the Series K Stock requires that the Company not make its quarterly dividend payments to the Series A stockholders.

         At June 30, 1997, the Company had not maintained net tangible assets of at least $4 million, which is one of the quantitative maintenance criteria for continued inclusion of the Company's securities on the Nasdaq National Market. To remedy this short fall and offset any adverse impact, the Company issued, during July 1997, 3,300 shares of Series K Stock to the Purchasers and warrants to the Selling Stockholders and received net proceeds of $2.9 million. Pursuant to the terms of the offering, the Purchasers are also required to make additional purchases of Series K Stock and warrants for $3.0 million upon the Company's achievement of certain performance milestones and the satisfaction of certain other conditions and an additional $4.7 million at the Purchasers' option. See "Plan of Distribution" and "Description of Capital Stock." There can be no assurance that the Company will meet these performance milestones or be able to satisfy the other conditions. Although the Company believes that it can maintain the required net tangible assets of at least $4 million through additional issuances of its Series K Stock and warrants or other additional offerings of equity securities, there can be no assurance that the Company will complete such offerings or that, if completed, they will be on terms favorable to the Company or in an amount sufficient to permit the Company to continue to maintain net tangible assets of at least $4 million.

                                 CAPITALIZATION

         The following table sets forth, as of June 30, 1997, the capitalization of the Company (including loan capital). The table does not include the issuance of the Series K Stock or the Convertible Notes.


                                                  June 30, 1997 (unaudited)
                                            (in thousands, except share amounts)
Short-Term Debt:
 Bank credit facilities. . . . . . . . . . . .              $213
 Other notes payable. . . . . . . . . . . . ..             1,030
                                                           -----
   Total Short-Term Debt. . . . . . . . . . ..             1,243
Long-Term Debt and Obligations
  Under Capital Leases. . . . . . . . . . . .              5,186
Series F Preferred Stock, 792,186
  shares outstanding . . . . . . . . . . . . .             6,357
Stockholders' Equity:
 Preferred stock, par value $.0001 per share,
  20,000,000 shares authorized;. . . . . . . .
   1,605,125 shares outstanding.
 Common stock, par value $.0001 per share,
  50,000,000 shares authorized; 25,177,743
  shares outstanding . . . . . . . . . . . . .                 3

 Additional paid in capital. . . . . . . . . .           122,709

 Accumulated deficit. . . . . . . . . . . . .           (119,298)
Translation adjustment . . . . . . . . . . . .              (504)
                                                          ------
  Stockholders' Equity. . . . . . . . . . . .              2,910
                                                          ------

  Total Capitalization. . . . . . . . . . . .            $15,696
                                                          ======


                             SELECTED FINANCIAL DATA

         The following selected financial data for the five years ended December 31, 1996 are derived from the audited consolidated financial statements of Network Imaging Corporation. The financial data as of and for the six months ended June 30, 1997 are derived from the unaudited consolidated financial statements of Network Imaging Corporation. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Network Imaging Corporation considers necessary for a fair presentation of the financial position and results of operations for this period. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included in this Prospectus.


STATEMENT OF OPERATIONS DATA                                                       Year ended December 31,
----------------------------                                   --------------------------------------------------------------------
                                                                  1996           1995           1994           1993           1992

Net revenue                                                    $ 39,477       $ 69,151       $ 67,028       $ 34,069       $ 27,961
Costs and expenses:
Costs of revenue                                                 24,374         42,398         48,189         25,094         21,366
Product development                                               6,500          7,058          4,666          1,315            310
Selling, general and administration                              24,956         35,679         36,765         11,886          6,697
Exchange fee and gain on sale of asset, net                         619           --             --             --             --
Purchased in-process research and development                      --             --            8,821         24,550           --
Settlement with stockholders                                       --            1,642           --             --             --
Loss on closure and sale of subsidiaries, net                       921          9,274           --             --             --
Restructuring costs                                                (175)        (1,433)         1,654          1,646           --
Capitalized software write-off                                     --             --            8,743            286

(Loss) before interest income and income taxes                  (17,718)       (25,467)       (41,810)       (30,708)          (412)
Interest income (expense), net                                      309            224            579             77           (106)
                                                               --------       --------       --------       --------       --------
(Loss) before income taxes                                      (17,409)       (25,243)       (41,231)       (30,631)          (518)
Income tax (benefit) expense                                        (68)          (280)        (1,606)           186            (53)
                                                               --------       --------       --------       --------       --------
Net (loss)                                                      (17,341)       (24,963)       (39,625)       (30,817)          (465)

Preferred stock preferences                                      (3,730)        (9,933)        (4,496)          (604)          --
                                                               ========       ========       ========       ========       ========
Net loss applicable to common shares                           $(21,071)      $(34,896)      $(44,121)      $(31,421)      $   (465)
                                                               ========       ========       ========       ========       ========

Net loss per common share                                             $       $  (2.41)             $              $       $  (0.13)
                                                                                                (1.02)         (3.56)         (4.48)
                                                               ========       ========       ========       ========       ========

Weighted average shares outstanding                              20,682         14,502         12,391          7,015          3,486


      STATEMENT OF OPERATIONS DATA                     Six Months Ended June 30,
                                                       -------------------------
                                                            1997          1996

Net revenue                                              $ 18,453      $ 19,671
Costs and expenses:
Costs of revenue                                           11,972        14,082
Product development                                         2,308         3,061
Selling, general and administration                        10,552        13,847
Exchange fee and gain on sale of asset, net                  --             619
Gain from extinguishment of debt                             (267)         --
Restructuring costs                                          --            (175)
(Loss) before interest income and income taxes             (6,112)      (11,763)
Investment and interest income (expense), net                 (33)         (146)
                                                         --------      --------
(Loss) before income taxes                                 (6,145)      (11,617)
Income tax (benefit) expense                                   55           146
                                                         --------      --------
Net (loss)                                                 (6,200)      (11,605)

Preferred stock preferences                                (1,906)       (1,884)
                                                         ========      ========
Net loss applicable to common shares                     $ (8,106)     $(13,489)
                                                         ========      ========

Net loss per common share                                $  (0.33)     $  (0.69)
                                                         ========      ========

Weighted average shares outstanding                        24,715        19,560

BALANCE SHEET DATA                                June 30,                               Year ended December 31,
                                                  -------        -------------------------------------------------------------------
                                                    1997           1996           1995          1994            1993        1992

Cash and cash equivalents                         $ 1,845        $ 7,601        $ 9,359        $ 3,989        $39,764        $ 3,385
Working capital                                     4,546          9,893         13,454         17,513         45,859          3,823
Current assets                                     19,194         24,709         35,718         46,051         59,516         10,230
Intangible assets, net                              5,969          7,050          9,098         19,874         12,855          2,546
Total assets                                       29,439         36,778         49,964         71,871         75,519         13,738
Current liabilities                                14,648         14,816         22,264         28,538         13,657          6,407
Long term liabilities                               5,524            388          2,037          3,568          3,442            287
Redeemable preferred stock                          6,357          9,857         15,478         14,609         15,626           --
Total stockholders equity                         $ 2,910        $11,717        $10,185        $25,156        $42,794        $ 7,044


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainty. The Company's actual results could differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors" as well as those discussed elsewhere in this Prospectus.

Results of Operations for the Years Ended December 31, 1996, 1995 and 1994



         Revenue. Product revenue includes sales of software licenses and computer equipment. Product revenue is recognized upon delivery or, for contracts with significant completion services requiring attainment of customer acceptance, upon customer acceptance. Service revenue includes software maintenance contracts, installation and customization. Service revenue is recognized over the terms of the related contracts as the services are completed or under the percentage of completion method where appropriate.

         Total revenue was $39 million in 1996, $69 million in 1995 and $67 million in 1994. The decrease in total revenue in 1996 over 1995 of $30 million, or 43%, resulted from decreases in product revenues of $29.2 million, or 61%, to $18.3 million, and in service revenue of $500,000, or 2%, to $21.1 million. The increase in total revenue in 1995 over 1994 of $2 million, or 3%, resulted from increases in service revenue of $4.5 million, or 26% to $21.6 million, offset by a decrease in product revenue of $2.4 million, or 5% to $47.5 million.

         During 1994, the Company committed itself to a plan of restructuring that was designed to improve operating results by concentrating the Company's resources on the marketing and continued development of its 1View suite and COLD software products. In connection with its restructuring plan, the Company, during 1995 and 1996, disposed of a number of operating units (the "Divestitures"), which were not considered complimentary to the Company's business. The decrease in product revenue in 1996 of $29.2 million was primarily attributable to the Divestitures, which reduced product revenue by $19.9 million, and a major installation project in 1995 for $9.3 million, which was not duplicated in 1996.

         The decrease in product revenue in 1995 of $2.4 million was primarily attributable to the Divestitures, which reduced product revenue by $10.6 million, offset by an increase of $8.2 million in 1View and comparable Company product revenue. The increase in 1View product revenue was attributable to licenses provided for a major installation project, involving approximately 40 servers and 3,000 clients, in more than 50 districts of a major telecommunications company. This project accounted for approximately 15 percent of the Company's revenues in 1995.

         The decrease in service revenue in 1996 of $500,000 was attributable to the Divestitures, which reduced service revenue by $2.9 million, offset by an increase of $2.4 million in 1View and comparable Company service revenue. The increase in 1View and comparable Company service revenue was attributable to increased staffing and management emphasis on the professional services business. The increase in service revenue in 1995 of $4.5 million was primarily attributable both to Dorotech, the Company's French subsidiary, and to domestic COLD storage maintenance services.

         Profit Margins. Profit margins for product sales improved in 1996 over 1995 as the cost of products sold decreased from 62% to 54% of sales. The increase in product sales margins was due to the continued increased sales of the Company's internally developed products and due to the dispositions in 1995 of the Company's CAD/CAM resellers. Profit margins for product sales improved in 1995 over 1994 as the cost of products sold decreased from 74% to 62%. The significant increase in product sales margins was also due primarily to the increased sales of the Company's internally developed 1View product suite and the dispositions of the Company's WildSoft and Hunt Valley divisions and PE Systems. Microsouth, Tekgraf, IBZ Digital Production and NIC UK subsidiaries during 1995, which primarily occurred in the second and third quarters.

         Profit margins for service sales decreased in 1996 over 1995 as the cost of products sold increased from 61% to 68% of sales. The decrease in service sales margins was primarily attributable to the increased staffing in the professional services business. Profit margins for service sales improved in 1995 as compared to 1994, as the cost of service sales decreased from 67% to 61%. The increase in service sales margins was due primarily to customization and maintenance service sales of the Company's internally developed 1View product suite, an increase in COLD storage maintenance margins and the Divestitures.

         Research and Development. The Company's expenditures on software research and development activities ("R&D") in 1996 were $8.5 million, of which $2.0 million was capitalized and $6.5 million was expensed. The slight increase in capitalization between 1996 and 1995 was due to the development of the Company's next generation mainframe and PC-based COLD products. The Company's expenditures on software R&D activities in 1995 were $8.7 million, of which $1.7 million was capitalized and $7.0 million was expensed. The Company's expenditures on software research and development activities and for the acquisition of software licenses and the software in 1994 were $11.6 million, of which $7.0 million was capitalized and $4.6 million was expensed. The 48% increase in product development expense from $4.6 million in 1994 to $6.8 million in 1995 was primarily attributable to the general release of the Company's 1View product suite in early 1995, whereas in 1994, the R&D efforts for the 1View product suite were still in the development stage. The net decrease in total R&D expenditures from $11.6 million in 1994 to $8.5 million in 1995, or $3.1 million, was primarily attributable to the Divestitures; a reduced focus on the Company's network attachable storage products, which resulted in a $770,000 reduction in R&D expenditures; an increased focus on Dorotech's engineering services, which resulted in a $810,000 reduction in R&D expenditures; a net $200,000 reduction in software license acquisitions; and, increased domestic engineering services for installation and maintenance of the Company's 1View product suite.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses ("SG&A") were $25.0 million, or 63% of revenue, in 1996, $35.7 million, or 52% of revenue, in 1995, $36.8 million, or 55% of revenue, in 1994. The decrease in 1996 compared to 1995 of $10.7 million, or 30% was the result of the Divestitures, which accounted for a $8.7 million decrease in addition to a $2.0 million decrease in SG&A expenses from the Company's continuing 1View, COLD and French operations. The decrease in 1995 compared to 1994 of $900,000, or 2%, is due to the Divestitures, which reduced SG&A expense an aggregate of $5.0 million, offset by increases in sales and marketing efforts of $4.1 million.

         Exchange Fee and Gain on Sale of Asset, Net. During 1996, the Company paid a fee of $650,000 plus $80,000 of expenses in connection with the extension of the redemption date of the Company's Dorotech Acquisition Preferred Stock. See "Descriptions of Capital Stock--Acquisition of Preferred Stock." During 1996, the Company realized a $111,000 gain on the disposition of stock distributed to the Company by its medical insurance provider.

         Purchased In-Process R&D. In connection with the acquisition of DCR ("TREEV"), now a division of the Company, during 1994, the Company incurred a charge totaling $8.8 million relating to the expensing of purchased in-process research and development.

         Settlement with Stockholders. Operating expenses in 1995 include a $1.6 million expense related to settlement of obligations with former stockholders of IBZ and TREEV for $750,000 and $892,000, respectively. The Company entered into an agreement with the former principle stockholder of IBZ whereby, in exchange for an aggregate of $750,000, the former principle shareholder of IBZ relinquished rights to a loan guarantee. During 1995, the Company and four former stockholders of TREEV, entered into agreements to settle a dispute arising from the acquisition of DCR in exchange for extensions of employment agreements and an aggregate of 175,000 additional shares of Common Stock of the Company, valued at approximately $892,000.

         Restructuring Charges and Capitalized Software Write-Offs. At December 31, 1996, the 1994 restructuring plan, whereby excess personnel, duplicate facilities and products to be discontinued were identified, whereby excess personnel, duplicate facilities and products to be discontinued were identified (the "Plan") was complete. Under the Plan, the Company incurred a net change in estimate of $175,000 in 1996.

         During 1995, the Company incurred additional charges under the Plan for items that exceeded its original estimates totaling $297,000. These additional charges were offset by $1.4 million reflecting a decrease in estimated charges for impairment of inventory and maintenance spare parts. During 1995, $322,000 of the 1993 restructuring plan costs were reversed after a release was negotiated from the landlord for vacated property.

         The Company incurred a $2.0 million restructuring charge in 1994 when establishing the Plan. In conjunction with the 1994 restructuring, the Company also expensed capitalized software of $5.3 million, in 1994, which related to products that were abandoned in favor of the 1View suite. During 1994, $300,000 of costs from the 1993 restructuring plan were adjusted due to changes in estimate.

         Investment and Interest Income. Net investment and interest income was $309,000 in 1996, $224,000 in 1995 and $579,000 in 1994. The $85,000 increase in net investment and interest income between 1996 and 1995 was primarily attributable to the interest earned for the cash received and invested from the private placement offerings of Common Stock and Series H, I and J Preferred Stock done during the first three quarters of 1996. The $355,000 decrease in net investment and interest income between 1995 and 1994 was primarily attributable to a decrease in cash, cash equivalents and short-term investment balances during the same period and to increased interest expense from capital leases and the lines of credit.

         Income Taxes. The Company incurred income tax benefits of $68,000, $280,000 and $1.6 million in 1996, 1995 and 1994, respectively. The $68,000 income tax benefit incurred in 1996 was the result of net operating losses generated by Dorotech's operations offset by a decrease in Dorotech's net deferred tax liabilities. The $280,000 income tax benefit incurred in 1995 was primarily the result of a decrease of net deferred tax liabilities resulting from the divestiture of IBZ's European operations and other purchase accounting adjustments. The $1.6 million income tax benefit in 1994 was primarily the result of income tax credits generated by Dorotech's European operations for R&D expenditures and net operating losses generated by Dorotech's and IBZ's European operations.

         Net Loss. The Company's net loss was $17.3 million in 1996, $25.0 million in 1995 and $39.6 million in 1994. The $7.6 million decrease in net loss between 1996 and 1995 was due to the 1995 losses from the Divestitures of $9.3 million, the $1.6 million settlement with stockholders, and the $10.7 million reduction in SG&A expenses in 1996. These reductions in expenses were offset by a $11.7 million reduction in gross margin in 1996, the loss on sale of subsidiary in 1996 of $921,000, and the change in estimate of $1.4 million in restructuring costs in 1995.

         The $14.7 million decrease in net loss between 1995 and 1994 was due primarily to significantly improved margins on product and service sales of $7.8 million, the 1994 expenses incurred for purchased in-process research and development, of $8.8 million, restructuring charges of $1.7 million and capitalized software write-offs, of $8.7 million, offset by the 1995 loss on closure and sales of subsidiaries of $9.3 million, settlement expenses, of $1.6 million, and reversals of restructuring costs, of $1.4 million.



         Excluding the impact of the write-off of purchased in-process R&D and the write-off of capitalized software, the entities divested in 1995 and 1996 contributed a net loss of approximately $1.1 million in 1996, $4.3 million in 1995 and $14.4 million in 1994.

         Net Loss Applicable to Common Shares. Net loss applicable to common shares includes adjustments for dividends, accretion and redemption amounts related to the Company's preferred stock. The net loss applicable to common shares was $21.1 million, or $1.02 per share, in 1996; $34.9 million, or $2.41 per share, in 1995; $44.1 million, or $3.56 per share, in 1994. The decrease in 1995 over 1994 is attributable to the decrease in net loss described above and the reduction in accretion to redemption value of the Company's Series B Convertible Preferred Stock of $417,000 offset by the cost of redemption of Series D Preferred Stock of $5.9 million.

Liquidity and Capital Resources for the Years Ended December 31, 1996 and 1995

         As of December 31, 1996, the Company had $7.6 million in cash and cash equivalents compared to $9.4 million in cash and cash equivalents and $3.0 million in restricted short-term investments, or a total of $12.4 million, at December 31, 1995. Net working capital decreased to $9.9 million at December 31, 1996 from $13.2 million at December 31, 1995; however, the Company's working capital ratio improved from 1.6:1 to 1.7:1.

         At December 31, 1996, the Company had outstanding debt of $2.2 million, $2.1 million of which is due within one year. This compares with debt of $6.6 million at December 31, 1995, $5.4 million of which was due within one year. The decrease in debt of $4.4 million primarily arose from net repayments of maturing obligations. See Note 9 to the Consolidated Financial Statements.

         For 1996, the $1.8 million decrease in cash and cash equivalents resulted from a $11.9 million use of cash from operating activities, $2.6 million used in investing activities and the generation of $12.7 million from financing activities. The $11.9 million use of cash in operating activities arose primarily from the $17.3 million loss from operations offset by $5.8 million in depreciation and amortization charges. The $2.6 million to fund investing activities arose with respect to capitalized software development costs and the purchase of fixed assets. The $12.7 million in cash provided by financing activities arose primarily from the $6.0 million proceeds from the issuance of Common Stock and $10.9 million proceeds from the issuance of Convertible Preferred Stock, Series H, I and J, offset by the $3.2 million payment of Series A Stock dividends and net payments in debt and capital leases of $1.2 million.

         During the first quarter of 1996, the Company repaid its $2.5 million U.S. line of credit, which had a termination date of March 31, 1996. At December 31, 1995, $2.5 million of the $3.1 million restricted short-term investments served as collateral for this line of credit. The Company negotiated a new line of credit during the fourth quarter of 1996, see Note 9 to the Consolidated Financial Statements.

         For 1995, the $5.4 million increase in cash and cash equivalents resulted from a $9 million use of cash from operating activities, the generation of $9.6 million from investing activities, and the generation of $4.7 million from financing activities. The $9 million use of cash in operating activities arose primarily from the $25 million net loss offset by $6.3 million in depreciation and amortization charges and a $9.3 million loss on the sale of subsidiaries. The $9.6 million raised from investing activities arose primarily from the sale of short-term investments offset by capitalized software development costs and purchases of fixed assets. The $4.7 million raised from financing activities arose primarily from the $28.1 proceeds from the issuance of Preferred Stocks, Series D, E and G, and the issuance of Common Stock, offset by the $15.6 million redemption cost for the Series D Preferred Stock, $3.2 million in dividend payments on the Series A Stock, $2.3 million net payments in debt and capital lease financings, and $3.1 million purchase of restricted short-term investments. In 1995, the Company divested seven operating units for which the Company received $1.2 million in cash.

         As a result of stock offerings in 1996, the Company received net proceeds of approximately $16.9 million which included offering costs of approximately $500,000. Under the offerings, the Company issued 1,760,285 shares of Common Stock and 1,100 shares of Series H, I and J Preferred Stock . The net proceeds of the offerings were used for working capital purposes.

         The annual dividend requirements on the Company's preferred stocks are as follows: Series A Stock - $3.2 million (payable quarterly) and Series H Convertible Preferred Stock ("Series H Stock") is 8% payable on conversion or redemption of the Series H Stock, payable either in cash or Common Stock at the option of the Company. (Because the sole holder of all of the outstanding shares of Series F Convertible Preferred Stock ("Series F Stock") has agreed to sell all of such shares to the Company for a set price, the Company no longer accrues dividends on the outstanding shares of Series F Stock.). Dividends on the Company's Series H Preferred Stock is payable in cash or Common Stock.

Results of Operations for the Six Months Ended June 30, 1997 and 1996

         Revenues. Total revenues were $18.5 million and $19.7 million for the six months ended June 30, 1997 and 1996, respectively. The $1.2 million decrease in revenue was the result of decreases in product revenue of $1.0 million, or 28%, and a decrease in service revenue of $194,000, or 6%. The decrease in product revenue was primarily attributable to the disposition in 1996 of Symmetrical Technologies, Inc. ("STI"), which reduced the Company's revenues by $1.5 million. The decrease in service revenue of $194,000 was also primarily the result of the disposition of STI, which contributed $170,000 of the decrease.

         Profit Margins. Profit margins for product sales increased 12% for the first six months of 1997 over the same period in 1996 as cost of products decreased from 62% to 50% of sales. The increase in product sales margins was primarily due to the disposition during 1996 of STI. Profit margins for service sales increased 3% for the six months ended June 30, 1997 as compared to 1996 as the cost of services decreased from 80% to 77% of sales. The increase in service sales margins from 20% to 23% was due to the Company's increasing emphasis on its custom development services.

         Sales and Marketing. Sales and marketing expenses were $7.3 million or 39% of revenue for the six months ended June 30, 1997 compared to $8.3 million, or 42% of revenue in 1996. The decrease of $1.1 million, or 13%, was primarily the result of the Company's disposition of STI during 1996.

         General and Administrative. General & Administrative ("G&A") expenses were $3.3 million, or 18% of revenue, for the six months ended June 30, 1997 compared to $5.5 million, or 28% of revenue, in 1996. The decrease of $2.2 million, or 40%, was primarily the result of the Company's efforts in cost reductions in the Company's continuing operations.

         Product Development. The Company's expenditures on software research and development activities for the six months ended June 30, 1997 were $3.0 million, of which $0.7 million was capitalized and $2.3 million was expensed.
Software  research and  development  expenditures  for the 1996 period were $4.2 million, of which $1.1 million was capitalized and $3.1 million was expensed. The $1.2 million decrease in research and development expenditures is attributable to the Company's 1996 plan to consolidate the various 1View product development groups into a common product development organization operating under a single senior manager. During 1996, the Company consolidated its COLD product development groups from three separate locations to one, and vacated the excess office space. The Company's disposition of STI also resulted in a reduction of $116,000 in research and development expenditures.

         Gain on Extinguishment of Debt. The Company's French subsidiary, Dorotech, realized a $267,000 gain in connection with the partial forgiveness of a grant made by a French government agency.

         Income Taxes. The Company's income tax expense for the six months ended June 30, 1997 of $55,000 resulted from income generated by Dorotech that could not be offset by operating losses or carryforwards available in other jurisdictions. The Company had income tax benefit for the six months ended June 30, 1996 of $12,000, which was primarily the result of taxable losses generated by Dorotech.

         Net Loss. The Company's net loss for the six months ended June 30, 1997 was $6.2 million as compared to a net loss of $11.6 million for the comparable period of 1996. The net loss decrease of $5.4 million for the first six months of 1997 as compared to the same period in 1996 is due primarily to the $2.2 million reduction in G&A expenses, $1.1 million reduction in sales and marketing expenses, $1.1 million reduction in product development expenses, increased profit margins resulting in $890,000 additional gross margin, and the exchange fee incurred in 1996.

         Net Loss Applicable to Common Stock. The net loss applicable to common shares includes adjustments for dividends and accretion amounts related to the Company's Series A and F Preferred stock. The net loss applicable to common shares was $8.1 million, or ($.33) per share, for the six months ended June 30, 1997 as compared to $13.5 million or ($.69) per share, for the comparable period of 1996. The decrease is attributable to the decrease in net loss described above.

Liquidity and Capital Resources for the Six Months Ended June 30, 1997

         As of June 30, 1997, the Company had $1.8 million in cash and cash equivalents, as compared to $7.6 million in cash and cash equivalents at December 31, 1996. Net working capital was $4.5 million at June 30, 1997 and $9.9 million at December 31, 1996.

         During the first six months of 1997, the Company redeemed 1,000,000 shares of Series F Stock for $3,500,000 by using proceeds from its line of credit. In addition, the Company drew the remaining $1,500,000 from its domestic line of credit. See "--Recent Events."

         Pursuant to the purchase agreement with CDRE, as amended on May 30, 1997, the Company is obligated to repurchase the remaining 792,186 outstanding shares of the Company's Series F Stock (all of which are held by CDRE) by January 31, 1998 for an aggregate cash payment of $6,400,000 plus interest in the amount of $400,000. (Because the sole holder of all of the outstanding shares of Series F Stock has agreed to sell all of such shares to the Company for a set price, the Company no longer accrues dividends on the outstanding shares of Series F Stock.) The Company has granted CDRE a first ranking pledge on all of the outstanding stock of Dorotech and, if the Company fails to make the payments to CDRE when due, CDRE is at liberty to sell all of the Dorotech shares owned by the Company and may withhold all amounts due and payable to CDRE before paying back excess money, if any, to the Company. See "Risk Factors -European Operations" and "Description of Capital Stock - Acquisition Preferred Stock." The Company cannot repurchase the outstanding shares of Series F Stock from CDRE unless and until all accrued dividends on the Series A Stock have been paid. The Company failed to pay its quarterly dividend on the Series A Stock due in July 1997 of $0.50 per share or $803,000 in the aggregate. See "Description of Capital Stock --Series A Cumulative Convertible Preferred Stock."

         The Company is endeavoring to sell all of the outstanding stock of Dorotech to a third party. There can be no assurance that the Company will be able to do so by January 31, 1998 or at all or on favorable terms.

         For the six months ended June 30, 1997, the $5.8 million decrease in cash and cash equivalents resulted from the use of $3.3 million in cash to fund operating activities, $1.2 million to fund investing activities and $1.2 million in cash to fund financing activities.

         The $3.3 million in cash used to fund operating activities arose primarily with respect to a net loss in operations. The $1.2 million in cash used to fund investing activities arose with respect to capitalized software development costs and the purchase of fixed assets. The $1.2 million in cash used by financing activities arose primarily from the $1.8 million payment of preferred stock dividends and the principle payments on debt and capital lease obligations offset by proceeds of $5.0 million from borrowing from the line of credit.

         The adverse results of operations that the Company has experienced is expected to continue at least for the remainder of 1997. The Company believes that its existing cash, together with the current proceeds from the convertible notes, a debt offering the Company effected in July 1997 (the "Convertible Notes"), current and future proceeds from the sale of Series K Stock and warrants, and the anticipated cash flows from operations, should provide sufficient resources to fund its activities through the next twelve months and to maintain net tangible assets of at least $4.0 million, which is required for continued inclusion of the Company's securities on Nasdaq National Market. However, there can be no assurance that the Company will be able to satisfy the conditions precedent to the issuance of additional shares of Series K Stock and warrants. Anticipated cash flows from operations are largely dependent upon the Company's ability to achieve its sales and gross profit objectives for its 1View and other products. If the Company is unable to meet these objectives, it will consider alternative sources of liquidity, such as additional offerings of equity securities. Although the Company believes that it can successfully implement its operating plan and, if necessary, raise additional capital, there can be no assurance that implementation of the plan will be successful or that financing, if sought, will be available. See "Risk Factors -- Continued Listing on the Nasdaq National Market."

         The adverse results of operations which the Company experienced in 1996 have been declining and are expected to reverse in the first part of 1998. The Company believes that its existing cash, the proceeds of its private placement with Zanett Securities, and the anticipated cash flows from 1997 and 1998 operations, should provide sufficient resources to fund its activities in 1997 and 1998.

Recent Events

         On December 31, 1996, the Company entered into a restricted $5 million line of credit agreement with Fred E. Kassner ("Loan Agreement") to finance the buy back of the Series F Preferred Stock. The line of credit bears a rate of interest rate at 2% above a commercial lender's fluctuating prime rate. The line of credit was initially secured by a lien against all of the domestic accounts receivable of the Company pursuant to a security agreement with the stockholder ("Security Agreement"). In connection with the line of credit, the Company issued to the stockholder warrants to purchase 100,000 shares of Common Stock at an exercise price of $3.06 per share ("$3.06 Warrants"), and the Company is further obligated to issue to the stockholder warrants to purchase 5,000 shares of Common Stock, exercisable at the market rate upon the date of borrowing under the line of credit, for each $500,000 that the Company borrows under the line of credit. In connection with the $3.06 Warrants, the Company granted the stockholder with one demand and two piggyback registration rights, which will become effective on January 1, 1998.

         On June 8, 1997, the Company and the stockholder entered into an amendment to the Loan Agreement pursuant to which the stockholder permitted the Company to use the proceeds of the loan for general corporate purposes and entered into an amendment to the Security Agreement, which expanded the stockholder's security to cover, including without limitation, (1) all leases, licenses, permits (2) all software products intellectual property now owned or hereafter developed by the Company, (3) all inventory, (4) all accounts, contract rights, chattel paper, instruments, general intangibles, documents and other obligations, (5) all trade or service names, trademarks, service marks, logos and all patents, patent applications, copyrights, licensing agreements and royalty payments, (6) proceeds of the foregoing, and (7) all of the capital stock of Dorotech.

         On July 9, 1997, the Company issued to nominees for Mark Shoom and Charles G. Kucey (collectively referred to as "Noteholders") 8% convertible notes ("Convertible Notes") that are due on July 8, 2002. Pursuant to the terms of the Convertible Notes, the Company was obligated to register the Common Stock issuable in connection with the Convertible Notes by September 12, 1997. The net proceeds of the Convertible Notes ($1.8 million) have been used for working capital and general corporate purposes. The Company also issued warrants to purchase 36,000 shares of Common Stock, in the aggregate, to the Noteholders at an exercise price of $1.875 per share ("Note Warrants"). The Note Warrants expire on July 8, 2000.

         Interest on the Convertible Notes is payable at a rate of 8% per annum, compounded semi-annually. The Company has the option of paying interest in cash or Common Stock at the redemption or conversion price described below.

         The holders of the Convertible Notes have a security interest in accounts receivable, inventory, the intellectual property of the 1View Software and on the stock of the Company's subsidiary, Dorotech. The payment of principal, premium, if any, and interest on the Convertible Notes is subordinated to the senior indebtedness of the Company held by Fred E. Kassner who has granted a line of credit to the Company. As of August 31, 1997, the amount of outstanding indebtedness (including accrued and unpaid interest) owed by the Company to Mr. Kassner under this line of credit was $5.036 million.

         Pursuant to the terms of the Convertible Notes, the Company was obligated to file a registration statement with the SEC by September 12, 1997 to register the Common Stock issuable on conversion of the Notes. This registration statement has been filed with, but has not been declared effective by, the SEC.

         The Convertible Notes are convertible into shares of Common Stock 45 days beginning after issue (August 23, 1997) at a conversion price of $1.875 per share.

         The Convertible Notes may not be redeemed prior to October 30, 1997. On or after October 30, 1997, the holders have the right to redeem the Convertible Notes at face value plus accrued interest on one business days' notice to the Company in cash or shares of Common Stock, at the Company's election. On or after October 30, 1997, the Company has the right to redeem the Convertible Notes at face value plus accrued interest on 30 days' notice to the holders in cash or share of Common Stock, at the holders' election. If shares of Common Stock are used, Common Stock is issued at a rate of 90% of the previous 5 trading days average closing bid price on the Nasdaq National Market.





                                    BUSINESS

         Network Imaging Corporation ("Network Imaging" or the "Company") was incorporated in Delaware in May 1991. The Company provides software products supporting storage, management and distribution. These products provide businesses and government organizations with an automated method of electronically storing, managing and distributing large volumes of structured data (text) and unstructured data (diagrams, documents, photos, voice and full-motion video).

         The Company is a recognized leader in content and storage management for all unstructured information. Its flagship product, the 1View suite, manages the storage, access and distribution of any multimedia (or unstructured) data, such as diagrams, documents, photographs, voice, and full-motion video. 1View is a solution for use in distributed, high transaction, high volume mission critical applications across legacy, client/server and Internet/intranet based environments. The Company is also a software developer for mainframe and PC-based COLD systems and a developer and marketer of storage management software systems. 1View, InfoAccess(TM), Treev+(TM) and the Company logo are trademarks of Network Imaging Corporation.

         United States operations are conducted in Herndon, Virginia (primarily the development, marketing and sales activities of the 1View suite and mainframe COLD products), Minneapolis, Minnesota and Denver, Colorado (PC COLD products). European operations are conducted primarily in Paris, France (hierarchical storage management ("HSM") software and related storage products and engineering services).

         Traditional manual filing, retrieval, and distribution methods are labor intensive, slow, require bulky file storage, allow only one person to use a file at a time and often result in misfiled, damaged or lost items. Large commercial and government organizations must continually process large volumes of documents stored in hard copy paper files where there is a need for more efficient movement of information throughout the enterprise. The information may take the form of documents, database records, graphics, video clips, audio, computer aided design ("CAD") and engineering drawings, and other such "information objects" which are distributed throughout a multi-site enterprise. To address this need for information storage, retrieval, and distribution management, the Company has developed its principal products: the 1View software application suite, a family of COLD products, and the Doro-family of products for HSM applications.

         The Company uses advances in object management software to capture and store "information objects" with more advanced indexing and retrieval features than those available for paper documents or "structured data". The Company's information access, object management, and storage management systems have been designed to support "open systems standards," which permit hardware and software from different vendors to operate together on a network.




1View

         The Company's 1View suite is designed to answer the information access needs of large organizations. 1View's object enabling suite of software tools contains flexible and layered application program interfaces ("APIs"), which allow developers to select the appropriate level of API to suit customer solution requirements, provide a bridge to "legacy" systems previously used, and allow for easy customization of software systems in comparison to standard file structures. 1View is an independent platform and can work on top of any data base in the marketplace.

         The 1View suite consists of the following:


         1View: Object Manager is an API toolkit that provides a unique solution for storing, managing, and distributing any type of multimedia document object in high transaction, high volume, client/server and Internet/intranet environments. It can manage information that originates from a large variety of sources, including scanned documents, computer output, word processor or spreadfile sheets, audio/voice or full motion clips, and photographic images. 1View: Object Manager helps companies seamlessly and efficiently multimedia-enable existing or new database applications while preserving their investments in legacy information systems, hardware equipment and personnel training.

         1View: EDM (Engineering Document Management) is a software product with an application that solves the document management problems unique to engineering organizations. Target customers include manufacturing, utilities, transportation and other engineering-based corporations. It supports a variety of document types including oversized engineering and architectural drawings, project plans, specifications and blueprints - indexing the documents according to end-user criteria.

         1View: Workflow is a software product with an easy-to-implement suite of software tools designed to automate complex business processes in client/server and Web environments. It is a rules-based workflow management system designed to allow successful integration and automation of work process management applications into mainstream business practices associated with any business application. 1View:Workflow provides the ability to graphically represent and control business processes by linking together a variety of people and software elements to automate the flow of documents (objects) throughout an enterprise.

         1View: WebMOM (Web Multimedia Object Manager) is a software product that allows companies to build customer Internet/intranet applications easily and cost-effectively using the 1View:Object Manager as a back-end storage repository. It delivers high performance access from Web browsers due to its caching capabilities, while protecting confidentiality of data by linking to Web security mechanisms. Upon requests from Web users, it locates the object, retrieves it, adds a MIME header to it, and finally transfers it back through the Web server to the Web browser. 1View:WebMOM supports all major Web browsers and servers, such as Netscape Navigator, Netscape Web Server, MS Internet Explorer, and MS Internet Information Server.


         1View: COLD/ES is a report storage and retrieval system that offers high volume, high speed mission critical print data handling. It lets the user maximize the power and extensive resources of the mainframe computer by off-loading report management operations to a cost-effective dedicated server and its associated high efficiency data storage subsystem.

         1View: Unity is a software product that provides a storage and retrieval system for scanned images and other documents. It provides a simple and consistent way to find and view information regardless of its storage location or internal format. In most cases, documents are added to this system using a batch scanning process. 1View:Unity is an end-user application that runs with 1View:Object Manager. 1View:Object Manager handles the physical management of documents as they are being scanned into the system and after they have been stored on storage media while 1View:Unity allows the end-user to organize documents electronically in a structure that is meaningful to the end-user and retrieves information rapidly.

Other Products

         A significant portion of the Company's product emphasis is on packaged software solutions. Computer output to laser disk ("COLD") software is an important component of several of these products. COLD technology is widely accepted as a way to permanently archive and provide for the retrieval of permanent business reports produced by computers (computer output). COLD typically replaces printed paper reports and Computer Output Microfiche (COM or "microfiche") with high capacity optical disks. Once written permanently to this unalterable media, COLD provides for on-line viewing of information such as banking and brokerage statements, utility bills, payroll reports and corporate financial journals and reports. COLD technology provides a more economical way to store the information as well as a faster method to retrieve reports. Optical disk is much less expensive storage medium than microfiche or paper. By putting reports back on-line utilizing an organization's standard terminals, workstations, and networks, productivity is increased as compared to manually handling physical paper and microfiche. The Company is one of the largest commercial providers of COLD technology.

         The TREEV Division of the Company's U.S. operations has developed and markets PC-based COLD systems used in over 2,000 community banks. TREEV also markets imaging products to the community bank marketplace including the UNITY product repackaged as TREEV Voyager II. TREEV Division provides "turn-key" hardware and software solutions, maintenance services for its client systems, consulting, training, and high quality optical supplies.

         The Company's French subsidiary, Dorotech, headquartered in Paris, develops and markets a family of software products designed to manage large volumes of information and provide professional engineering services. Dorotech's software products include DoroStore, DoroFile, Doro-JB, Dorokey, and Dorodoc (the "DoroStore suite"). The DoroStore suite implements advanced data and storage management solutions for enterprises with complex networks and large numbers of servers and workstations. The capabilities of the DoroStore suite include: (1) centralized administration capability to implement uniform data and storage policies throughout a distributed network, (2) advanced backup and restore processes to protect and secure data from disasters, and provide users with a direct link to retrieving their individual files, (3) On-Line Database Backup/Restore (ODBR) to manage the backup and recovery of databases, (4) advanced archiving methods that allow retrieval of files using keywords, phrases, and date ranges, thereby reducing costly processes involving users and administrators searching for specific files, (5) hierarchical storage management for transparently and automatically storing data onto lower cost storage subsystems, providing virtually limitless network capacity, and (6) full security protection for all operations. The DoroStore suite provides a single utility for administering heterogeneous environments in terms of storage space and data protection across networks on any scale, up to and including the very largest networks. The Company is endeavoring to sell all of the outstanding stock of Dorotech to a third party. There can be no assurance that the Company will be able to do so by January 31, 1998 or at all or on favorable terms.

Product Development

         The Company's plan to consolidate the various 1View product development groups into a common product development organization was completed in 1996. The unified team now operates under a single senior manager and is located at the Company's headquarters in Herndon, VA. This consolidation allows the organization to operate under a common shared strategy, which includes both the 1View product suite's technical vision and software development methodology. During 1997, the product development group will focus on completing product release plans that are responsive to the market and support the Company's short term revenue goals.

         The strategic direction for the products is to provide a cohesive suite of 1View products that will deliver innovative, intelligent, multimedia content management solutions to enable the Company's customers and business partners to leverage existing applications and exploit emerging business opportunities across the Internet/intranet. This vision has been accomplished by leveraging the existing 1View suite of products and adapting them to the Web environment as well as to database vendor products such as Sybase's OmniConnect. The Company was an early adopter of the Microsoft's ActiveX technology and will continue to migrate the existing toolkits and API into components that can be used to rapidly build new enterprise wide applications and easily integrated into existing customer applications.

         The Company views the product development organization as one of its key assets and will continue to invest in building the group's infrastructure, refining the group's software development methodology, and implementing the 1View, COLD and storage management products strategy.

Assembly; Sources of Supply

         The Company assembles its products at its facilities in Herndon, Virginia, Denver, Colorado, and Paris, France. The Company relies exclusively on outside suppliers for the hardware components of its products such as scanners, printers, computers and optical disk drives and jukeboxes. Most parts and components are currently available from multiple sources at competitive prices. To date, the Company has not experienced significant delays in obtaining parts and components, and although there can be no assurance, the Company does not expect to experience such delays in the future.

Warranty and Service

         Warranties for hardware sold by the Company are generally provided by the manufacturer. The Company typically provides for its software products warranties for ninety days and service contracts for support and maintenance that usually cover one year periods. The Company recognizes revenue under service contracts ratably over the contract period.

Competition

         Management believes that the Company's 1View product line is the broadest, most innovative solution available for enterprise scaleable content and storage management in the industry today. When companies have a clear need for storing, managing and distributing multimedia objects such as large drawings, photographs, documents, video clips, and audio clips that must: (a) scale to many terabytes, (b) serve thousands of users and (c) work with existing and new applications, application databases or universal database platforms in distributed heterogeneous environments, there is no direct competition from other companies. When only some, but not all, of these requirements must be met, there is competition from companies such as FileNet Corporation, Wang, Recognition International, Eastman Kodak and other vendors in the traditional imaging and document management markets. For smaller scale systems in centralized environments with low performance requirements, the competitive issue becomes price or company size and stability.
         With increasing recognition by companies such as Sybase, Informix, Sun Microsystems, and Microsoft of the unique capability of the Network Imaging product suite, many of those issues have become less important from a competitive perspective.
         There is, however, the potential for competition from the database, application and storage vendors who in some cases are Network Imaging partners.
         The new Universal Server initiatives from Oracle, Informix and IBM all seem to indicate support to store and manage the same multimedia content in markets that Network Imaging serves.
         Scaleability of content storage requirements, complexity of the environment (i.e., distributed content base, multiplatform, multiple application content access), and cost management of the storage resources (hierarchical storage environments) are real and significant issues in this industry. None of the database vendors completely solve these issues and most of them have recognized that and are working with Network Imaging on large scale system proposals. Importantly, Sybase has entered into a reseller agreement to remarket the 1View solution as part of their adaptive server initiative. The Network Imaging partner marketing program is targeted to address these competitive issues and make partners of the apparent competitors.
         In the future, the systems management companies such as Computer Associates and Tivoli are expected to recognize the need for comprehensive content and storage management for multimedia as a part of their overall systems management architecture. Their option to cooperate or compete will depend on how rapidly they want to enter this market. In a market segment (Internet/intranet) poised for explosive growth, Network Imaging has significant time to market advantage over their competitors' software technology.

Backlog Orders

         As of September 2, 1997, the Company's TREEV division had a backlog of orders for $1,000,000, whereas on September 2, 1996, the Company's TREEV division had a backlog of $800,000. The Company expects that it will fill approximately 80% of the current backlog within the current fiscal year.

Marketing and Sales
         The Company sells its products directly, through its own sales force and indirectly, through value added resellers, system integrators, and distributors. The Company maintains sales offices in locations in or near New York, Boston, Washington D.C., Atlanta, Charlotte, Denver, Detroit, Minneapolis, Los Angeles, San Francisco, Dallas, Seattle and in Europe, near Paris, France.
         The Company has active programs to develop marketing partnerships with vendors of complementary product technologies such as companies who market and manufacture database, application development, systems management, and communication and connectivity middleware.
         The Company also focuses on vertical market segments that have proven requirements for the Company's product line. These market segments include Telecommunications and Utilities, Finance Banking and Insurance, Healthcare, Manufacturing, and the Public Sector. The Company has developed vertical business development programs in these segments to identify sales opportunities, create product awareness, and develop contacts for the Company's indirect sales channels.
         The Company advertises in numerous major industries, vertical market and news publications and participates in direct mail campaigns with its partners. The Company markets diverse products to multiple industries. It is not dependent on any one customer or business partner for a major percentage of its business.

Business Dispositions

         During 1994, the Company committed itself to a plan of restructuring that was designed to improve operating results by concentrating the Company's resources on the marketing and continued development of its 1View suite and COLD software products. In connection with its restructuring plan, the Company, during 1995 and 1996, disposed of a number of operating units (the "Divestitures"), which were not considered complimentary to the Company's business.

         As a result of the Divestitures, the Company recorded losses of $921,000 and $9.3 million in 1996 and 1995, respectively. The aggregate consideration received by the Company from the Divestitures was $1.6 million in cash and $4.2 million in notes receivable, of which $320,000 was reserved as uncollectible at December 31, 1996.

         The Company sold the assets and liabilities of its Symmetrical Technologies, Inc. ("STI") subsidiary in September 1996. During 1995, the Company disposed of the following operations: Hunt Valley Division (formerly NSI, Inc.), Network Imaging (UK Holdings) Limited, Microsouth, Inc., Tekgraf, Inc., P E Systems, Inc., WildSoft Division, and IBZ Digital Production AG.

        The Company is endeavoring to sell all of the outstanding stock of Doro-tech to a third party. There can be no assurance that the Company will be able to do so by January 31, 1998 or at all or on favorable terms. See "Risk Factors--European Operations."

License Agreements and Pricing

         The Company's software product revenues consist primarily of fees generated from license of software products. In consideration of the payment of license fees, the Company generally grants nonexclusive, nontransferable, perpetual licenses that are primarily computer site or user specific. License fee arrangements vary depending upon the type of software product being licensed and on the number of users or locations in the case of client/server implementations and on a per CPU basis in the case of mainframe installations. The United States list price for the Company's 1View products ranges from $5,000 for a single product to several million dollars.

         Customers may generally obtain support services and maintenance for an annual fee that is approximately 16% of the then-current annual license fee. The support and maintenance fee is billed monthly or annually and is subject to changes in software license list prices. Resellers of the Company's software products are generally required to collect and remit to the Company 8% of the Company's then-current annual license fees for maintenance and support services. In such cases, the Company only provides a certain level of support to the end-user and general maintenance and support, such as initial calls and queries, are performed by the reseller. The Company also provides pre-installation assistance, systems administration, training and other product-related services, generally on a time and materials basis.

Proprietary Rights and Licenses

         The Company regards its software as proprietary and relies on a combination of trade secret, copyright and trademark laws, license agreements, nondisclosure and other contractual provisions and technical measures to protect its proprietary rights in its products. The Company distributes its software products under reseller agreements and software license agreements that typically grant customers nonexclusive, nontransferable licenses to the Company's products and have perpetual terms unless terminated for breach. Under these license agreements, the Company retains all rights to market its products. Use of the licensed software is usually restricted to the customer's internal operations on designated computers at specified sites unless the customer obtains a site license, which restricts that use of the software to designated users. Use is subject to terms and conditions prohibiting unauthorized reproduction or transfer of the software. The Company also seeks to protect the source code of its software as a trade secret and as an unpublished, copyrighted work. See "Risk Factors--Intellectual Property Rights; Infringement Claims."


Facilities

         The Company's corporate headquarters, including its principal administrative, product development, product management, technical support, and sales and marketing operations, are located in 25,600 square feet of office space in a building in Herndon, Virginia. The Company occupies the space under leases expiring in the year 2000. The Company also leases an aggregate of 55,000 square feet of space in or near Atlanta, Georgia, Charlotte, North Carolina, Chicago, Illinois, Dallas, Texas, Denver, Colorado, Los Angeles, California, Minneapolis, Minnesota, New York New York, San Francisco, California, Seattle, Washington, and Paris France. The Company believes that its existing facilities are suitable and adequate for its present needs and that suitable space will be available as needed to accommodate any expansion of operations.

Employees

         As of September 2, 1997, the Company had 226 full-time employees, including 71 employees primarily engaged in research and development, 51 in technical support and services, 73 in sales and marketing, and 31 in operations, finance and administration.

Legal Proceedings

         From time to time, the Company is involved in litigation relating to claims arising out of its operation in the normal course of business. The Company is not currently a party to any legal proceedings.


                                   MANAGEMENT


Executive Officers and Directors

        The executive officers and directors of the Company, and their respec-tive ages at September 2, 1997 are as follows:


      Name                   Age             Position
      ----                   ---             --------

James J. Leto (2)            53      President, Chief Executive Officer and
                                      Chairman of the Board

Jorge R. Forgues             42      Senior Vice President of Finance and
                                      Administration, Chief Financial Officer

John M. Flowers              47      Senior Vice President of Engineering

Brian H. Hajost              41      Senior Vice President of Marketing

Mark T. Wasilko              43      Senior Vice President of  Business
                                      Alliances

Robert P. Bernardi (2)       46      Director and Secretary

John F. Burton (1)           46      Director

C. Alan Peyser               63      Director

Robert Ripp (1)(2)           56      Director

--------------------


(1)      Member of the Audit Committee.


(2)      Member of the Compensation Committee.


         James J. Leto became President and Chief Executive Officer and a Director of the Company in May 1996 and became Chairman of the Board in June 1997. Mr. Leto served as the Chairman and Chief Executive Officer of PRC Inc., an information technology company ("PRC"), from January 1993 to February 1996, and prior thereto in various capacities as an executive officer of that company. From January 1989 until February 1992, Mr. Leto served as the Vice President and General Manger of AT&T Federal Systems Computer Division, a division of AT&T charged with developing a major system integration and computer presence in the federal marketplace. Mr. Leto first joined AT&T in November 1977. Mr. Leto is a director of Government Technology Systems, Inc.

         Jorge R. Forgues became Chief Financial Officer, Vice President of Finance and Administration and Treasurer of the Company in April 1996. In January 1997, Mr. Forgues was promoted to Senior Vice President. From October 1993 through April 1996, he served as the Vice President of Finance & Administration and Chief Financial Officer of Globalink, Inc., a computer software developer that offers foreign language translation software. From July 1992 to September 1993, Mr. Forgues served as Director of Accounting at Spirit Cruises, Inc., and from June 1987 to June 1992 he served as the Vice President of Finance of Best Programs, Inc., a computer software developer. Mr. Forgues is a director of On-Site Sourcing Incorporated.

         John M. Flowers, Jr. was appointed Senior Vice President of Engineering Services in April 1996. From 1989 to April 1996, he was with PRC, serving in various capacities, including Manager of the Center for Imaging Technology, Chief Architect for Systems Integration Division, Corporate Director of the Imaging Core Competency Program, and Vice President and Chief Scientist for the Information Systems Division.

         Brian H. Hajost joined the Company in March 1996, was appointed Senior Vice President of Integrated Products in April 1996 and was appointed Senior Vice President of Marketing in May 1997. Form 1985 to 1995, Mr. Hajost was with Servantis Systems, Inc. (formerly Stockholder Systems, Inc.) where he served in various capacities including Securities Products Group Regional Manager, Securities Products Group Regional Director Banking Sales, Securities Product Group Vice President Sales Manager, Imaging Technologies Group Vice President Sales and Marketing, and Imaging Technologies Group Senior Vice President Business Unit Manager.

         Mark T. Wasilko joined the Company in September 1995, became Senior Vice President of Marketing for the Company in October 1995 and was appointed Senior Vice President of Business Alliances in May 1997. From January 1994 to
August 1995, Mr. Wasilko was Vice President of Corporate Marketing for Legent Corporation ("Legent"), an independent software vendor. Prior thereto, Mr. Wasilko was Senior Vice President for Corporate Marketing at Computer Associates International, Inc., an independent software vendor, where he had held a variety of sales and marketing positions since 1982.


         Robert P. Bernardi was a co-founder of the Company and has been a Director of the Company (and its predecessor) since its inception. He served as Chairman of the Board of Directors from September 1995 through June 1997. Mr. Bernardi served as President of the Company from inception to February 1995 and as Chief Executive Officer from inception to May 1996. From 1988 to 1990, Mr. Bernardi was an independent consultant in the document imaging and telecommunications fields. From March 1984 to December 1987, Mr. Bernardi was Chairman and Chief Executive Officer of Spectrum Digital Corporation, a publicly held telecommunications equipment manufacturing company ("Spectrum Digital"), with overall management responsibilities including marketing, sales, engineering and finance.


         John F. Burton was appointed to the Board of Directors in September 1995. Mr. Burton became Managing Director of the Updata Group. a mergers and acquisitions investment bank, in March 1997. From October 1996 to February 1997, he served as the President of Burton Technology Partners, a strategic consulting and investment company. Mr. Burton was President and Chief Executive Officer of Nat Systems, Inc., a provider of applications development software from August 1995 to September 1996. From January 1995 to August 1995, Mr. Burton was an independent consultant in the applications software field. From March 1992 to January 1995, Mr. Burton served as Chief Executive Officer, and from 1989 to January 1995 as President, Chief Operating Officer and a Director, of Legent. Mr. Burton is also a Director of Banyan Systems, Inc., MapInfo Corporation and Netrix Corporation. Mr. Burton was a founding member of the Northern Virginia Technology Council.


         C. Alan Peyser became a Director of the Company in May 1996. Mr.Peyser was appointed President and Chief Executive Officer of Cable & Wireless, Inc., in October 1996. From September 1995 to October 1996, Mr. Peyser served as a consultant to Cable & Wireless, Inc. He is also currently President of Country Long Distance Corporation and a member of the Board of Directors of Tridex Corporation and TCI International, Inc. Mr. Peyser previously served as the Chief Executive Officer and President of Cable & Wireless, Inc. from 1980 through September 1995.

         Robert Ripp has served as a Director since October 1994. Mr. Ripp is Corporate Vice President and Chief Financial Officer of AMP, Inc., an electronics manufacturer. Prior to joining AMP in 1994, Mr. Ripp was Vice President and Treasurer of International Business Machines Corporation, where he served in various capacities as a finance executive from 1964 to 1994. He is a member of the board of directors of ACE, Limited.


Director Compensation


         At the Board's quarterly meeting on August 28, 1997, the Board voted and approved a motion to eliminate payment for service to the Board and adopted, subject to shareholder approval, the Directors Stock Option Plan (the "Director Stock Option Plan"). Under the Director Stock Option Plan, each director who is not an executive officer of the Company will receive an option to purchase 30,000 shares of Common Stock vested in 25% each quarter following the date of grant, so that at upon the first anniversary of the stock option grant, the option grant will be fully vested. The option price is equal to 100% of fair market value on the date of the option grant. Messrs. Ripp, Burton, Peyser, and Bernardi were each granted an option for 30,000 shares of the Company's Common Stock under that plan effective July 1, 1997 with an exercise price equal to 100% of fair market value of the Common Stock on June 30, 1997.


         Prior to that meeting, each director of the Company who was not currently employed by the Company, received a fee of $1,000 for each meeting of the Board or committee thereof that he attended in person and $250 for each such meeting in which he participated by telephone. Prior to the creation of the Director Stock Option Plan, Mr. Ripp has been granted options on 21,675 shares of Common Stock at $3.75 per share, 25,000 shares of Common Stock at $6.82 per share, and 25,000 shares of Common Stock at $3.82 per share, each with a term of 10 years and each of which is exercisable on a cumulative basis in four equal installments on each of the first four anniversaries of the applicable date of grant. Mr. Burton has been granted an option on 100,000 shares of Common Stock with an exercise price of $3.38 per share and a term of 10 years. The option vests on May 2, 2002 or, earlier, upon the Company's entering into a strategic partnership agreement with a major software company as a result of the assistance of Mr. Burton. Mr. Peyser has been granted an option on 50,000 shares of Common Stock at $3.69 per share with a term of 10 years and that is exercisable on a cumulative basis in four equal installments on each of the first four anniversaries of its date of grant. The exercise prices of the options granted to directors were set at the fair market value of the Common Stock at the time of grant.


Compensation Committee Interlocks and Insider Participation


         During the year ended December 31, 1996, the Company's Compensation Committee was composed of directors Robert P. Bernardi, the Company's Chief Executive Officer until June 3, 1996 and currently an employee of the Company and Robert Ripp, an outside director. As of September 2, 1997, the Compensation Committee is composed of outside directors Robert P. Bernardi and Robert Ripp and James J. Leto, the Company's President and Chief Executive Officer.


         The Company has entered into consulting agreements with BCG, Inc. ("BCG") (of which Mr. Bernardi is the sole stockholder) that provides for BCG to make the services of Mr. Bernardi available to the Company. The consulting agreement is for an initial term ending January 31, 1999 and continues from year to year thereafter unless terminated by either the Company or Mr. Bernardi. The agreement with BCG currently provides for an annual consulting fee of $225,000, subject to increase upon review by the Board of Directors. The Company has also agreed to employ Mr. Bernardi as Secretary at an annual salary of $5,000. In determining the increases in consulting fees, the Board of Directors intends to consider such factors as the levels of compensation of senior executives of comparable companies, the overall performance of the Company and the contributions of Mr. Bernardi to that performance. Apart from these considerations, no criteria have been established that would limit the size of increases in consulting fees. The agreement provides demand registration rights to Mr. Bernardi with respect to securities of the Company owned by them or that they may acquire upon exercise of options. Each registration right terminates on the first anniversary following termination of the consulting agreement. The consulting agreement provides that Mr. Bernardi will devote his reasonable best efforts to the business of the Company and the furthering of its interests and that he is expected to devote up to 100 hours per month to the Company's affairs as requested by the Company. The Company expects that Mr. Bernardi will perform duties assigned to him by the Board of Directors. The agreement prohibits Mr. Bernardi during the term of the agreement from certain associations with any business that competes with the Company.


The agreement also provide that, if the consultant's services are terminated by the Company for any reason other than cause, death or disability, or if the consultant terminates the agreement for "good reason," the Company will pay in a lump sum 97% of the full amount of the fees and benefits that the consultant would have received, at the average rate in effect during the six month period immediately prior to termination, and of any bonuses that would have been received, at the rate of the bonus for the last full year prior to termination, if the consultant's services had continued for the remaining term of the agreement. The term "good reason" means a failure by the Company to comply with any material provision of the agreement, a change of control of the Company to which the consultant has not given prior written consent or a good faith determination by the consultant that as a result of a change in control he is unable to discharge effectively his duties under the agreement. A change in control is deemed to occur if substantially all the assets of the Company are sold, if the Company is merged or consolidated with, or becomes a subsidiary of another corporation, if any person or group acquires 20% or more of the combined voting power of the Company's outstanding securities and is then the largest holder of such securities or if during any period of two consecutive years individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two thirds of the directors then in office who were directors at the beginning of the period.


Summary Compensation Table


         The Summary Compensation Table below lists the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executives") as of the end of 1996 and their compensation for services in 1996, 1995 and 1994.


                                                                                            Long-Term
                                                                                          Compensation
                                                 Annual Compensation                          Awards
                                ----------------------------------------------------      --------------
                                                                                            Securities
                                                                        Other Annual        Underlying        All Other
 Name and Principal Position    Year      Salary($)       Bonus($)    Compensation($)(1)     Options(#)    Compensation ($)
 ---------------------------    ----      ---------      ---------    -----------------   --------------    ----------------
Robert P. Bernardi(2)........   1996    $   79,306      $   50,000                                   0      $  107,333(3)
  Chairman of the Board         1995       182,306          50,000                         1,148,325(4)
  and Chief Executive Officer   1994       175,000          64,000                           625,000(5)


James J. Leto................   1996      118,974(6)        34,066                             500,000
  President and Chief           1995
  Executive Officer (7)         1994

Russell D. Hale(8)...........   1996      165,000           11,050                                   0
  Senior Vice President,        1995      165,000           43,329                             250,000
  Federal Sales                 1994        28,135(9)                                                0

Mark T. Wasilko..............   1996      150,000           13,125                              50,000
  Senior Vice President,        1995        48,942(10)                                         125,000
  Marketing                     1994

Brian H. Hajost..............   1996      102,000(11)       26,978                             100,000         42,697(11)
  Senior Vice President,        1995
  Integrated Products           1994
--------------------


(1) Perquisites and other personal benefits, securities and property is less than the lesser of $50,000 and 10% of the total annual salary and bonus for each Named Executive in each year shown.

(2)      Mr.  Bernardi  resigned  as  the   Company's  Chief  Executive  Officer
         effective May 29, 1996 and as the Company's Chairman of the Board on June 3, 1997.

(3) Mr. Bernardi became a consultant to the Company upon his resignation as the Company's Chief Executive Officer. $102,083 constitutes the consulting fees paid to Mr. Bernardi in 1996 and $5,250 constitutes the automobile allowance for Mr. Bernardi.

(4) The figures shown treat as newly issued in 1995 the replacement options that were exchanged for the options surrendered by Mr. Bernardi pursuant to the Company's 1995 Option Repricing Program. Mr. Bernardi received replacement options on 938,325 shares in exchange for surrendering options on the 1,125,000 shares shown as having been granted in 1993 and 1994. The Company's 1995 Option Repricing Program allowed holders of out-of-the-money options to surrender them to the Company and receive in exchange therefor replacement options exercisable for fewer shares as determined by a formula intended to achieve approximate economic equivalence between the surrendered options and the replacement options and having an exercise price of $3.75, the same vesting schedule as the surrendered options and a term of ten years commencing on the original grant date of the surrendered option.


(5)      Terminated pursuant to the Company's 1995 Option Repricing Program.


(6)      Mr. Leto joined the Company as its Chief Executive Officer in May 1996.


(7)      Mr. Leto became Chairman of the Board of the Company on June 3, 1997.


(8)      Mr. Hale resigned as an officer of the Company effective April 1, 1997.


(9)      Mr. Hale joined the Company as an officer in October 1994.


(10)     Mr. Wasilko joined the Company as an officer in September 1995.


(11)     Mr. Hajost joined the Company as an officer in March 1996.


(12) The amount shown constitutes temporary housing benefits and moving expenses paid for Mr. Hajost in 1996.


Option Grants in Last Fiscal Year


         No stock options were granted to Messrs. Bernardi or Hale during 1996. The following table sets forth certain information concerning the grant of options to the other Named Executives in 1996. The Company has not granted any stock appreciation rights ("SARs").

                                   Individual Grants
                       ---------------------------------------------                         Potential Realizable
                                        Percent of                                             Value at Assumed
                       Number of           Total                                             Annual Rates of Stock
                       Securities         Options                                             Price Appreciation
                       Underlying       Granted to          Exercise                            for Option Term
                       Options         Employees in         or Base       Expiration       ------------------------
Name                   Granted(#)      Fiscal Year        Price($/Sh)         Date           5%                10%
----                   ----------     --------------      -----------      ---------    -----------       ------------
James J. Leto........   500,000(1)            34%            $4.22          5/28/06     $ 1,327,000        $ 3,363,000
Mark T. Wasilko.....     50,000(1)             3%            $3.82          4/10/06     $   120,120        $   305,000
Brian H. Hajost......    50,000(1)             3%            $3.82          4/15/06     $   120,120        $   305,000
                         50,000(1)             3%            $3.13          9/22/06     $    98,500        $   249,500

--------------------

(1) Each of the indicated options was granted pursuant to the Company's Employee Incentive Stock Option Plan and vests four years from the date of grant, or, for the options held by Mr. Leto, upon the acquisition of the Company.


Aggregated Option Exercises in Last Year and Year End Option Values

         The following table summarizes the value realized upon exercise of outstanding stock options and the value of the outstanding options held by the Chief Executive Officer and the other Named Executives.


                                                            Number of Securities
                                                           Underlying Unexercised             Value of Unexercised
                                                              Options at Fiscal               In-the-Money Options
                                                                 Year-End(#)                at Fiscal-Year-end($)(1)
                          Shares                       ------------------------------    ----------------------------
                       Acquired on        Value
        Name           Exercise(#)     Realized($)     Exercisable      Unexercisable    Exercisable    Unexercisable
        ----           -----------     -----------     -----------      -------------    -----------    -------------

Robert P. Bernardi..        0               0             680,582           667,743        $230,000              $0
James J. Leto.......        0               0                   0                 0         500,000               0
Russell M. Hale.....        0               0             125,000           125,000               0               0
Mark T. Wasilko.....        0               0              43,750           131,250               0               0
Brian H. Hajost.....        0               0                   0           100,000               0               0

--------------------


(1)      Computed by multiplying the number of options by the difference between
         (i) the per share market value of the Common Stock on December 31, 1996 and (ii) the exercise price per share.


OWNERSHIP OF NETWORK IMAGING CORPORATION STOCK


         The following table sets forth certain information, as of September 2, 1997, with respect to the beneficial ownership of shares of Common Stock by (i) each stockholder known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each Named Executive; and (iv) all executive officers and directors as a group. Except as indicated in the footnotes to the table, persons named in the table have sole voting and investment power with respect to all shares of Common Stock that they respectively own beneficially.


         The address of each person who is an executive officer or director of the Company is 500 Huntmar Park Drive, Herndon, Virginia 20170.




                                                                              Number of Shares          Percent of
                 Name and Address of Beneficial Owner                      Beneficially Owned (1)          Class
                 ------------------------------------                      ----------------------          -----

Fred E. Kassner(2).................................................                2,085,597                8.3
Robert P. Bernardi(3)..............................................                1,745,825                7.0
James J. Leto(4)...................................................                  126,267                0.5
Robert M. Sterling, Jr.(5).........................................                1,926,825                7.7
Mark T. Wasilko(6).................................................                   43,750                0.2
John F. Burton.....................................................                        0                 *
C. Alan Peyser(7)..................................................                   21,500                 *
Robert Ripp(8).....................................................                   22,088                 *
Russell D. Hale(9).................................................                  125,000                0.5
Brian H. Hajost(10)................................................                   14,504                 *
Directors and executive officers as a group (9) persons                            2,147,775                8.5
--------------------


      Less than 1% of the outstanding Common Stock.


 (1) Under applicable rules of the Securities and Exchange Commission (the "SEC"), a person is deemed to be the beneficial owner of share of Common Stock if, among other things, he or she directly or indirectly has or shares voting power or investment power with respect to such shares. A person is also considered to beneficially own shares of Common Stock that he or she does not actually own but has the right to acquire presently or within the next sixty (60) days, by exercise of stock options or otherwise.


(2) The address of Mr. Kassner is 69 Spring Street, Ramsey, New Jersey 07446. Of the total shares shown, Mr. Kassner has shared voting and dispositive power with respect to 1,207,857 shares, including 80,000 shares underlying a warrant, held by Liberty Travel, Inc. of which Mr. Kassner is an officer, director, and stockholder. Of the shares reported as being held directly by Mr. Kassner, 154,000 are issuable upon the exercise of a warrant.


(3)    Includes 1,348,325 shares issuable upon exercise of options.


(4)    Includes 110,000 shares issuable upon exercise of options.


(5) Includes 1,348,325 shares issuable upon exercise of options and 96,000 shares issuable upon exercise of Redeemable Common Stock Purchase Warrants.


(6)    All shares are issuable upon exercise of options.


(7)    Includes 12,500 shares issuable upon exercise of options.


(8)    Includes 17,088 shares issuable upon exercise of options.


(9)    All shares are issuable upon exercise of options.


(10)   Includes 12,500 shares issuable upon exercise of options.


                              CERTAIN TRANSACTIONS


         The Company has entered into consulting agreements with BCG, Inc. ("BCG") (of which Mr. Bernardi is the sole stockholder) and with Sterling
Capital Group, Inc. ("Sterling Capital") (of which Mr. Sterling is the sole stockholder) that provide for BCG and Sterling Capital to make the services of Messrs. Bernardi and Sterling available to the Company. Each of the consulting agreements is for an initial term ending January 31, 1999 and continues from year to year thereafter unless terminated by either the Company or either of Messrs. Bernardi or Sterling. Each of the agreements with BCG and Sterling Capital currently provides for an annual consulting fee of $225,000, subject to increase upon review by the Board of Directors. The Company has also agreed to employ Mr. Bernardi as Secretary and Mr. Sterling as Assistant Secretary of the Company at an annual salary of $5,000. In determining the increases in consulting fees, the Board of Directors intends to consider such factors as the levels of compensation of senior executives of comparable companies, the overall performance of the Company and the respective contributions of Messrs. Bernardi and Sterling to that performance. Apart from these considerations, no criteria have been established that would limit the size of increases in consulting fees. The agreements provide demand registration rights to Messrs. Bernardi and Sterling with respect to securities of the Company owned by them or that they may acquire upon exercise of options. Each registration right terminates on the first anniversary following termination of the consulting agreement. The consulting agreements provide that Messrs. Bernardi and Sterling will devote their reasonable best efforts to the business of the Company and the furthering of its interests and that each of them is expected to devote up to 100 hours per month to the Company's affairs as requested by the Company. The Company expects that Mr. Bernardi will perform duties assigned to him by the Board of Directors and that Mr. Sterling will identify and pursue on behalf of the Company business development projects, including acquisitions and, as needed, financings, perform other duties as requested by the Board and be available to consult with the executive officers on matters affecting the Company. Each of the respective agreements prohibits Messrs. Bernardi and Sterling during the term of the agreement from certain associations with any business that competes with the Company.


         The agreements also provide that, if the consultant's services are terminated by the Company for any reason other than cause, death or disability, or if the consultant terminates the agreement for "good reason," the Company will pay in a lump sum 97% of the full amount of the fees and benefits that the consultant would have received, at the average rate in effect during the six month period immediately prior to termination, and of any bonuses that would have been received, at the rate of the bonus for the last full year prior to termination, if the consultant's services had continued for the remaining term of the agreement. The term "good reason" means a failure by the Company to comply with any material provision of the agreement, a change of control of the Company to which the consultant has not given prior written consent or a good faith determination by the consultant that as a result of a change in control he is unable to discharge effectively his duties under the agreement. A change in control is deemed to occur if substantially all the assets of the Company are sold, if the Company is merged or consolidated with, or becomes a subsidiary of another corporation, if any person or group acquires 20% or more of the combined voting power of the Company's outstanding securities and is then the largest holder of such securities or if during any period of two consecutive years individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two thirds of the directors then in office who were directors at the beginning of the period.

                              PLAN OF DISTRIBUTION

         The Shares are being offered on behalf of the Selling Stockholders, and, except for the exercise price of the Investor Warrants and the Agent Warrants, the Company will not receive any proceeds from this offering. The Shares may be sold or distributed from time to time by the Selling Stockholders, or by pledgees, donees or tranferees of, or other successors in interest to, the Selling Stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The distribution of the Shares may be effected in one or more of the following methods: (1) ordinary brokers' transactions, which may include long or short sales; (2) transactions involving cross or block trades or otherwise on the Nasdaq National Market; (3) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus; (4) "at the market" to or through market makers or into an existing market for the Common Stock; (5) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (6) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise), or (7) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the Shares, which Shares may be resold thereafter pursuant to this Prospectus.

         Brokers, dealers, underwriters or agents participating in the distribution of the Shares as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended ("Securities Act"), and any commissions they receive and proceeds of any sale of Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor any Selling Stockholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares.

         The Company will pay substantially all of the expenses incident to the registration, offering and sale of the Shares to the public other than commissions or discounts of underwriters, broker-dealers or agents and the expenses of counsel to the Selling Stockholders. Such expenses are estimated to be $50,000. The Company has also agreed to indemnify certain of the Selling Stockholders and certain related persons against certain liabilities, including liabilities under the Securities Act.

                              SELLING STOCKHOLDERS

         The following table sets for the names of the Selling Stockholders, the number of shares Common Stock beneficially owned by each Selling Stockholder as of September 2, 1997 and the number of Shares that may be offered for sale pursuant to this offering by each such Selling Stockholder. None of the Selling Stockholders has held any position, office or other material relationship with the Company or any of its affiliates within the past three years other than as a result of his or its ownership of shares of Common Stock. The Shares may be offered from time to time by the Selling Stockholders named below. However, such Selling Stockholders are number under no obligation to sell all or any portion of such Shares, nor are the Selling Stockholders obligated to sell any such Shares immediately pursuant to this registration statement. Because the Selling Stockholders may sell all or part of their Shares, no estimate can be given as to the number of shares of Common Stock that will be held by any Selling Stockholder upon termination of any offering made hereby.

         Pursuant to Rule 416 of the Securities Act, Selling Stockholders may also offer and sell shares of Common Stock issued with respect to the Series K Stock, the Investor Warrants and the Agent Warrants (whether owned as of the date of this Prospectus or hereafter acquired) as a result of anti-dilution provisions (including by reason of changes in the conversion price of the Series K Stock in accordance with the terms thereof).

                                                       Common Stock Beneficially
                         Shares of Common               Owned After Offering(1)
                        Stock Beneficially             -------------------------
Name of Selling            Owned Prior    Common Stock              Percent of
Stockholder                to Offering   Offered Hereby    Number   Outstanding
-----------------       -------------------------------------------------------

Capital Ventures
International (2)          4,320,000(4)   4,320,000           0             0

Zanett
Lombardier, Ltd.(2)        5,280,000(4)   5,280,000           0             0

The Zanett Securities
Corporation (3)              310,000        310,000           0             0


(1)  Assumes the sale of all Shares.

(2) Pursuant to the Securities Purchase Agreement dated as of July 28, 1997 ("Securities Purchase Agreement") among the Company, Capital Ventures International ("Capital Ventures") and Zanett Lombardier, Ltd. ("Zanett Lombardier") (collectively, the "Purchasers"), the Company issued 3,300 units ("Units") consisting of (1) one share of Series K Stock and (2) warrants to purchase 75 shares of Common Stock at an exercise price of $2.40 per share ("Investor Warrants"). Accordingly, on July 28, 1997, the Company issued 3,300 shares of Series K Stock and Investor Warrants to purchase 247,500 shares of Common Stock to the Purchasers. The Investor Warrants expire on July 27, 2002. Provided that the Company achieves certain milestone objectives, the investors will purchase an additional 3,000 Units on the same basis as described herein.

(3) As a result of the issuance of 3,300 Units, the Company issued to The Zanett Securities Corporation ("Zanett"), for its services as placement agent, warrants to purchase 162,462 shares of Common Stock at an exercise price of $1.625 per share ("Agent Warrants"). The Investor Warrants expire on July 27, 2002. Under the Placement Agency Agreement dated July 2, 1997 between the Company and Zanett, the Company is obligated to issue additional Agent Warrants to Zanett to purchase such number of shares of Common Stock as is equal to 8% of the quotient obtained by dividing the aggregate purchase price of the shares of Series K Stock and Investor Warrants issued to the Purchasers at such additional closings divided by the initial exercise price of the Agent Warrants ($1.625 per share). If certain milestones are achieved by the Company, and the investors enter into the sale of an additional 3,000 Units, The Zannet Securities Corporation will receive an additional 147,538 warrants under the conditions described herein.

(4)  Represents  the pro rata  allocation  between  Capital  Ventures and Zanett
     Lombardier of 10,000,000 shares of Common Stock that the Company is registering hereunder pursuant to the registration rights agreement attached as Exhibit 10.29 hereto. The actual number of shares of Common Stock issuable upon conversion of the Series K Stock will equal the number of shares of Common Stock determined by dividing the initial purchase price of $1,000 by the "Conversion Price," which is the lesser of (a) the Fixed Conversion Price (which initially is $2.00) and (b) the lowest closing sale price for the Common Stock on any single trading day during the ten trading days immediately preceding the conversion multiplied by the "Conversion Percentage." The "Conversion Percentage" is (a) 105% prior to the 61st day following July 28, 1997 (the "First Closing Date"), (b) 96% for the period between the 61st and the 90th day following the First Closing Date, (c) 85% for the period between the 91st and the 180th day following the First Closing Date, and (d) 81% for the period after the 180th day following the First Closing Date. In the event the Company's Common Stock is no longer designated for quotation on the Nasdaq National Market ("Nasdaq") and is designated for quotation on the Nasdaq Small Cap Market, the Conversion Percentage for each of the periods set forth above is permanently reduced by 2%. The Conversion Price is also adjusted in certain other circumstances. See "Description of Capital Stock - Series K Convertible Preferred Stock.

     Except under certain limited circumstances, no holder of the Series K Stock is entitled to convert or exercise such securities to the extent that the shares to be received by such holder upon such conversion or exercise would cause such holder to beneficially own more than 4.9% of the shares of Common Stock. Therefore, the number of shares set forth herein and which the Purchasers may sell pursuant to this Prospectus may exceed the number of shares of Common Stock that each such Purchaser would otherwise beneficially own as determined pursuant to Section 13(d) of the Exchange Act. Moreover, the Certificate of Designation of Series K Stock provides that in no event shall the total number of shares of Common Stock issued upon conversion of the Series K Stock exceed the maximum number of shares of Common Stock that the Company may issue pursuant to Rule 4460(i) of the Nasdaq or any successor rule ("Cap Amount"). The Cap Amount is allocated pro rata among the holders of Series K Stock. The Company is seeking approval from the holders of Common Stock to issue shares of Common Stock in connection with the Series K Stock in excess of the amounts permitted by Nasdaq Rule 4460(i)(1)(D). See "Description of Capital Stock - Series K Convertible Preferred Stock.


                          DESCRIPTION OF CAPITAL STOCK

         The following statements with respect to the Company's securities are subject to, and qualified in their entirety by reference to, the detailed provisions of the Company's Certificate of Incorporation and Bylaws and the resolutions adopted by the Board of Directors of the Company ("Board") establishing the rights, preferences, privileges and restrictions relating to Series A Stock, the Series F Stock, the Series H Stock and the Series K Stock as filed under Delaware law (the "Certificates of Designations").

Authorized Stock

         The Company is authorized to issue up to 50,000,000 shares of Common Stock, $.0001 par value, of which 25,177,743 shares were outstanding at September 2, 1997, and 20,000,000 shares of preferred stock, $.0001 par value (the "Preferred Stock"), of which 1,605,025 shares of Series A Stock, 792,186 shares of Series F Stock, 10 shares of Series H Stock, and 3,300 shares of Series K Stock were outstanding on that date.

Common Stock

         All holders of Common Stock are entitled to one vote per share on any matter coming before the stockholders for a vote, unless the matter is one upon which by express provision of law a different vote is required. The Common Stock does not have cumulative voting rights, which means, in effect, that holders of more than 50% of the shares can generally elect all the directors.

         Each holder of Common Stock is entitled to receive ratably such dividends on the Common Stock as may be declared by the Board out of funds legally available therefor and, in the event of the liquidation, dissolution or winding up of the Company, is entitled to share ratably in all assets of the Company remaining after payment of liabilities and payment of amounts due to holders of capital stock senior to the Common Stock. The Board may not declare dividends payable to holders of Common Stock unless and until all accrued cash dividends through the most recent past dividend payment date have been paid in full to holders of the Series A, F and H Stocks. Holders of Common Stock have no conversion, preemptive or other rights to subscribe for additional shares, and there are no redemption rights or sinking fund provisions with respect to the Common Stock. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

         The Company has never paid any dividends on the Common Stock and does not anticipate paying any such dividends in the foreseeable future.

Preferred Stock

         The Certificate of Incorporation authorizes the Board to establish and designate the classes, series, voting powers, designations, preferences and relative, participating, optional or other rights, and such qualifications, limitations and restrictions of the Preferred Stock as the Board, in its sole discretion, may determine without further vote or action by the stockholders.

         The rights, preferences, privileges, and restrictions or qualifications of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or could adversely affect the rights and powers, including voting rights, of holders of Common Stock.

         The existence of the Preferred Stock, and the power of the Board to set its terms and issue a series of Preferred Stock at any time without stockholder approval, could have certain anti-takeover effects. These effects include that of making the Company a less attractive target for a "hostile" takeover bid or rendering more difficult or discouraging the making of a merger proposal, assumption of control through the acquisition of a large block of Common Stock or removal of incumbent management, even if such actions could be beneficial to the stockholders of the Company.

Series A Cumulative Convertible Preferred Stock

         The issuance of up to 1,750,000 shares of Series A Stock has been authorized and 1,605,025 shares are outstanding. The Series A Stock has a liquidation preference of $25.00 per share plus all accrued and unpaid dividends.

         The Series A Stock is convertible into Common stock at any time prior to redemption or exchange. As of September 2, 1997, the Series A Stock is convertible at the rate of 1.9826 shares of Common Stock for each share of Series A Stock (an effective conversion price of $12.61 per share). The conversion rate and conversion price are adjustable in certain circumstances, which are described in the Series A Certificate. Some of those circumstances are described below.

         The Series A Stock, upon 30 days written notice after December 7, 1996, is redeemable by the Company at $25.00 per share, plus accumulated and unpaid dividends, and exchangeable by the Company for Common Stock having a current market price of $25.00 per share, provided in each case that the closing sale price of the Common Stock for at least 20 consecutive trading days ending not more than 10 trading days prior to the date notice of the call for redemption or notice of exchange is given is at least $18.00 per share, or after December 7, 1997, at the cash redemption prices (ranging from $26.75 to $25.00) set forth in the Certificate of Designations, plus accumulated and unpaid dividends. The Company may not redeem by exchange unless all accumulated and unpaid dividends have been paid or funds for payment have been set aside.

         If the Company sells or issues Common Stock or rights, options, warrants or convertible securities ("Rights") containing the right to subscribe for or purchase Common Stock and the sale or issue price of the Common Stock is less than the lower of the current conversion price or current market price ("Current Price"), the conversion price is adjusted such that the number of shares of Common Stock receivable upon conversion of the Series A Stock shall be the number determined by multiplying (1) the number of shares of Common Stock receivable upon conversion of the Series A Stock immediately prior to such issuance and (2) a fraction (not to be less than one) with a numerator equal to the product of the number of shares of Common Stock outstanding after giving effect to such issuance (assuming that such Rights had been fully exercised or converted) and the Current Price and a denominator equal to the sum of (a) the product of the number of shares of Common Stock outstanding immediately before such issuance and the Current Price and (b) the aggregate consideration received or deemed received by the Company for the shares of Common Stock to be sold or purchased upon exercise of the Rights.

         Cumulative dividends on the Series A Stock at the rate of $2.00 per share per annum are payable quarterly, out of funds legally available therefor, on January 31, April 30, July 31 and October 31 of each year, commencing January 31, 1994. Failure to pay any quarterly dividend will result in a reduction of $.50 per share in the conversion price. If the Company fails to pay dividends on the Series A Stock for four quarterly dividend payment periods, holders of Series A Stock voting separately as a class will be entitled to elect one director; such voting rights will be terminated as of the next annual meeting of stockholders following payment of all accrued dividends. In addition, the Company may not pay dividends on, or redeem, junior securities unless all accrued and unpaid dividends on the Series A Stock have been paid. The Company failed to pay the quarterly dividend on July 31, 1997.

         The affirmative vote of a majority of the outstanding shares of Series A Stock voting as a single class is necessary to authorize any class of senior or parity securities unless, at that time the Company has the right to redeem the Series A Stock and such redemption occurs before the senior or parity securities are issued.

         The Series A Stock is senior to the Series F, H and K Stocks. The Company is not subject to any mandatory redemption or sinking fund provision with respect to Series A Stock. The holders of the Series A Stock are not entitled to preemptive rights to subscribe for or to purchase any shares or securities of any class which may at any time be issued, sold or offered for sale by the Company. Shares of Series A Stock redeemed or otherwise reacquired by the Company shall be retired by the Company and shall be unavailable for subsequent issuance as Series A Stock.

Acquisition Preferred Stock

         In connection with the acquisition of Dorotech, the Company issued 2,092,186 shares of Series B Convertible Preferred Stock ("Series B Stock") to a corporate stockholder of Dorotech. The Series B Stock was entitled to the same cash dividends as were paid on the Common Stock, if any, was convertible into Common Stock commencing six months after it was issued on a share basis (subject to anti-dilution adjustments), had a liquidation value of $9.00 per share, and had no voting rights, except those required by law. Four series of Series B Stock were authorized, and all had substantially the same terms. Each of the first three series provided that if it had not been transferred by the original holder to an unaffiliated third party prior to the time it became convertible at the end of a six-month period following its issuance, it would have been automatically exchanged for the next series, unless the holder elected otherwise by prior written notice to the Company. The fourth series provided that immediately prior to the time it became convertible, it would have been redeemed by the Company for $9.00 per share, unless the holder had transferred the shares to an unaffiliated third party or elected not to redeem by prior written notice to the Company. Any shares of any of the Series B Stock transferred by the original holder to an unaffiliated third party would thereafter have been redeemable by the Company for Common Stock at the conversion rate in effect at the time of redemption. The Series B Stock was junior to the Series A Stock.

         The original holder converted 300,000 shares of the Series B Stock into Common Stock in April 1994. In July 1994, the Company entered into an agreement with the holder and an affiliate of the holder, which was a prospective transferee of the Series B Stock and the Common Stock, in which the holder and the affiliate agreed, among other things, to extend the cash redemption date for the Preferred Stock from October 1, 1995 to October 1, 1996. In order to accomplish the extension, the Company agreed to offer to exchange a Series C Stock for the Series B Stock and the holder of the Series B Stock and its affiliate agreed to accept the exchange. The provisions of the Series C Stock and the Series B Stock (collectively, the "Acquisition Preferred Stock") were the same in all material respects except for the cash redemption date.

         In March 1996, the Company and the holder of the Acquisition Preferred Stock exchanged the Acquisition Preferred Stock for 1,792,186 shares of Series F Stock and in connection therewith all authorized shares of the Acquisition Preferred Stock were returned to the status of authorized preferred stock of the Company of no designated class or series. The Series F Stock is junior to the Series A Stock and senior to the Series H and K Stocks. In connection with the exchange of the Acquisition Preferred Stock for the Series F Stock, the Company paid the holder a fee of $650,000 plus expenses and agreed to obtain the consent of the holder prior to issuing any unsecured long-term debt. The Company also agreed to extend the holder's registration rights to June 30, 1999, assist the holder with a private placement of the Series F Stock or the Common Stock into which it is convertible, and extend observer rights to the holder with respect to regular meetings of the Board.

         The Series F Stock has no voting rights, except that the affirmative vote of a majority of the outstanding shares of Series F Stock voting as a single class is necessary with respect to the amendment of its terms, the issuance of senior and parity securities, the redemption of parity and junior securities and other matters required by law.

         The Series F Stock is convertible into Common Stock six months after it is issued on a share for share basis (subject to antidilution adjustments). Four series of Series F Stock have been authorized, and all have substantially the same terms. Each of the first three series provides that, at the end of the six month period following its issuance, it will be automatically exchanged for the next series, unless the holder elects otherwise by prior written notice to the Company. The fourth series provides that it will be redeemed by the Company on January 2, 1998 for $9 per share plus accrued and unpaid dividends (the "Redemption Price"), unless the holder elects not to redeem by prior written notice to the Company.

Beginning October 1, 1996, the Series F Stock is entitled to receive dividends in an amount equal to the greater of 10% per annum or the annual rate of any dividend paid on the Company's Common Stock. Dividends accrue daily and be payable on the last day of June, September, December and March commencing on December 31, 1996. Because the sole holder of all of the outstanding shares of Series F Stock has agreed to sell all of such shares to the Company for a set price, the Company no longer accrues dividends on the outstanding shares of Series F Stock.
See "Risk Factors -- European Operations."

         In the event of a change in control of the Company, the Series F Stock becomes convertible at the rate described above and the then holder of the Series F Stock may elect to redeem at the Redemption Price; provided, however, that, if the acquiror has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended ("1934 Act"), and has outstanding voting stock held by non-affiliates with an aggregate market value of at least $100 million and if the Company agrees to pay the holder in cash the excess, if any, of the Redemption Price over the transaction consideration, the holder will not be entitled to redemption and will be deemed to have elected to convert the Series F Stock. A change in control is deemed to occur if substantially all the assets of the Company are sold, if the Company is merged or consolidated with another corporation, if any person acquires 50% or more of the Company's outstanding voting securities or if during any period of two consecutive years individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least a majority of the directors who were directors at the beginning of the period or whose election was previously so approved. For purposes of conversion, a change in control is deemed to occur when the Company enters into an agreement to merge, consolidate or sell substantially all its assets or when a tender offer is commenced for 50% or more of the outstanding voting securities of the Company.


         The then holders of the Series F Stock may also redeem some or all of the Series F Stock if the Company is in arrears with respect to two quarterly dividend payments or defaults in its agreements relating to Board observer status, the issuance of long-term debt or the extension of voting rights to the holders of Series F Stock.

         On December 31, 1996, the Company and the holder entered into a purchase agreement whereby the Company agreed to repurchase all of the outstanding shares of Series F Stock. See "Risk Factors--European Operations." That agreement provided for certain payment terms, and in the event that payment is not made in accordance with those terms, and the default is not cured within five business days, the holder has the right to realize on its first ranking pledge on all of the outstanding stock of Dorotech. If the Company has not effected a sale of Dorotech by January 31, 1998, and the Company is in default to the holder, the holder is at liberty to sell all of the Dorotech shares owned by the Company and withhold all amounts due and payable to the holder before paying back excess money, if any, to the Company.

Series H Convertible Preferred Stock

         The issuance of up to 300 shares of Series H Stock was authorized. Currently, 10 shares of Series H Stock are outstanding. The Series H Stock has a per share liquidation preference, subject to the liquidation preferences of the Series A Stock and the Series F Stock, of an amount per share equal to the sum of $10,000 plus 12% per annum simple interest thereon for the period since the date of issuance. Each share is convertible at the option of the holder into the number of shares of Common Stock determined by dividing an amount equal to the initial purchase price of $10,000 by $3.50. Commencing on December 27, 1996, the Company may redeem the shares at the initial purchase price, if the holder does not exercise his conversion rights, and the holder may submit the shares for redemption at that price, in which case the Company may elect to pay the cash redemption price or issue a number of shares of Common Stock equal to that price, with the value of the Common Stock being determined by its average closing bid price for the five trading days immediately preceding the notice of redemption (the "Average Bid Price").

         The Series H Stock has a dividend rate of 8% per annum, which is payable at the time of conversion or redemption in cash or shares of Common Stock, as elected by the Company, with the value of the Common Stock being determined by the Average Bid Price. The Company is not subject to any mandatory redemption or sinking fund provision with respect to the Series H Stock.

         The Series H Stock has no voting rights, except the affirmative vote of a majority of the outstanding shares of Series H Stock voting as a separate class is necessary with respect to the amendments of the Corporation's Certificate of Incorporation that adversely affects the powers, preferences or special rights of the Series H Stock.

          Shares of Series H Stock redeemed or otherwise reacquired by the Company shall be retired by the Company and shall be unavailable for subsequent issuance as Series H Stock.

Series K Convertible Preferred Stock

         On July 28, 1997, the Company issued 3,300 units ("Units") consisting of (1) one share of Series K Stock and (2) warrants to purchase 75 shares of Common Stock at an exercise price of $2.40 per share ("Investor Warrants"). Accordingly, on July 28, 1997, the Company issued 3,300 shares of Series K Stock and Investor Warrants to purchase 247,500 shares of Common Stock. As a result of the issuance of 3,300 Units, the Company issued to The Zanett Securities Corporation ("Zanett"), for its services as placement agent, warrants to purchase 162,462 shares of Common Stock at an exercise price of $1.625 per share ("Agent Warrants"). The Investor Warrants and the Agent Warrants expire on July 27, 2002. The terms of the Series K Stock, the Investor Warrants and the Agent Warrants were determined by the Board.

         Pursuant to the terms of the Securities Purchase Agreement dated as of July 28, 1997 ("Securities Purchase Agreement") among the Company and the purchasers of the Units ("Purchasers"), the Purchasers are required to purchase 3,000 additional Units if the Company achieves certain performance milestones and satisfies certain other conditions and the Purchasers have the option to purchase an additional 4,700 Units by February 15, 1998, at two and possibly three additional closings. Under the Placement Agency Agreement dated July 2, 1997 between the Company and Zanett, the Company is obligated to issue additional Agent Warrants to Zanett to purchase such number of shares of Common Stock as is equal to 8% of the quotient obtained by dividing the aggregate purchase price of the shares of Series K Stock and Investor Warrants issued to the Purchasers at such additional closings divided by the initial exercise price of the Agent Warrants ($1.625 per share).

         The net proceeds of the 3,300 Units ($2.9 million) have been, and the net proceeds of any additional issuance of Units will be, used for working capital and general corporate purposes.

         Under the Registration Rights Agreement dated as of July 28, 1997 among the Company, the Purchasers and Zanett ("Registration Rights Agreement"), the Company has granted each Purchaser and Zanett registration rights, whereby the Company is obligated to file a registration statement with the SEC as soon as practicable after each closing, but in no event later than the 60th day following each such closing, registering at least 135% of the shares of Common Stock issuable on conversion of, and as dividends on, the Series K Stock and on exercise of the Investor Warrants and the Agent Warrants. This registration statement has been filed with, but has not been declared effective by, the SEC. Until such time as such registration statements are declared effective by the SEC, the holders of the Series K Stock ("Holders") and the holders the Investor Warrants and the Agent Warrants may not transfer such securities or the Common Stock issuable in connection therewith unless they comply with an exemption from such registration requirements.

         Conversion Rights. Each share of Series K Stock is convertible at the option of the Holder into the number of shares of Common Stock determined by dividing the initial purchase price of $1,000 by the "Conversion Price," which is the lesser of (a) the Fixed Conversion Price (which initially is $2.00) and
(b) the lowest closing sale price for the Common Stock on any single trading day during the ten trading days immediately preceding the conversion multiplied by the "Conversion Percentage." The "Conversion Percentage" is (a) 105% prior to the 61st day following July 28, 1997 (the "First Closing Date"), (b) 96% for the period between the 61st and the 90th day following the First Closing Date, (c) 85% for the period between the 91st and the 180th day following the First Closing Date, and (d) 81% for the period after the 180th day following the First Closing Date. In the event the Company's Common Stock is no longer designated for quotation on the Nasdaq National Market ("Nasdaq") and is designated for quotation on the Nasdaq Small Cap Market, the Conversion Percentage for each of the periods set forth above is permanently reduced by 2%.

         If (1) a registration statement described above is not declared effective by the SEC by the 150th day following the date it was required to be filed under the Registration Rights Agreement ("Registration Deadline"), (2) after the registration statement is declared effective by the SEC, sales of the shares of Common Stock registered thereunder cannot be made or (3) the Common Stock is not listed or included for quotation on Nasdaq, the Nasdaq Small Cap Market, the New York Stock Exchange ("NYSE") or the American Stock Exchange ("AMEX"), then each of the Conversion Percentages are permanently reduced. The Conversion Percentages are permanently reduced by an amount equal to the product of (i) 2% and (ii) the sum of (a) the number of months (prorated for partial months) after the Registration Deadline and prior to the date the registration statement is declared effective by the SEC and (b) the number of months (prorated for partial months) that sales cannot be made pursuant to an effective registration statement or the Common Stock is not listed or included for quotation on Nasdaq, the Nasdaq Small Cap Market, the NYSE or the AMEX. There are certain exceptions to this provision set forth in the Registration Rights Agreement. In addition, the aggregate reductions to each of the Conversion Percentages for failure to have the Common Stock listed on Nasdaq, the Nasdaq Small Cap Market, the NYSE or AMEX cannot exceed 10%.

         The Conversion Price is adjusted if there is a stock split, stock dividend, combination, reclassification or similar event with respect to the Common Stock, if certain distributions with respect to shares of Common Stock are made, if certain purchase rights are distributed and in the event of certain mergers, certain consolidations, sale or transfer of all or substantially all of the Company's assets and certain share exchanges.

         If a Holder tenders his or her shares of Series K Stock for conversion and does not receive certificates for all of the shares of Common Stock to which such Holder is entitled (except in certain specified circumstances), then the Fixed Conversion Price is thereafter reduced to the lesser of (1) the then Fixed Conversion Price (prior to the adjustment required by this sentence) and (2) the lowest Conversion Price in effect during the period beginning on the conversion date and ending on the date the shares of Common Stock are delivered to the Holder. If the Company states that it will not deliver freely tradeable shares of Common Stock on conversion of the Series K Stock (other than in circumstances permitted by the Registration Rights Agreement), then the Conversion Price is thereafter reduced to the lowest Conversion Price in effect at any time during the period beginning on the date of the default occurs and ending on the date such default is cured. In addition, certain conversion default payments accrue under Article VI of the Series K Certificate.

         Subject to the provisions regarding the Cap Amount and provided that all shares of Common Stock issuable on conversion of all outstanding shares of Series K Stock are authorized and reserved for issuance, registered for resale under the Securities Act of 1933, as amended, and are eligible to be traded on the Nasdaq, the NYSE or the AMEX, each share of Series K Stock outstanding on the fourth anniversary of the First Closing Date is automatically converted into Common Stock.

         The Series K Stock has a liquidation preference of $1,000 per share plus the accrued "Premium." The Premium is 7% multiplied $1,000 multiplied by a fraction (1) the numerator is the number of days a share of Series K Stock is outstanding and (2) the denominator of which is 365. The Premium is payable at the time of conversion or redemption in cash or shares of Common Stock.

         The Series K Certificate provides that in no event shall the total number of shares of Common Stock issued upon conversion of the Series K Stock exceed the maximum number of shares of Common Stock that the Company may issue pursuant to Rule 4460(i) of the Nasdaq or any successor rule ("Cap Amount"). The Cap Amount is allocated pro rata among the Holders. The Company is seeking approval from the holders of Common Stock to issue shares of Common Stock in connection with the Series K Stock and the Warrants in excess of the amounts permitted by Nasdaq Rule 4460(i)(1)(D).

         The exercise price of the Investor Warrants and the Agent Warrants (collectively, "Warrants") is adjusted in the event the Company issues, grants or sells any warrants, rights or options (whether or not immediately exercisable) to purchase Common Stock or securities that are convertible into or exchangeable for Common Stock at a price per share that is not based on a percentage of the market price of the Common Stock ("Fixed Price") or that may be converted into or exchanged for Common Stock at a Fixed Price that is less than the then exercise price of such Warrants. In such event, the exercise price of the Warrants is reduced to such Fixed Price and the number of shares issuable on exercise of the Warrants is adjusted so that it equals the number of shares issuable under the Warrants immediately prior to the adjustment multiplied by the per share exercise price prior to the adjustment divided by the exercise price after the adjustment.

         In the event of stock split, stock dividend, recapitalization, reorganization, reclassification or other subdivision of the Common Stock, the exercise price of the Warrants and the number of shares of Common Stock issuable on exercise of the Warrants are proportionately adjusted. The exercise price of the Warrants and the number of shares issuable on exercise are also adjusted in the event of certain mergers and consolidations, in the event of any sale or conveyance of all or substantially all of the Company's assets, in the event of certain distributions of its assets and in the event the Company distributes certain purchase rights.


         Dividends. The Series K Stock does not bear dividends and there is no provision for a sinking fund; accordingly, there are no provisions in the Series K Certificate restricting repurchase or redemption of the Series K Stock while there is a dividend or sinking fund arrearage. However, the Premium accrues as noted above.

         Ranking. Shares of Series K Stock rank prior to the Common Stock and any class or series of capital stock created after the creation of the Series K Stock (unless consent of the Holders is obtained as described below under "Voting Rights") and ranks pari passu with any class or series created after the creation of the Series K Stock that specifically states that it ranks pari passu with the Series K Stock and where the Holders have approved the issuance of such securities as described below under "Voting Rights." The Series K Stock ranks junior to the Series A Stock, Series F-1, F-2, F-3 and F-4 Stock and Series H Stock.

         Voting Rights. The Series K Stock generally has no voting rights except as otherwise provided by the Delaware General Corporation Law. However, the approval of the holders of a majority of the then outstanding shares of Series K Stock is required to: (1) alter or change the rights, preferences or privileges of the Series K Stock, (2) alter or change the rights, preferences or privileges of any capital stock of the Company so as to adversely affect the Series K Stock, (3) create any new class or series of capital stock ranking prior to or pari passu with the Series K Stock, (4) increase the authorized number of shares of Series K Stock, (5) issue any shares of Series K Stock other than pursuant to the Securities Purchase Agreement, (6) issue any additional shares of any securities ranking senior to the Series K Stock or (7) redeem, or declare or pay a cash dividend or distribution on, any securities junior to the Series K Stock.

         In the event the Holders approve a change described in clause (1) above, a dissenting Holder has the right for a period of 30 days to convert its shares of Series K Stock pursuant to the terms of the Series K Certificate as they existed prior to the change.

         Except in the event of a required conversion at maturity, no Holder is entitled to receive shares of Common Stock on conversion of its Series K Stock to the extent that the sum of (1) the shares of Common Stock owned by such Holder and its affiliates and (2) the shares of Common Stock issuable on conversion of the Series K Stock would result in beneficial ownership by such Holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock. Beneficial ownership for this purpose is determined in accordance with
Section 13(d) of the 1934 Act. This restriction cannot be amended or deleted unless the holders of a majority of the Common Stock and each Holder approves such amendment or deletion.

         Redemption Rights. In the event the unissued portion of any Holder's Cap Amount is less than 135% of the number of shares of Common Stock then issuable upon conversion of such Holder's Series K Stock and the Company fails to eliminate the prohibitions that have resulted in the existence of the Cap Amount within 90 days, then each Holder may (1) require (with the consent of the holders of 50% of the outstanding shares of Series K Stock) the Company to terminate the listing of the Common Stock on Nasdaq and to cause the Common Stock to be eligible for trading on the Nasdaq Small Cap Market or on the over-the-counter electronic bulletin board, at the option of the requesting Holder, or (2) require the Company to issue Common Stock at a Conversion Price equal to the average of the closing prices of the Common Stock on the five prior trading days. In addition, the Holder has the right to require the Company to redeem for cash at an amount equal to the "Redemption Amount" a portion of the Holder's Series K Stock such that, after giving effect to such purchase, the then unissued portion of the Holder's Cap Amount exceeds 135% of the total number of shares of Common Stock then issuable on conversion of its Series K Stock. The Redemption Amount per share of Series K Stock equals (1) $1,000 plus the accrued Premium plus all conversion default payments required under the Series K Certificate, multiplied by (2) the highest closing price of the Common Stock during the period beginning on the date of the redemption notice and ending on the date of redemption, divided by (3) the Conversion Price in effect on the date of the redemption notice.

         A Holder also has the right to require the Company to redeem its Series K Stock at the Redemption Amount (1) if the Company fails to issue shares of Common Stock on conversion of the Series K Stock other than in certain specified circumstances, (2) if the Common Stock is suspended from trading on any of, or is not listed on at least one of, the NYSE, the AMEX, the Nasdaq or the Nasdaq Small Cap Market for an aggregate of ten trading days in any nine month period,
(3) the registration statement required to be filed under the Registration Rights Agreement is not declared effective by the SEC by January 31, 1998 or cannot be utilized by the Holders for an aggregate of more than 30 days after June 30, 1998, (4) the Company fails to remove any restrictive legend on shares of Common Stock issued on conversion of the Series K Stock when required by the Securities Purchase Agreement or Registration Rights Agreement, (5) the Company states that it will not issue shares of Common Stock to Holders in accordance with the terms of the Series K Certificate (other than in circumstances where other remedies are provided in the Series K Certificate), or (6) the Company shall (a) sell all or substantially all of its assets, (b) merger or consolidate with another entity, or (c) have 50% or more of the voting power of its capital stock owned beneficially by any one person or group within the meaning of
Section 13(d) of the 1934 Act.

         In the event the Company fails to pay any Holder its Redemption Amount, then (1) the Holder is entitled to interest on such amount at the rate of 24% per annum until such Holder's Series K Stock is redeemed and (2) such Holder has the right to require the Company to convert the Redemption Amount plus accrued interest into shares of Common Stock at the lowest Conversion Price in effect during the period beginning on the date the Holder submitted its redemption notice and ending on the date of conversion.

         The Company has the right to redeem all (but not less than all) of the outstanding Series K Stock (other than shares that are subject to a notice of conversion) at any time when it is not in material violation of its obligations under the Series K Certificate, the Securities Purchase Agreement or the Registration Rights Agreement at the "Optional Redemption Amount." The Company can only exercise this right once. The Optional Redemption Amount per share of Series K Stock is the greater of (1) the sum of the face amount, the accrued
Premium and all conversion default payments accrued through the date of redemption and (2) (a) the sum of $1,000, the accrued Premium and all conversion default payments required under the Series K Certificate, multiplied by (b) the volume weighted average sales price of the Common Stock on the trading day immediately preceeding the optional redemption notice, divided by (c) the Conversion Price in effect on the date of the optional redemption notice. In the event the Company fails to pay any Holder its Optional Redemption Amount, then
(1) the Holder is entitled to interest on such amount at the rate of 24% per annum until the later of the date such Holder's Series K Stock was to be redeemed or until the Company notifies the Holder that it will not redeem such Holder's Series K Stock and (2) such Holder has the right to require the Company to convert such Holder's Series K Stock into shares of Common Stock at the lowest Conversion Price in effect during the period beginning on the date the Company elected to redeem such shares and ending on the 20th trading date following the date such Series K Stock was to be redeemed.

Limitation of Liability

         Pursuant to the Company's Certificate of Incorporation and under Delaware law, directors of the Company are not liable for monetary damages for breach of their fiduciary duty as directors except (i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a willful or negligent declaration of an unlawful dividend, stock purchase or redemption or (iv) for transactions from which the director derived an improper personal benefit.

Transfer Agent and Registrar

         The Transfer Agent and Registrar for the Common Stock and Series A Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.


Anti-takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law

         The following provisions of the Company's Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors -Certain Anti-takeover Provisions of Certificate of Incorporation and Delaware law."

         Preferred Stock. The Company's Certificate of Incorporation authorizes 20,000,000 shares of Preferred Stock with a par value of $0.0001. The Board of Directors is authorized to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. In the event of a proposed merger, tender offer or other attempt to gain control of the Company of which management does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that could impede the completion of such a transaction. See "Risk Factors - Certain Anti-takeover Provisions of Certificate of Incorporation and Delaware Law."

         Delaware Anti-Takeover Statute. The Company is subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested shareholder for a period of three years following the date that such shareholder became an interested shareholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; (2) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (3) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder.

         Section 203 defines business combination when used in reference to a corporation and any interested shareholder to include: (i) any merger or consolidation of the corporation with the interested shareholder or with any other corporation if the merger or consolidation is caused by the interested shareholder and, as a result of the transaction, Section 203(a) does not apply to the surviving corporation; (ii) any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the interested shareholder of 10% or more of the assets of the corporation; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation owned by the interested shareholder; or (v) any receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested shareholder as any entity or person beneficially owns, or within three years did own, 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

                             INDEPENDENT ACCOUNTANTS

         The Board, upon the recommendation of the Audit Committee, appointed Ernst & Young LLP, independent accountants, as auditors of the Company to examine and report to stockholders on the consolidated financial statements of the Company and it subsidiaries for the year ended on December 31, 1996 and for the year ending December 31, 1997. Ernst & Young LLP currently serves as the Company's independent accountants.

         The Company engaged Ernst & Young LLP on July 10, 1996 as independent accountants to examine the consolidated financial statements of the Company for the year ended December 31, 1996. Ernst & Young LLP replaced Price Waterhouse LLP. The Company's decision to retain Ernst & Young LLP as the Company's principal independent accountants and discontinue the engagement of Price Waterhouse LLP was ratified, confirmed and approved by the Company's Audit Committee at a meeting held on August 1, 1996.

         The Company dismissed Price Waterhouse LLP as its independent accountants on July 10, 1996. The reports of Price Waterhouse LLP on financial statements for the fiscal years ended December 31, 1995 and 1994 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the fiscal years ended December 31, 1995 and 1994, and through July 10, 1996, there were no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Price Waterhouse LLP would have caused them to make reference thereto in their report on the financial statements for such years.

         During the fiscal years ended December 31, 1995 and 1994 and through July 10, 1996, Price Waterhouse LLP communicated certain internal control matters to the Company that meet the definition of reportable events (as defined in Regulation S-K Item 304(a)(1)(iv)). For the fiscal year ended December 31, 1994, such reportable events involved recommendations that the Company should ensure compliance with its revenue recognition policies and should further ensure that significant and/or unusual accounting and reporting issues are addressed and documented on a timely basis. Price Waterhouse LLP has read the above and is in agreement with the statements contained therein.

                                  LEGAL MATTERS

         The legality of shares of Common Stock offered hereby will be passed upon for the Company by Kirkpatrick & Lockhart LLP, Washington, D.C.

                                     EXPERTS

         The consolidated financial statements of Network Imaging Corporation at December 31, 1996 and for the year then ended, appearing in the Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given the authority of such firm as experts in accounting and auditing.


         The consolidated financial statements of Network Imaging Corporation at December 31, 1995 and for each of the two years in the period ended December 31, 1995 have been audited by Price Waterhouse LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Further information with respect to the Company and the Common Stock offered hereby is included or incorporated by reference in the Registration Statement and exhibits.

         Network Imaging is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference rooms of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of such materials can be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, copies of such materials are available for inspection and reproduction at the public reference facilities of the SEC at its New York regional office, 7 World Trade Center, New York, New York 10048 and at its Chicago regional office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The SEC also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The Company's Common Stock and Series A Stock are listed on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company can also be inspected at Nasdaq, 1735 K Street, N.W., Washington, D.C. 20036.

                          INDEX TO FINANCIAL STATEMENTS

                                                                        Page

Reports of Independent Accountants                                       F-2

Consolidated Balance Sheets as of December 31, 1996 and 1995             F-4

Consolidated Statements of Operations for the years ended
         December 31, 1996, 1995 and 1994                                F-5

Consolidated Statements of Changes in Stockholders' Equity
         for the years ended December 31, 1996, 1995 and 1994            F-6

Consolidated Statements of Cash Flows for the years ended
         December 31, 1996, 1995 and 1994                                F-7

Notes to Consolidated Financial Statements                               F-8

Consolidated Balance Sheets at June 30, 1997 (unaudited) and
         December 31, 1995                                               F-24

Consolidated Statements of Operations (unaudited) for the three
         months ended June 30, 1997 and 1996                             F-25

Consolidated Statements of Operations (unaudited) for the six
         months ended June 30, 1997 and 1996                             F-26

Consolidated Statements of Changes in Stockholders' Equity
         (unaudited) for the six months ended June 30, 1997              F-27

Consolidated Statement of Cash Flows (unaudited) for the six
         months ended June 30, 1997 and 1996                             F-28

Notes to Consolidated Financial Statements                               F-29

                         Report of Independent Auditors

Board of Directors
Network Imaging Corporation


We have audited the accompanying consolidated balance sheet of Network Imaging Corporation (the "Company"), as of December 31, 1996, and the related consolidated statement of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that out audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the consolidated financial position of Network Imaging Corporation at December 31, 1996, and the consolidated results of their operations and their cash flows for the year ended in conformity with generally accepted accounting principles.


/S/ Ernst & Young, LLP
February 14, 1997

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Network Imaging Corporation

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all materials respects, the financial position of Network Imaging Corporation and its subsidiaries at December 31, 1995, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits prove a reasonable basis for the opinion expressed above.


/S/ Price Waterhouse, LLP
Washington, D.C.
March 29, 1996


                  NETWORK IMAGING CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
               (In thousands, except share and per share amounts)

                                                              December 31,
                                                           1996          1995
                                                         ---------    ---------
                           ASSETS

Current assets:
 Cash and cash equivalents                               $   7,601    $   9,359
 Short-term investments - restricted                          --          3,052
 Accounts and notes receivable, net                         13,243       16,300
 Inventories                                                 1,503        3,464
 Prepaid expenses and other                                  2,362        3,543
                                                         ---------    ---------
   Total current assets                                     24,709       35,718
Fixed assets, net                                            2,887        3,769
Long-term notes receivable, net                              1,979        1,215
Software development costs and
 purchased technology, net                                   3,813        4,630
Goodwill, net                                                3,237        4,468
Other assets                                                   153          164
                                                         ---------    ---------
   Total assets                                          $  36,778    $  49,964
                                                         =========    =========


                  LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
 Current debt maturities and
  obligations under capital leases                       $   2,063    $   5,365
 Accounts payable                                            3,185        6,201
 Accrued compensation and related
  expenses                                                   1,891        2,638
 Deferred revenue                                            3,789        4,408
 Other accrued expenses                                      3,888        3,652
                                                         ---------    ---------
   Total current liabilities                                14,816       22,264
Long-term debt and obligations
 under capital leases                                           88        1,264
Deferred income taxes                                          300          773
                                                         ---------    ---------
   Total liabilities                                        15,204       24,301
Commitments
Redeemable Series F preferred
 stock, 1,792,186 shares issued
 and outstanding                                             9,857       15,478
Stockholders' equity:
 Preferred stock, $.0001 par
  value, 20,000,000 shares
  authorized; 1,605,675 and
  1,605,228 shares issued and
  outstanding
 Common stock, $.0001 par value,
  50,000,000 shares authorized;
  22,896,612 and 18,637,226
  shares issued and outstanding                                  2            2
 Additional paid-in-capital                                124,429      105,065
 Accumulated deficit                                      (113,098)     (95,757)
 Translation adjustment                                        384          875
                                                         ---------    ---------
   Total stockholders' equity                               11,717       10,185
                                                         ---------    ---------
   Total liabilities and stockholders' equity            $  36,778    $  49,964
                                                         =========    =========


   The accompanying notes are an integral part of these financial statements.

                  NETWORK IMAGING CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                            Years ended December 31,
               (In thousands, except share and per share amounts)

                                       1996            1995            1994
                                   ------------    ------------    ------------
 Revenue:
  Products                         $     18,336    $     47,508    $     49,867
  Services                               21,141          21,643          17,161
                                   ------------    ------------    ------------
                                         39,477          69,151          67,028
                                   ------------    ------------    ------------
Costs and expenses:
  Cost of products sold                   9,953          29,263          36,757
  Cost of services provided              14,421          13,135          11,432
  Product development                     6,500           7,058           4,666
  Selling, general and
   administrative                        24,956          35,679          36,765
  Exchange fee and gain on
   sale of asset, net                       619            --              --
  Purchased in-process
   research and development                --              --             8,821
  Settlement with stockholders             --             1,642            --
  Loss on closure and sale of
   subsidiaries, net                        921           9,274            --
  Restructuring costs                      (175)         (1,433)          1,654
  Capitalized software
   write-off                               --              --             8,743
                                   ------------    ------------    ------------
                                         57,195          94,618         108,838
                                   ------------    ------------    ------------
Loss before investment and
 interest income and income
  taxes                                 (17,718)        (25,467)        (41,810)
  Investment and interest
   income, net                              309             224             579
                                   ------------    ------------    ------------
Loss before income taxes                (17,409)        (25,243)        (41,231)
  Income tax benefit                        (68)           (280)         (1,606)
                                   ------------    ------------    ------------
Net loss                                (17,341)        (24,963)        (39,625)
                                   ------------    ------------    ------------

Preferred stock
 preferences                             (3,730)         (9,933)         (4,496)
                                   ------------    ------------    ------------
Net loss applicable to
 common shares                     $    (21,071)   $    (34,896)   $    (44,121)
                                   ============    ============    ============

Net loss per common share          $      (1.02)   $      (2.41)   $      (3.56)
                                   ============    ============    ============

Weighted average shares
 outstanding                         20,681,694      14,502,399      12,391,225
                                   ============    ============    ============


   The accompanying notes are an integral part of these financial statements.

                  NETWORK IMAGING CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
              For the years ended December 31, 1996, 1995 and 1994
                      (In thousands, except share amounts)


                                                                                                         Additional
                                                  Preferred Stock                Common Stock              paid-in      Accumulated
                                              Shares            Amt.        Shares            Amt.         capital        Deficit
                                            -----------     -----------   -----------     -----------    -----------    -----------
Balance December 31, 1993                    1,400,000     $      --        10,542,105    $         1    $    74,153    $   (31,169)
Issuance of preferred stock,
 net of offering costs
 of $673                                       205,025                                                         4,453
Issuance of common stock,
net of offering costs of $39                                                 2,786,070                        19,184
Conversion of preferred stock                                                  300,000                         2,303
Accretion of preferred stock                                                                                  (1,286)
Dividends on preferred stock                                                                                  (3,210)
Translation adjustment
Net loss                                                                                                                    (39,625)
                                           -----------     -----------     -----------    -----------    -----------    -----------
Balance December 31, 1994                    1,605,025            --        13,628,175              1         95,597        (70,794)

Issuance of preferred stock,
 net of offering costs of $1,790                 2,174     $      --                                          19,949
Conversion of preferred stock                     (885)                      2,276,237
Redemption of preferred stock                   (1,086)                                                      (15,600)
Issuance of common stock, net
 of offering costs of $941                                                   2,732,814              1          9,198
Accretion of preferred stock                                                                                    (869)
Dividends on preferred stock                                                                                  (3,210)
Translation adjustment
Net loss                                                                                                                    (24,963)
                                           -----------     -----------     -----------    -----------    -----------    -----------
Balance December 31, 1995                    1,605,228            --        18,637,226              2        105,065        (95,757)
Issuance of common stock, net
 of offering costs of $376                                                   1,902,487                         6,149
Issuance of preferred stock,
 net of offering costs
 of $209                                         1,100     $      --                                          10,791
Issuance of warrants for
 line of credit                                                                                                  192
Buy-Back adjustment of
 Redeemable Series F
 preferred stock                                                                                               5,962
Conversion of preferred stock                     (653)                      2,356,899
Accretion of preferred stock                                                                                    (341)
Dividends on preferred stock                                                                                  (3,389)
Translation adjustment
Net loss                                                                                                                    (17,341)
                                           -----------     -----------     -----------    -----------    -----------    -----------
Balance December 31, 1996                    1,605,675     $      --        22,896,612    $         2    $   124,429    $  (113,098)
                                           ===========     ===========     ===========    ===========    ===========    ===========




                                                    Translation
                                                    Adjustment          Total
                                                    ----------        ---------
Balance December 31, 1993                            $   (191)         $ 42,794
Issuance of preferred stock,
 net of offering costs
 of $673                                                                  4,453
Issuance of common stock,
net of offering costs of $39                                             19,184
Conversion of preferred stock                                             2,303
Accretion of preferred stock                                             (1,286)
Dividends on preferred stock                                             (3,210)
Translation adjustment                                    543               543
Net loss                                                                (39,625)
                                                     --------          --------
Balance December 31, 1994                                 352            25,156

Issuance of preferred stock,
 net of offering costs of $1,790                                         19,949
Conversion of preferred stock                                             --
Redemption of preferred stock                                           (15,600)
Issuance of common stock, net
 of offering costs of $941                                                9,199
Accretion of preferred stock                                               (869)
Dividends on preferred stock                                             (3,210)
Translation adjustment                                    523               523
Net loss                                                                (24,963)
                                                     --------          --------
Balance December 31, 1995                                 875            10,185

Issuance of common stock, net
 of offering costs of $376                                                6,149
Issuance of preferred stock,
 net of offering costs
 of $209                                                                 10,791
Issuance of warrants for
 line of credit                                                             192
Buy-Back adjustment of
 Redeemable Series F
 preferred stock                                                          5,962
Conversion of preferred stock                                              --
Accretion of preferred stock                                               (341)
Dividends on preferred stock                                             (3,389)
Translation adjustment                                   (491)             (491)
Net loss                                                                (17,341)
                                                     --------          --------
Balance December 31, 1996                            $    384          $ 11,717
                                                     ========          ========




   The accompanying notes are an integral part of these financial statements.


                  NETWORK IMAGING CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            Years Ended December 31,
                                 (In thousands)

                                               1996         1995         1994
                                             --------     --------     --------
Cash flows from operating
 activities:
 Net loss                                    $(17,341)    $(24,963)    $(39,625)
 Adjustments to reconcile
  net loss to net cash
  used in operating activities:
   Depreciation and amortization                5,793        6,270        6,085
   Purchased in-process
    research and development                     --           --          8,821
   Restructuring costs                           (175)      (1,433)       1,654
   Loss on closure and sale
    of subsidiaries                               921        9,274         --
   Impairment of spare parts
    inventory                                    --            276         --
   Capitalized software
    write-off                                    --           --          8,743
   Goodwill write-off                            --           --            953
   Stock Settlement                              --            787         --
   Realized gain on sale of
    short-term investments                       (108)        (151)        --
   Unrealized holding loss on
    short-term investments                       --           --            437
   Changes in assets and
    liabilities:
    Accounts and notes receivable               1,871       (1,350)      (1,174)
    Inventories                                   313          988       (2,305)
    Prepaid expenses and other                    937       (1,681)        (694)
    Accounts payable                           (3,353)        (313)       1,433
    Accrued compensation and
     related expenses                              54        2,107       (3,540)
    Deferred revenues                            (449)       1,521        2,651
    Deferred income taxes                        (246)        (331)      (1,223)
                                             --------     --------     --------
Net cash used in operating
 activities                                   (11,783)      (8,999)     (17,784)
                                             --------     --------     --------

Cash flows from investing
 activities:
 Sale (purchase) of short-term
  investments                                     111       12,731      (12,973)
 Capitalized software
  development and license costs                (1,979)      (1,784)      (6,966)
 Purchases of fixed assets                     (1,068)      (1,522)      (3,559)
 Business divestitures/
  acquisitions and related costs                  299          154       (3,640)
                                             --------     --------     --------
Net cash (used in) provided by
 investing activities                          (2,637)       9,579      (27,138)
                                             --------     --------     --------

Cash flows from financing
 activities:
 Proceeds from issuance of
  common stock, net                             6,149        8,412        3,057
 Proceeds from issuance
  preferred stock, net                         10,791       19,949        4,453
 Redemption of Series D
  preferred stock                                --        (15,600)        --
 Cash dividends paid on
  Series A preferred stock                     (3,210)      (3,210)      (2,830)
 Proceeds from borrowings
  and purchase of short-term
  investments, net                               --           (869)       3,537
 Proceeds from sale and
  leaseback of fixed assets                       196          226        2,413
 Principal payments on capital
  lease obligations                              (913)        (817)         (87)
 Principal payments on debt                      (270)      (3,382)      (1,526)
                                             --------     --------     --------
Net cash provided by
 financing activities                          12,743        4,709        9,017
                                             --------     --------     --------

Effect of exchange rate changes
 on cash and cash equivalents                     (81)          81          130
Net (decrease) increase in
 cash and cash equivalents                     (1,758)       5,370      (35,775)
Cash and cash equivalents at
 beginning of year                              9,359        3,989       39,764
                                             --------     --------     --------
Cash and cash equivalents
 at end of year                              $  7,601     $  9,359     $  3,989
                                              ========     ========     ========

Supplemental Cash Flow
 Information:
  Interest paid                              $    278     $    712     $    490
  Income taxes paid                          $    209     $    151     $    401





   The accompanying notes are an integral part of these financial statements.

                  NETWORK IMAGING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994



Network Imaging Corporation ("Network Imaging" or the "Company") is a developer and marketer of content and storage management software for unstructured information. Its flagship product, the 1View(TM) suite, manages the storage, access and distribution of any multimedia data, such as diagrams, documents, photographs, voice, and full-motion video. 1View is a solution for use in distributed, high transaction, high volume mission critical applications across legacy, client/server and Internet/intranet based environments. The Company is also a software developer for mainframe and PC based Computer Output to Laser Disk ("COLD") systems and a developer and marketer of storage management software systems.

In 1996, the Company's operations were approximately evenly divided between the United States and Europe. U.S. operations were conducted in or near Herndon, Virginia (primarily the development of the 1View suite and COLD family of storage products), Minneapolis, Minnesota and Denver, Colorado. European operations were conducted near Paris, France (hierarchical storage management software and related storage products and engineering services).


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Principles of consolidation --

The consolidated financial statements include the accounts of Network Imaging Corporation and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

         Cash equivalents and short-term investments --

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 1995, restricted short-term investments are categorized as "available for sale" securities whose carrying amount approximates fair value because of the short-term maturity of the investments.

         Revenue recognition --

The Company recognizes software revenue in accordance with the AICPA Statement of Position 91-1, "Software Revenue Recognition". Revenue from hardware and software sales related to the Company's 1View(TM) and COLD software products is recognized when the product is delivered to the customer. The Company accounts for insignificant vendor obligations and post-contract support at the time of product delivery by accruing such costs at the time of sale.

Revenue from hardware and software contracts with significant completion services involving technically difficult issues for the attainment of customer acceptance is recognized upon customer acceptance. Revenue from maintenance contracts is recognized ratably over the terms of the contracts.

For labor intensive contracts which require significant production or customization, the Company accounts for such revenue in accordance with AICPA Statement of Position 81-1, "Accounting for Performance of Construction-type and Certain Production-type Contracts," using the percentage of completion method. Losses, if any, are recognized in the period that such losses are determined.

         Inventories --

Inventories are stated at the lower of cost, determined on the first-in, first-out method, or market.

         Fixed assets --

Fixed assets are stated at cost, net of accumulated depreciation. Depreciation is computed using straight-line and accelerated methods over the life of the related asset, generally three years. Leasehold improvements are amortized over the shorter of the estimated useful life of the improvements or the terms of the related lease.

         Software development and license costs --

The Company capitalizes certain software development costs in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," ("SFAS 86"). The Company capitalizes certain acquired software licenses (see Note 5) which are incorporated into the Company's products. Amortization of software development and license costs is provided on an individual product basis over the estimated life of the products of three years beginning when the related products are available for general release. Costs for research and development incurred prior to establishing technological feasibility of software products, or after their commercial release, are expensed in the period incurred. The Company periodically assesses capitalized software amounts and, when less than anticipated net realizable value, charges any such excess to expense.

         Goodwill --

The excess of the purchase price over the fair value of the net identifiable tangible and intangible assets of businesses acquired is being amortized on a straight-line basis over seven to ten years. Amortization expense in 1996, 1995 and 1994 was $1.1 million, $1.3 million and $1.2 million, respectively. Accumulated amortization as of December 31, 1996 and 1995 was $3.1 million and $1.9 million, respectively. In accordance with Statement of Financial Accounting Standards No. 121, the Company routinely evaluates recoverability of goodwill by comparing future undiscounted cash flows to the recorded carrying value. During 1994, the Company determined that goodwill from certain acquisitions was impaired and accordingly expensed $953,000.

         Product warranty --

Warranties for hardware sold by the Company are generally provided by the manufacturer. The Company provides warranties and service contracts for certain products and accrues related expenses based on actual claims history.

         Income taxes --

The Company's income taxes are presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under SFAS 109, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

         Foreign currency translation --

The functional currency of the Company's foreign operation is the applicable local currency. Consequently, for the operation outside the United States, assets and liabilities are translated into United States dollars using exchange rates in effect at the balance sheet date and revenues and expenses using the average exchange rate during the period. The gains and losses resulting from such translations are included as a component of stockholders' equity. Since the Company's French subsidiary operates only within France, exposure to foreign exchange risk is limited.

         Net loss per common share --

Net loss applicable to common shares includes adjustments for dividends, accretion and redemption amounts related to the Company's preferred stock. Net loss per common share is computed using the weighted average number of common shares and common share equivalents, unless antidilutive, outstanding during the year.

         Use of estimates--

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Stock Based Compensation --

Effective January 1, 1996, the Company adopted Statement of Financial Accoun-ting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which allows companies which have stock-based compensation arrangements with employees to adopt a new fair-value basis of accounting for stock options and other equity instruments, or to continue to apply the existing accounting rules under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" but with additional disclosure. The Company has adopted the disclosure provisions of SFAS 123 and therefore, the effect of adopting SFAS 123 did not have impact on its financial position, results of operations or cash flows as of, or for the year ended, December 31, 1996 (see Note 9).

         Reclassifications --

Certain reclassifications have been made to the prior year financial statements in order to conform to the current year presentation.

NOTE 2 - SHORT-TERM INVESTMENTS

Restricted short-term investments at December 31, 1995 consisted of certificates of deposit, which served primarily as collateral for the Company's line of credit that was repaid on March 31, 1996. There was no short-term investment balance at December 31, 1996.

NOTE 3 - RECEIVABLES

Receivables consist of the following:

                                                                December 31,
                                                        ------------------------
                                                          1996             1995
                                                        --------         -------
                                                               (in thousands)

Trade accounts receivable                               $ 9,814          $11,549
Unbilled receivables                                      3,488            3,538
Notes receivable                                          2,475            2,808
Employee receivables                                        112              614
Other receivables                                          188              539
                                                       -------          -------
                                                        16,077           19,048
Allowance for uncollectible
 accounts receivable                                      (535)            (183)
Allowance for uncollectible
 notes receivable                                         (320)          (1,350)
                                                       -------          -------
                                                        15,222           17,515
Less: Current receivables, net                         (13,243)         (16,300)
                                                       -------          -------
Long-term receivables, net                            $  1,979         $  1,215
                                                      ========         ========
                                      F-11

The Company's notes receivable balance of $2.5 million at December 31, 1996 includes $1,950,000 of notes resulting from the divestitures of previously owned operating units (the "Divestitures") made during 1995 and 1996 (see Note 6) and $525,000 of notes receivable from former stockholders of a subsidiary acquired in 1994.


NOTE 4 - FIXED ASSETS

Fixed assets consist of the following:

                                                                December 31,
                                                         ----------------------
                                                           1996           1995
                                                         -------        -------
                                                               (in thousands)

Computer and office equipment                            $ 4,953        $ 3,911
Furniture and leasehold improvements                       1,131          1,199
Furniture, fixtures and equipment
 under capital leases                                      2,482          2,559
                                                         -------        -------
                                                           8,566          7,669
Less: Accumulated depreciation                            (5,679)        (3,900)
                                                         -------        -------
                                                         $ 2,887        $ 3,769
                                                         =======        =======

Depreciation and amortization expense related to fixed assets in 1996, 1995, and 1994 totaled $1.7 million, $2.1 million, and $1.7 million, respectively. Included in depreciation and amortization expense in 1996, 1995 , and 1994 were $580,000, $704,000, and $150,000 of amortization expense related to capital leases, respectively.


NOTE 5 - SOFTWARE DEVELOPMENT AND PURCHASED TECHNOLOGY

Capitalized software development and purchased technology consists of the following:
                                                            December 31,
                                                      -------------------------
                                                         1996             1995
                                                      --------         --------
                                                             (in thousands)

Internally developed                                  $  8,517         $  7,064
Purchased technology                                     3,149            2,910
                                                      --------         --------
                                                        11,666            9,974
Less:  Accumulated amortization                         (7,853)          (5,344)
                                                      --------         --------
                                                      $  3,813         $  4,630
                                                      ========         ========

During 1996, 1995 and 1994, amortization of capitalized software development and license costs totaled $2.6 million, $2.7 million and $3.0 million, respectively, and was included in cost of products sold. The Company expensed $3.4 million of purchased technology and $721,000 of capitalized software in 1995 due to the Divestitures. During 1994, the Company also charged to

                                      F-12

expense $8.7 million in capitalized software and purchased technology. The charge includes $5.3 million resulting from the 1994 restructuring plan related to products abandoned. The remaining $3.4 million charge, in 1994, relates to net realizability adjustments.


NOTE 6 - DIVESTITURES OF BUSINESSES

During 1996 and 1995, the Company engaged in a series of Divestitures resulting in losses of $921,000 and $9.3 million in 1996 and 1995, respectively. The Company received as consideration from the dispositions, cash and notes totaling $1.5 million and $4.3 million in 1996 and 1995, respectively.

The following unaudited pro forma information assumes that the 1996 disposition of the Symmetrical Technologies, Inc. subsidiary occurred January 1, 1996. The unaudited pro forma information is not necessarily indicative of the results of future operations or the actual results that would have occurred had the transactions taken place at January 1, 1996 (in thousands, except share amounts):

Revenue                                                          $ 37,812
Net loss                                                         $(16,251)
Net loss per common share                                        $  (0.97)


NOTE 7 - OTHER ACCRUED EXPENSES

Other accrued expenses consist of the following:


                                                                  December 31,
                                                             -------------------
                                                              1996         1995
                                                             ------       ------
                                                                (in thousands)

Accrued restructuring costs (see Note 12)                    $ --         $  324
Accrued preferred dividends                                     714          527
Accrued income and other taxes                                1,667        1,667
Other                                                         1,507        1,134
                                                             ------       ------
                                                             $3,888       $3,652
                                                             ======       ======

NOTE 8 - BORROWING ARRANGEMENTS

Borrowings consist of the following:

                                                              December 31,
                                                         ----------------------
                                                           1996           1995
                                                         -------        -------
                                                              (in thousands)

Lines of credit                                          $  --          $ 3,276

Capital lease obligations bearing
 interest ranging from 11.7% to 12.7%                        957          1,702

Term loans from French government
 agencies, non-interest bearing,
 due at various dates through 1997                         1,098          1,162

Term notes with financial institutions,
 bearing interest ranging from 8.8% to
 10%, due at various dates through 1997                       96            489
                                                         -------        -------
                                                           2,151          6,629
Less:  Amounts due in one year                            (2,063)        (5,365)
                                                         -------        -------
Long-term debt and capital lease
 obligations                                             $    88        $ 1,264
                                                         =======        =======

At December 31, 1996, the Company maintained lines of credit which provided for borrowings up to $6.0 million, of which $5.0 million was issued by a stockholder of the Company and $1.0 million was issued by a French governmental agency. On December 31, 1996, the Company entered into a restricted $5 million line of credit agreement with a stockholder (the "Stockholder line of credit") to finance the buy back of the Series F Preferred Stock. The Stockholder line of credit bears interest at the prime rate (8.25% at December 31, 1996) plus 2% and is secured by the domestic accounts receivable of the Company, $6.4 million at December 31, 1996. In connection with the Stockholder line of credit, which expires on September 30, 1998, the Company issued warrants for the purchase of 129,000 shares of Common Stock. The fair value of the warrants is $192,000 which will be amortized over the term of the Stockholder line of credit as additional interest expense. The Company repaid and terminated its previous line of credit with a bank on March 31, 1996.

The French Line of Credit is secured by accounts receivable of the Company's French operations and bears interest at the French interbank monetary market rate (3.29% at December 31, 1996) plus 3%. The line of credit terminates May 31, 1997. At December 31, 1996, there were no borrowings outstanding against the line of credit.

The Company leases certain of its furniture and equipment under capital lease arrangements. Future minimum lease payments under these capital leases are:
1997, $925,000; 1998, $88,000; 1999, $10,000 and 2000, $7,000. Of the $1,030,000
total lease payments, $73,000 represents interest.

NOTE 9 - STOCKHOLDERS' EQUITY

         Common stock --

In March 1996, the Company completed a private placement of 934,634 shares of Common Stock, together with warrants to purchase an additional 64,000 shares of Common Stock,
                                      F-14

pursuant to Regulation D under the Securities Act of 1933. Net proceeds from the offering were $3.0 million. The Company subsequently registered the Common Stock and Common Stock issuable upon exercise of the warrants under the Securities Act of 1933.

In March and June 1996, the Company also issued 421,040 and 404,611 shares, respectively, of Common Stock pursuant to Regulation S under the Securities Act of 1933. Proceeds from the offerings were $1.7 million and $1.3 million, respectively.

         Series A preferred stock --

The Series A Cumulative Convertible Preferred Stock ("Series A Preferred") stockholders are entitled to cumulative dividends at the rate of $2.00 per year, payable quarterly, and can convert to common stock at a rate of 1.8116 shares of common for each share of Series A Preferred (an effective conversion price of $13.80), subject to adjustment in certain circumstances. In 1996, the Company paid $3.2 million in dividends to the Series A Preferred stockholders. The
Series A Preferred stockholders vote as a class to approve or disapprove any issuance of any securities senior to or on parity with the Series A Preferred with respect to dividends or distributions. The Series A Preferred has a liquidation preference of $25.00 per share, plus accumulated unpaid dividends. At December 31, 1996, the Series A Preferred was convertible into 2,907,663 shares of Common Stock.

         Series E and G Preferred Stock--

The three shares of Series E Convertible Preferred Stock outstanding at December 31, 1995 were converted during 1996 into 10,389 shares of Common Stock. During 1996, all 200 shares of Series G Convertible Preferred Stock were converted into 551,546 shares of Common Stock.

         Series H and I Preferred Stock --

In June 1996, the Company completed two offerings, one pursuant to Regulation S under the Securities Act of 1933 of 300 shares of Series H Convertible Preferred Stock and warrants to purchase 80,000 shares of Common Stock, and the other pursuant to Regulation D under the Securities Act of 1933 of 300 shares of Series I Convertible Preferred Stock, both at $10,000 per share from which it received net proceeds of $5.9 million. The proceeds have been used for working capital and general corporate purposes. In connection with the sale of the Series I Convertible Preferred Stock, the Company agreed to register the Series I Preferred Stock and the Common Stock issuable upon exercise of the Series I. At December 31, 1996, 40 shares of Series H Preferred Stock had been converted into 116,082 shares of Common Stock and all 300 shares of Series I Preferred Stock had been converted into 1,272,214 shares of Common Stock. At December 31, 1996, the remaining shares of Series H Preferred Stock were convertible into 885,956 shares of Common Stock.



                                      F-15

The Series H Preferred Stock has a per share liquidation preference, subordinate to the liquidation preferences of the other series of previously issued and outstanding Preferred Stocks of an amount per share equal to the sum of $10,000 plus 12% per annum simple interest thereon since the date of issuance. Each share is convertible at the option of the holder into the number of shares of Common Stock determined by dividing an amount equal to the initial purchase price of $10,000 by $3.50. Commencing on December 27, 1996, the Company may redeem the shares at the initial purchase price, if the holder does not exercise his conversion rights, and the holder may submit the shares for redemption at that price, in which case the Company may elect to pay the cash redemption price or issue a number of shares of Common stock equal to that price, with the value of the Common Stock being determined by its average closing bid price for the five trading days immediately preceding the notice of redemption (the "Average Bid Price"). The Series H Preferred Stock has a dividend rate of 8% which is payable at the time of conversion or redemption in cash or shares of Common Stock, as elected by the Company, with the value of the Common Stock being determined by the Average Bid Price.

The Series I Preferred Stock had a per share liquidation preference, subordinate to the liquidation preferences of the other series of previously issued and outstanding Preferred Stocks, of an amount per share equal to the sum of $10,000 plus an amount equal to accrued but unpaid dividends per share since the date of issuance. Each share was convertible at the option of the holder into the number of shares of Common Stock ("Conversion Shares") determined by dividing an amount equal to the initial purchase price of $10,000 by the lesser of $4.00 and 81% of the average bid price. The Series I Preferred Stock had a dividend rate of 6% which was paid at the time of conversion into shares of Common Stock, as elected by the Company.

         Series J Preferred Stock --

In September 1996, the Company completed an offering pursuant to Regulation D under the Securities Act of 1933, of 500 shares of Series J Convertible Preferred Stock at $10,000 per share from which it received net proceeds of $5.0 million. The proceeds have been used for working capital and general corporate purposes. In connection with the sale of the Series J Convertible Preferred Stock, the Company agreed to register the Series J Preferred Stock and the Common Stock issuable upon exercise of the Series J. At December 31, 1996, 110 shares of Series J Preferred Stock had been converted into 406,668 shares of Common Stock and the remaining shares of Series J Preferred Stock were convertible into 1,295,372 shares of Common Stock.

The Series J Preferred Stock has a per share liquidation preference, subordinate to the liquidation preferences of the other series of previously issued and outstanding Preferred Stocks, of an amount per share equal to the sum of $10,000 plus an amount equal to accrued but unpaid dividends per share since the date of issuance. Each share is convertible at the option of the holder into the number of shares of Common Stock ("Conversion Shares") determined by dividing an amount equal to the initial purchase price of $10,000 by the lesser of $3.13 and 81%


                                      F-16

of the average bid price. The Company may, commencing on September 30, 1997, require conversion if the Series J Preferred Stock and underlying Common Stock have been registered under the Securities Act for at least ten trading days. When the Average Bid Price is less than $3.13, the Company, subject to the rights of senior securities regarding redemption, may redeem shares of Series J Preferred Stock submitted for conversion at a price per share equal to the amount determined by multiplying the number of Conversion Shares by the Average Bid Price. The Series J Preferred Stock has a dividend rate of 6% which is payable at the time of conversion or redemption in cash or shares of Common Stock, as elected by the Company.

         Stock purchase warrants --

The Company has the following warrants outstanding at December 31, 1996:


Warrants                                        Warrants          Exercise                              Outstanding  Shares Issuable
Issuance                                         Issued          Price Range   Expiration              Dec. 31, 1996   Upon Exercise
--------                                      ------------------------------  --------------           ------------- ---------------

Pre-IPO                                          148,993        $     1.00     May 1997                      33,663           33,663
IPO Units                                      1,595,000        $     5.993    May 1997                     654,392          850,710
Placement                                        397,472        $5.71-$14.88   May 1997-Oct. 1998           307,472          467,082
Other                                            350,334        $3.063-$7.00   Jan. 1997-June 2001          275,334          275,334
Series A preferred                               140,000        $    22.77     December 1998                140,000          253,624
Series D preferred                               227,068        $     7.57     July 2000                     27,068          227,068
Series E preferred                                34,400        $     7.20     July 2000                     34,400           34,400
Private Placement                                179,400        $3.50-$4.00    Nov.-Dec. 2000               179,400          179,400
Series G preferred                                40,000        $     3.75     December 2000                 40,000           40,000
Series H Preferred                                80,000        $     3.50     June 2001                     80,000           80,000
                                              ----------                                                 ----------       ----------
                                               3,192,667                                                  1,971,729        2,441,281
                                              ==========                                                 ==========       ==========

         Stock option plans --

During 1994, 1995 and 1996, the Company granted options to buy Common Stock of the Company under five stock option plans. Certain options qualify as incentive stock options under the Internal Revenue Code. The vesting and the terms of any option granted under the plans are determined by the Board of Directors with the requirement that the term of an incentive stock option shall not exceed ten years. To date, options granted range from five- to ten-year terms. The exercise price per share of Common Stock subject to an incentive stock option will not be less than the fair market value at the time of grant. The Company has also issued non-qualified plan options. An aggregate of 9.1 million shares have been authorized for issuance under the Company's stock option plans.

Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1995 and 1996, respectively: average risk-free interest rates of 6.6% and 6.7%; dividend yields of 0.0%; volatility factors of the expected market price of the Company's common stock of .63; and a weighted-average expected life of the option of 5 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option
                                      F-17

valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma loss is $35.6 million and $23.1 million for 1995 and 1996, respectively and pro forma loss per share is $2.46 and $1.12 for 1995 and 1996, respectively. The effect of applying SFAS 123 on the 1995 and 1996 pro forma net loss is not necessarily representative of the effects on reported net loss and net loss per share for future years due to, among other things, 1) the vesting period of the stock options and the 2) fair value of additional stock options in future years.

The  following  table  summarizes  the activity in stock  options  issued by the
Company:

                                                           Exercise
                                                   Options              Price
                                                ------------       -------------
Balance, January 1, 1994                          3,183,250         $1.00-$12.38
Granted                                           2,967,000         3.38-12.38
Exercised                                          (321,658)        1.00-7.63
Canceled                                           (560,792)        1.00-12.13
                                                 -----------       -------------
Balance, December 31, 1994                        5,267,800         1.00-12.38
Granted                                           2,486,250         3.32-6.82
Exercised                                           (89,957)        2.25-3.75
Canceled                                         (1,163,769)        2.25-12.38
                                                 ----------         ------------
Balance, December 31, 1995                        6,500,324         1.00-12.38

Granted                                           1,454,000         2.69-4.50
Exercised                                           (88,869)        1.00-3.75
Canceled                                           (851,619)        1.00-6.82
                                                  ----------        ------------
Balance, December 31, 1996                        7,013,836         $1.00-$8.75
                                                  ==========        ============

At December 31, 1996, options to purchase 3,125,102 shares had vested and were exercisable at a weighted average exercise price of $3.90 per share and had a weighted average contractual life of 6.5 years.

NOTE 10 - REDEEMABLE PREFERRED STOCK

In December 1996, the Company entered into an agreement with the holder of the Series F Preferred Stock to redeem the shares for an aggregate of $9.9 million or $5.50 per share. The agreement requires the Company to make payments totaling $6.6 million through June 30, 1997, and an additional $3.6 million on January 31, 1998. The $3.6 million payment due on January

31, 1998, is subject to certain acceleration terms that are under the control of the Company. Under the agreement, the outstanding obligation amount will compound at 8% per annum, commencing October 1, 1996. The reduction of the Company's Series F redemption obligation under the terms of the agreement resulted in a $6.0 million increase in stockholders' equity.

NOTE 11 - INCOME TAXES

The source of the loss before income taxes was from the following jurisdictions:

                                                      Year Ended December 31,
                                                 ------------------------------
                                                    1996                  1995
                                                 --------              --------
                                                          (in thousands)

U.S.                                             $(16,332)             $(23,480)
Foreign                                            (1,077)               (1,763)
                                                 --------              --------
                                                 $(17,409)             $(25,243)
                                                 ========              ========

Deferred tax assets and liabilities are comprised of the following:

                                                         Year Ended December 31,
                                                         -----------------------
                                                          1996            1995
                                                         ------          ------
                                                              (in thousands)
Current tax expense (benefit):
U.S. Federal                                               $--            $  51
                                                           -----          -----
State and local                                             --             --
                                                           -----          -----
Foreign                                                     --             --
                                                           -----          -----

Deferred tax expense:
Foreign                                                      (68)          (331)
                                                           -----          -----
Total income tax                                           $ (68)         $(280)
                                                           =====          =====

Deferred tax assets and liabilities are comprised of the following:
                                                              December 31,
                                                       ------------------------
                                                         1996             1995
                                                       --------        --------
                                                             (in thousands)
Deferred tax assets:
 Net operating losses                                  $ 24,419        $ 12,180
 Other                                                    1,659           1,997
                                                       --------        --------
  Gross deferred tax assets                            $ 26,078        $ 14,177
                                                       ========        ========

Deferred tax liabilities:
 Software development costs                              (1,372)         (1,661)
                                                       --------        --------
  Gross deferred tax liabilities                         (1,372)         (1,661)
Deferred tax asset valuation allowance                  (24,752)        (13,032)
                                                       --------        --------
                                                       $    (46)       $   (516)
                                                       ========        ========
Current deferred tax assets
 (included in prepaid and
 other current assets net
 of valuation allowance)                               $    254        $    257
Non current deferred tax liabilities                       (300)           (773)
                                                       --------        --------
                                                       $    (46)       $   (516)
                                                       ========        ========

Income tax expense (benefit) differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to the loss before income taxes as a result of the following differences:


                                                         Year Ended December 31,
                                                         -----------------------
                                                          1996           1995
                                                         ------         ------
                                                              (in thousands)
Statutory U.S. tax rate benefit                          (34.0%)        (34.0%)
State income taxes, net                                   (4.0)          (4.0)
Operating losses and tax credits
 with no current tax benefit                              37.5           31.0
Other                                                      0.1            5.9
                                                         -------        -------
                                                          (0.4%)         (1.1%)
                                                         =======        =======

As of December 31, 1996, the Company had net operating loss and research tax credit carry forwards of approximately $53 million and $913,000, respectively, for U.S. income tax purposes which expire in years through 2010. The Company experienced changes in ownership during prior years which triggered certain limitations under Internal Revenue Code Section 382. Accordingly, the utilization of the net operating loss and research tax credits will be limited in future years due to the changes in ownership.

Provision has not been made for U.S. or additional foreign taxes on undistributed earnings of foreign subsidiaries. The earnings have been and will continue to be reinvested in those subsidiaries. These earnings could become subject to additional tax if they were remitted as dividends, if they were loaned to the Company or a U.S. affiliate, or if the Company sold its stock in the subsidiaries. It is not practicable to estimate the amount of additional tax that might be payable on the foreign earnings; however, the Company believes that, due to the operation of the foreign tax credits, any foreign tax credits would largely eliminate any U.S. tax and offset any foreign tax.

NOTE 12 - RESTRUCTURING CHARGES AND CAPITALIZED SOFTWARE WRITE-OFFS

At December 31, 1996, the Company's 1994 restructuring plan (the "Plan") was complete. In accordance with the Plan, 90 employees had been terminated and/or resigned and the Company's excess leased property was sublet through the lease termination date. Under the Plan, the Company incurred net changes in estimate of $175,000 and $1.4 million in 1996 and 1995, respectively and net restructuring charges of $1.7 million in 1994. In conjunction with the Plan, the Company also expensed capitalized software of $5.3 million in 1994.

NOTE 13 - BUSINESS SEGMENTS

The Company sells its products and services through a single industry segment to a wide variety of customers throughout the United States and Western Europe. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral from its customers.

The following table sets forth summary information for the years ended December 31, 1996, 1995 and 1994 (in thousands):

                                                    United              Western
                                                    States              Europe
                                                   ---------           ---------
1996:
     Revenue                                       $ 21,383            $ 18,094
     Net loss                                       (16,332)             (1,009)
     Total assets                                    22,718              14,060

1995:
     Revenue                                       $ 38,367            $ 30,784
     Net loss                                       (23,531)             (1,432)
     Total assets                                    30,654              19,310

1994:
     Revenue                                       $ 37,619            $ 29,409
     Net loss                                       (35,360)             (4,265)
     Total assets                                    43,963              27,908


Revenue in 1996 included sales to the U.S. Government and French Government totaling $1.1 million and $10.3 million, respectively. Revenue in 1995 included sales to the U.S. Government and French Government totaling $1.7 million and $9.6 million, respectively. Revenue in 1994 included sales to the U.S. Government and French Government totaling $3.3 million and $7.6 million, respectively.

NOTE 14 - COMMITMENTS

The Company leases its corporate office, sales offices, assembly facilities and certain equipment under non-cancelable operating leases certain of which provide for annual escalations that are amortized over the lease term and pro rata operating expense reimbursements. Rent expense related to these leases was $1.6 million, $2.7 million and $2.9 million for the years ended December 31, 1996, 1995, and 1994, respectively.

Future minimum lease payments under non-cancelable operating leases are as follows (in thousands):

 Year Ending
 December 31,
-------------
     1997                                              $1,328
     1998                                               1,076
     1999                                                 940
     2000                                                 363
     Thereafter                                           --
                                                     ---------
                                                       $3,707
                                                     =========

NOTE 15 - CONTINGENCIES

         Department of Justice, Securities and Exchange Commission and Company internal investigations --

During November 1996, the Company received a letter from the Securities and Exchange Commission advising the Company that it was terminating an investigation that it had been conducting. In 1994, the Company learned that it was the subject of investigation by the Commission and the U.S. Attorney's Office in the Southern District of New York which the Company understood was focused on certain accounting issues, including questions relating to capitalization of software and pooling-of-interests accounting treatment for certain acquisitions, and certain matters related to activities during the years 1992 and 1993. The Company has had no communications with the U.S. Attorney's Office from the date it received the letter from the SEC.

         Other --

Dorotech, which was acquired in October 1993, had previously co-guaranteed the lease payment of ATG Gigadisc SA ("ATG"), a former affiliated company, under a sale and leaseback of land and buildings ending April 2007. As part of the December 1996 Series F Preferred Stock redemption agreement (See Note 10), the holder of the Series F Preferred Stock agreed to use best efforts to obtain a release from the landlord. During March 1997, the holder of the Series F Preferred Stock successfully obtained a full and unconditional release of the guarantee obligations of Dorotech.
                                      F-22

The Company is also subject to other legal proceedings and claims which are in the ordinary course of business. Management believes that the outcome of such matters will not have a material impact on the Company's financial position or its result of operations.

NOTE 16 - RELATED PARTY TRANSACTIONS

         The Company has employment and consulting agreements with individuals who are current or former members of the Board of Directors and officers of the Company. The Company has five year agreements with the Chairman of the Board of Directors and Secretary and with the former Chairman of the Board of Directors and his consulting firm. The Company also has a five year consulting agreement with another former Director and his consulting firm. The Company recognized total compensation expense of approximately $715,000 and $898,000 in 1996 and 1995, respectively, related to these employment and consulting agreements.

During December 1996, the Company and a stockholder entered into a line of credit agreement. At December 31, 1996, there were no borrowings against the line of credit (see Note 8).

The Company holds two notes receivable totaling $525,000 from two former stockholders of a subsidiary acquired in 1994 due and payable December 1998. Interest accrues at 6.55% per annum.

NOTE 17 - EMPLOYEE PROFIT SHARING PLANS AND 401K PLAN

The Company has a mandatory and a voluntary profit sharing plan covering substantially all employees in France. Contributions to the plans are based upon earnings of the French operations. Plan contributions in 1996 totaled $28,000, while there were no contributions made to the plans in 1995 and 1994.

The Company also sponsors, in the United States, a 401K plan which covers all full-time employees. Participants in the plan may make contributions of up to fifteen percent of pre-tax annual compensation. The Company may make discretionary matching contributions at the option of the Board of Directors. The Company made no contributions in 1996, 1995 or 1994.


                 NETWORK IMAGING CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
               (In thousands, except share and per share amounts)

                                                         June 30,   December 31,
                                                           1997          1996
                                                        ----------- -----------
                                                        (Unaudited)
                                ASSETS

Current assets:
 Cash and cash equivalents                               $   1,845    $   7,601
 Accounts and notes receivable, net                         13,482       13,243
 Inventories                                                 1,602        1,503
 Prepaid expenses and other                                  2,265        2,362
                                                         ---------    ---------
   Total current assets                                     19,194       24,709
Fixed assets, net                                            2,439        2,887
Long-term notes receivable, net                              1,697        1,979
Software development costs and
 purchased technology, net                                   3,496        3,813
Goodwill, net                                                2,473        3,237
Other assets                                                   140          153
                                                         ---------    ---------
   Total assets                                          $  29,439    $  36,778
                                                         =========    =========


                  LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
 Current debt maturities and
 obligations under capital leases                        $   1,243    $   2,063
 Accounts payable                                            3,326        3,185
 Accrued compensation and related
 expenses                                                    2,168        1,891
 Deferred revenue                                            4,329        3,789
 Other accrued expenses                                      3,582        3,888
                                                         ---------    ---------
   Total current liabilities                                14,648       14,816
Long-term debt and obligations
 under capital leases                                        5,186           88
Deferred income taxes                                          338          300
                                                         ---------    ---------
   Total liabilities                                        20,172       15,204
Commitments
Redeemable Series F preferred
 stock, 792,186 and 1,792,186
 shares issued and outstanding                               6,357        9,857
Stockholders' equity:
 Preferred stock, $.0001 par
  value, 20,000,000 shares
  authorized; 1,605,125 and
  1,605,675 shares issued and
  outstanding
 Common stock, $.0001 par value,
  50,000,000 shares authorized;
  25,177,743 and 22,896,612
  shares issued and outstanding                                  3            2
 Additional paid-in-capital                                122,709      124,429
 Accumulated deficit                                      (119,298)    (113,098)
 Translation adjustment                                       (504)         384
                                                         ---------    ---------
   Total stockholders' equity                                2,910       11,717
                                                         ---------    ---------
   Total liabilities and stockholders' equity            $  29,439    $  36,778
                                                         =========    =========



   The accompanying notes are an integral part of these financial statements.


                  NETWORK IMAGING CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except share and per share amounts)
                                   (Unaudited)

                                                   Three Months Ended June 30,
                                                     1997              1996
                                                 ------------      ------------
Revenue:
  Products                                       $      4,098      $      3,394
  Services                                              5,236             5,735
                                                 ------------      ------------
                                                        9,334             9,129
                                                 ------------      ------------
Costs and expenses:
  Cost of products sold                                 2,198             2,367
  Cost of services provided                             3,934             4,471
  Sales and marketing                                   3,640             4,351
  General and administrative                            1,689             3,102
  Product development                                   1,266             1,327
  Restructuring costs                                    --                 (19)
                                                 ------------      ------------
                                                       12,727            15,599
                                                 ------------      ------------
Loss before investment and
 interest income and income
 taxes                                                 (3,393)           (6,470)
  Investment and interest
   income (expense), net                                  (64)               87
                                                 ------------      ------------
Loss before income taxes                               (3,457)           (6,383)
  Income tax (benefit)
   provision                                               61              (114)
                                                 ------------      ------------
Net loss                                               (3,518)           (6,269)
                                                 ------------      ------------

Preferred stock preferences                              (930)             (865)
                                                 ------------      ------------
Net loss applicable to common shares             $     (4,448)     $     (7,134)
                                                 ============      ============

Net loss per common share                        $      (0.18)     $      (0.35)
                                                 ============      ============

Weighted average shares outstanding                24,963,956        20,208,855
                                                 ============      ============








   The accompanying notes are an integral part of these financial statements.


                  NETWORK IMAGING CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except share and per share amounts)
                                   (Unaudited)

                                                     Six Months Ended June 30,
                                                     1997              1996
                                                 ------------      ------------
Revenue:
  Products                                       $      8,366      $      9,390
  Services                                             10,087            10,281
                                                 ------------      ------------
                                                       18,453            19,671
                                                 ------------      ------------
Costs and expenses:
  Cost of products sold                                 4,156             5,807
  Cost of services provided                             7,816             8,275
  Sales and marketing                                   7,252             8,320
  General and administrative                            3,300             5,527
  Product development                                   2,308             3,061
  Gain from extinguishment
   of debt                                               (267)             --
  Exchange fee and gain on
   sale of asset, net                                    --                 619
  Restructuring costs                                    --                (175)
                                                 ------------      ------------
                                                       24,565            31,434
                                                 ------------      ------------
Loss before investment and
 interest income and income
 taxes                                                 (6,112)          (11,763)
  Investment and interest
   income (expense), net                                  (33)              146
                                                 ------------      ------------
Loss before income taxes                               (6,145)          (11,617)
  Income tax (benefit)
   provision                                               55               (12)
                                                 ------------      ------------
Net loss                                               (6,200)          (11,605)
                                                 ------------      ------------

Preferred stock preferences                            (1,906)           (1,884)
                                                 ------------      ------------
Net loss applicable to common shares             $     (8,106)     $    (13,489)
                                                 ============      ============

Net loss per common share                        $      (0.33)     $      (0.69)
                                                 ============      ============

Weighted average shares outstanding                24,715,116        19,560,045
                                                 ============      ============






   The accompanying notes are an integral part of these financial statements.


                  NETWORK IMAGING CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                     For the six months ended June 30, 1997
                      (In thousands, except share amounts)
                                   (Unaudited)


                                                                                                          Additional
                                                  Preferred Stock                 Common Stock             paid-in     Accumulated
                                                Shares         Amt.           Shares          Amt.         capital       Deficit
                                              ------------------------      -------------------------    ------------  ------------
Balance December 31, 1996                     1,605,675      $     --       22,896,612     $        2     $  124,429     ($ 113,098)

Issuance of common stock
 upon exercise of warrants                                                      23,331                            23

Conversion of preferred
 stock                                             (550)                     2,257,800              1

Offering costs on issuance
 of preferred stock                                                                                              (25)

Issuance of warrants and
 extension                                                                                                       188

Dividends on preferred
 stock                                                                                                        (1,906)

Translation adjustment

Net loss                                                                                                                     (6,200)
                                             ----------      ----------     ----------     ----------     ----------     ----------

Balance June 30, 1997                         1,605,125            --       25,177,743     $        3        122,709       (119,298)
                                             ==========      ==========     ==========     ==========     ==========     ==========



                                                    Translation
                                                     Adjustment         Total
                                                    ------------       --------

Balance December 31, 1996                              $   384          $11,717

Issuance of common stock
 upon exercise of warrants                                                   23

Conversion of preferred
 stock                                                                        1

Offering costs on issuance
 of preferred stock                                                         (25)

Issuance of warrants and
 extension                                                                  188

Dividends on preferred
 stock                                                                   (1,906)

Translation adjustment                                    (888)            (888)

Net loss                                                                 (6,200)
                                                      --------          --------

Balance June 30, 1997                                     (504)         $ 2,910
                                                      ========          ========



   The accompanying notes are an integral part of these financial statements.


                  NETWORK IMAGING CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                       Six months Ended June 30,
                                                        1997             1996
                                                      ---------        --------
                                                            (In thousands)
Cash flows from operating activities:
 Net loss                                              $ (6,200)       $(11,605)
 Adjustments to reconcile net loss
  to net cash used in operating
  activities:
   Depreciation and amortization                          2,550           2,934
   Gain on sale of asset                                   --              (111)
   Restructuring costs                                     --              (175)
   Other non-cash items                                      10            --
   Changes in assets and
    liabilities:
     Accounts and notes receivable                         (836)          2,673
     Inventories                                           (182)            533
     Prepaid expenses and other                             190            (732)
     Accounts payable                                       474          (1,523)
     Accrued compensation and
      related expenses                                      418            (290)
     Accrued expenses, other                               (212)          2,053
     Deferred revenues                                      641            (792)
     Deferred income taxes                                   74             (91)
                                                       --------        --------
Net cash used in operating activities                    (3,073)         (7,126)
                                                       --------        --------

Cash flows from investing activities:
 Sale of short-term investments                            --               111
 Capitalized software development
  and license costs                                        (751)         (1,125)
 Purchases of fixed assets                                 (410)           (582)
                                                       --------        --------
Net cash used in investing activities                    (1,161)         (1,596)
                                                       --------        --------

Cash flows from financing activities:
 Proceeds from issuance of common
  and preferred stocks, net                                  (2)         11,902
 Cash dividends paid on Series A
  preferred stock                                        (1,605)         (1,605)
 Cash dividends paid on Series F
  preferred stock                                          (174)           --
 Payments on Mandatory Redeemable
  Preferred Stock                                        (3,500)           --
 Proceeds from borrowings and
  short-term investments                                  5,000            --
 Proceeds from sale and leaseback
  of fixed assets                                          --               196
 Proceeds from Notes Receivable
  related to business divestitures                           60            --
 Principal payments on capital
  lease obligations                                        (536)           (423)
 Principal payments on debt                                (633)           (213)
                                                       --------        --------
Net cash (used in) provided by
 financing activities                                    (1,390)          9,857
                                                       --------        --------

Effect of exchange rate changes on
 cash and cash equivalents                                 (132)            (81)
Net decrease in cash and cash
 equivalents                                             (5,756)          1,054
Cash and cash equivalents at
 beginning of year                                        7,601           9,359
                                                       --------        --------
Cash and cash equivalents at June 30,                  $  1,845        $ 10,413
                                                       ========        ========

   The accompanying notes are an integral part of these financial statements.

                  NETWORK IMAGING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 1997 and 1996

1.  BASIS OF PRESENTATION

The unaudited financial statements presented herein have been prepared in accordance with the instructions to Form 10-Q and should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, which include information and note disclosures not included herein. In the opinion of management all adjustments, which include only those of a normal recurring nature, necessary to fairly present the Company's financial position, results of operations and cash flows have been made to the accompanying financial statements. The results of operations for the six month period ended June 30, 1997 may not be indicative of the results that may be expected for the year ending December 31, 1997.

Certain   reclassifications  have  been  made  to  the  prior  period  financial statements to conform to the current period presentation.


2.  NEW ACCOUNTING PRONOUNCEMENT

In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact of Statement 128 on the calculation of the primary and fully diluted earnings per share is not expected to be material.


3.  REDEEMABLE PREFERRED STOCK

During the first quarter of 1997, the Company redeemed 1,000,000 shares of Series F Preferred Stock for $3,500,000. The Company used proceeds from its line of credit to finance the Series F Preferred share buy back.

During the second quarter of 1997, the Company was to have redeemed the remaining 792,186 shares of Series F Preferred Stock for $2,772,651. Under an amendment to the December 1996 redemption agreement, the $2,772,651 payment is now due on January 31, 1998, subject to certain acceleration terms related to the occurrence of certain events that are under the control of the Company.

4.  LINE OF CREDIT

During the second quarter of 1997, the Company drew the remaining $1,500,000 from its $5,000,000 line of credit established to finance the Series F Preferred share buy back. As part of the additional borrowing, the use of proceeds restriction was amended to allow its use for general corporate purposes and the Company entered into an amendment to the security agreement, which expanded the lender's security interest to include all personal property of the Company, including without limitation, (1) all personal property of the Company, (2) all leases, licenses, permits, (3) all 1View software products intellectual property now owned or hereafter developed by the Company, (4) all inventory, (5) all accounts, contract rights, chattel papers, instruments, general intangibles, documents, other obligations, monies, revenues, credits, claims, goodwill and causes of action. (6) all trade or service names, trademarks, service marks, logos and all patents, patent applications, copyrights, licensing agreements and royalty payments, (7) proceeds of the foregoing, and (8) all of the capital stock of Dorotech, S.A.

5.  NASDAQ-NMS MAINTENANCE REQUIREMENTS

At June 30, 1997, the Company had not maintained net tangible assets of at least $4 million, which is one of the quantitative maintenance criteria for inclusion of the Company's securities on Nasdaq-NMS. To remedy the short-fall and offset any adverse impact, the Company issued, during July 1997 3,300 shares of Series K Convertible Preferred Stock ("Series K Stock") and warrants and received net proceeds of $2.9 million. Pursuant to the terms of the offering, the purchasers are also required to make additional purchases of shares for $3.0 million upon the Company's achievement of certain performance milestones and the satisfaction of certain other conditions and an additional $4.7 million at their option (See
Note 6). Although the Company believes that it can maintain the required net tangible assets of at least $4 million through additional issuances of its Series K Stock or other additional offerings of equity securities, there can be no assurance that the Company will complete such offerings or that, if completed, they will be on terms favorable to the Company or in an amount sufficient to permit the Company to continue to maintain net tangible assets of at least $4 million.

6.  SUBSEQUENT EVENTS

During July 1997, the Company issued, pursuant to a private placement exemption under the Securities Act of 1933, as amended, 8% Convertible Notes due July 8, 2002 totaling $1.8 million. The notes are convertible into the Company's Common Stock beginning 45 days after issue at a conversion price of $1.875 per share, the price on the issue date.

On or after October 30, 1997, the holders have the right to redeem the convertible notes plus accrued interest on one business days' notice to the Company in cash or shares of Common Stock, at the Company's election. On or after October 30, 1997, the Company has the right to redeem the convertible notes plus accrued interest on 30 days' notice to the holders in cash or share of Common Stock, at the holders' election. If shares of Common Stock are used, Common Stock is issued at a rate of 90% of the previous 5 trading days average closing bid price. The interest is compounded semi-annually . The warrants issued to the investors have an exercise price of $1.875 per share and expire on July 8, 2000.

During July 1997, the Company agreed to issue up to 11,000 units ("Units") consisting of one share of Series K Stock and warrants to acquire 75 shares of Common Stock at an exercise price of $2.40 per share at the price of $1,000 per Unit. On July 28, 1997, the Company issued 3,300 Units and received net proceeds of $2.9 million. The Company also issued warrants to purchase 162,462 shares of Common Stock at $1.625 per share to the placement agent in the transaction. In accordance with the terms of the offering, the proceeds will be used for working capital and general corporate purposes. Pursuant to the terms of the offering, the purchasers are required to make additional purchases of the units for $3.0 million upon the Company's achievement of certain performance milestones and the satisfaction of certain other conditions and the remaining $4.7 million is to be offered to the purchasers and the purchasers, at their option, may elect to make purchases of the units. In connection with the sale of the units, the Company agreed to register the Common Stock issuable upon the conversion of the preferred stock and the execute of the warrants.

The Series K Preferred Stock has a per share liquidation preference, subject to the liquidation preferences of the Series A Preferred Stock, the Series F-1, F-2, F-3 and F-4 Preferred and the Series H Preferred Stock of an amount equal to the sum of $1,000 plus 7% per annum simple interest thereon for the period since the date of issuance. Each share is convertible at the option of the holder into the number of shares of Common Stock determined by dividing an amount equal to the initial purchase price of $1,000 by the lesser of (1) $2.00 and (2) the lowest closing sale price for the Common Stock for the ten trading days immediately preceding the conversion multiplied by the "Conversion Percentage." The "Conversion Percentage" is (a) 105% prior to the 61st day following July 28, 1997 (the "First Closing Date"), (b) 96% for the period between the 61st and the 90th day following the First Closing Date, (c) 85% for the period between the 91st and the 180th day following the First Closing Date, and (d) 81% for the period after the 180th day following the First Closing Date. The Series K Stock has a dividend rate of 7% per annum which is payable at the time of conversion or redemption in cash or shares of Common Stock, as elected by the Company.

During July 1997, the Company announced that it was suspending the dividend payment to holders of Series A Cumulative Convertible Preferred Stock ("Series A Stock"). Holders of Series A Stock did not receive dividends payable for the three months ended July 31, 1997 in the amount of $0.50 per share or $802,512.50 in the aggregate. In the event the Company fails to pay a required quarterly dividend, the impact of such failure is that the conversion price is reduced by $0.50 per share. Further, if the Company fails to pay four quarterly dividends, the Series A shareholders are entitled to elect one director to the Company's Board of Directors.

                              FINANCIAL STATEMENTS





No  dealer,  salesperson  or any other  person has
been authorized to give any information or to make
any   representations   in   connection  with  the
Offering   other   than  those  contained  in this
Prospectus and, if given or made, such information
or representations  must  not  be  relied  upon as
having been authorized  by the   Company   or  any
Selling  Shareholder.  This  Prospectus  does  not         10,000,000 SHARES
constitute an offer to sell,  or a solicitation of
an offer to purchase,  any securities  other  than
the securities to which it relates  or an offer to
sell or the solicitation of an offer to buy the Network Imaging Corporation Common Stock in any circumstances in which such
offer or  solicitation  is  unlawful.  Neither the           COMMON STOCK
delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the facts set forth in the Prospectus or in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.


                                                          ---------------------
                        TABLE OF CONTENTS
                                            Page                PROSPECTUS
Prospectus Summary..............................          _____________________
Certain Forward Looking Statements..............
Risk Factors....................................
Use of Proceeds.................................
Dividend and Market Price Information...........
Capitalization..................................
Selected Financial Data.........................
Management's Discussion and Analysis of
  Financial Condition and Results of Operations.
Business........................................
Management......................................
Ownership of Network Imaging
  Corporation Stock.............................
Certain Transactions............................
Plan of Distribution............................
Selling Stockholders............................
Description of Capital Stock....................
Shares Eligible for Future Sale.................
Independent Accountants.........................
Legal Matters...................................
Experts.........................................
Additional Information..........................
Index to Financial Statements...................






                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee.

SEC registration fee......................................  $
Listing fees..............................................
Accounting fees and expenses..............................
Legal fees and expenses...................................
Printing and engraving expenses...........................
Miscellaneous fees and expenses...........................
                                                            ==================
                                                            $
        Total.............................................
                                                            ==================


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law, as amended ("DGCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

         Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchases and redemptions) or
(iv) for any transaction from which the director derived an improper personal benefit. Article SEVENTH of the Registrant's Amended and Restated Certificate of Incorporation contains a provision that so eliminates the personal liability of the Registrant's directors.

         Article IX of the Registrant's Bylaws provides for indemnification by the Registrant of its directors and officers ("Indemnifiable Party") if such Indemnifiable Party acted in good faith and in a manner the Indemnifiable Party reasonably believed to be in or not opposed to the best interests of the Company (and with respect to any criminal action or proceeding had not reasonable cause to believe his or her conduct was unlawful) and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Indemnifiable Party shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.


ITEM 15.  Recent Sales of Unregistered Securities

         In December 1996, pursuant to Regulation D under the Securities Act, the Company issued warrants to purchase 100,000 shares of Common Stock at an exercise price of $3.06 per share ("$3.06 Warrants") to a stockholder of the Company in connection with a $5 million loan from the stockholder to the Company.
         In July 1997, the Company issued 3,300 shares of Series K Convertible Preferred Stock and warrants to purchase 247,500 shares of Common Stock at an exercise price of $2.40 per share to two investors pursuant to Regulation D of the Securities Act for an aggregate of $3,300,000. The Company also issued warrants to purchase 162,462 shares of Common Stock at an exercise price of $1.625 per share, valued at $264,000, to a placement agent in connection with the above described offering in reliance on Regulation D of the Securities Act.

         In addition, in July 1997, the Company issued to two 8% convertible notes and attached 36,000 warrants to purchase Common Stock each to two investors for an aggregate of $1.8 million in reliance on Regulation D of the Securities Act. The notes are convertible into shares of the Company's Common Stock at price of $1.875 per share and the warrants are exercisable at $1.875 per share.

ITEM 16.  EXHIBITS.

         The exhibits listed in the Exhibit Index are filed as part of or incorporated by reference in this Registration Statement:

Exhibit No.       Description
2.1 Agreement and Plan of Reorganization by and among the Comp-any, Dorotech France SA and the stockholders of Dorotech France SA dated August 30, 1993 with the amendments thereto dated September 29, 1993 and October 1, 1993. (Incorporated by reference to Exhibit 1 to Company's Report on Form 8-K relating to such Agreement and Plan of Reorganization filed October 13, 1993.)

2.2 Agreement for the Purchase and Sale of Assets of Symmetrical Technologies, Inc. as of September 30, 1996. (Incorporated by reference to Exhibit 10.a to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1996.)

3.1                 Restated  Certificate  of  Incorporation as of September 22,
                    1997.

3.2 Restated Bylaws as of May 17, 1996 (Incorporated by refer-ence to Exhibit 3.11 to Amendment No. 1 to the Company's Form 10-Q for the quarterly period ended June 30, 1997).

3.3 Certificate of Designations for Series A Cumulative Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on December 7, 1993. (Incorporated by reference to Exhibit 3.1c to the Company's registration statement on Form SB-2 (Registration No. 33-73164) filed December 20, 1993.)

3.4 Certificates of Designations for Series F-1, F-2, F-3 and F-4 Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on March 29, 1996. (Incorporated by reference to Exhibit 3.(ii) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.)


3.5 Certificate of Designations for Series H Convertible Pre-ferred Stock filed with the Secretary of the State of Delaware on July 25, 1996. (Incorporated by reference to
                    Exhibit 3(i).a to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1996.)

3.6 Certificate of Designation of Series K Convertible Pre-ferred Stock of the Company filed in Delaware on July 28, 1997. (Incorporated by reference to Exhibit 3.12 to the Company's Form 10-Q for the quarterly period ended June 30, 1997.)

4.1 Specimen Common Stock Certificate.(Incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Company's registration statement on Form S-1 (Registration No. 33-45721) filed April 10, 1992.)

5                   Opinion of Kirkpatrick & Lockhart LLP.*

10.1 Warrant Agreement between the Company and American Stock Transfer & Trust Co. dated as of February 1, 1993. (Incorporated by reference to Exhibit 1 to Post-Effective Amendment No. 1 to Company's registration statement on Form S-1 (Registration No. 33-45721) filed April 1, 1993.)

10.2 Amendment No. 1 dated as of April 15, 1993 to the Warrant Agreement between the Company and American Stock Trust & Transfer Co. (Incorporated by reference to Exhibit 2 to Post-Effective Amendment No. 1 to Company's registration statement on Form S-1 (Registration No. 33-45721) filed April 1, 1993.)

10.3 Warrant Agreement between the Company and American Stock Transfer & Trust Co. dated as of April 28, 1993. (Incorporated by reference to Exhibit 4.4 to Company's registration statement on Form SB-2 (Registration No. 33-64046) filed June 8, 1993.)

10.4 Specimen Warrant Certificate (Public Warrants). (Incor-porated by reference to Exhibit 4.5 to Amendment No. 1 to the Company's registration statement on Form S-1 (Registration No. 33-45721) filed April 10, 1992.)

10.5 Specimen Warrant Certificate (International/Oakes Fitz-williams Series). (Incorporated by reference to Exhibit 4.6 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1992.)

10.6 Specimen Warrant Certificate (International/Thomas James Series). (Incorporated by reference to Exhibit 4.7 to Company's registration statement on Form SB-2 (Registration No. 33-64046) filed June 8, 1993.)

10.7 Warrant to purchase 20,700 units issued to Oakes, Fitzwil-liams & Co. Limited. (Incorporated by reference to Exhibit
                    4.8 to Company's registration statement on Form SB-2 (Registration No. 33-64046) filed June 8, 1993.)

10.8 Warrant to purchase 33,214 units issued to Oakes, Fitzwil-liams & Co. Limited. (Incorporated by reference to Exhibit
                    4.9 to Company's registration statement on Form SB-2 (Registration No. 33-64046) filed June 8, 1993.)

10.9 Placement Agent's Warrant to purchase 8,150 units issued to Thomas James Associates, Inc. (Incorporated by reference to Exhibit 4.10 to Company's registration statement on Form SB-2 (Registration No. 33-64046) filed June 8, 1993.)

10.10 Representative's Warrant issued to Thomas James Associates, Inc. (Incorporated by reference to Exhibit 4.11 to Company's registration statement on Form SB-2 (Registration No. 33-64046) filed June 8, 1993.)

10.11 Warrant Agreement among the Company, American Stock Transfer & Trust Co. and Thomas James Associates, Inc. dated as of May 8, 1992. (Incorporated by reference to Exhibit 4.12 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1992.)

10.12 Form of Amendment to Warrant Agreement among the Company, American Stock Transfer & Trust Co. and Thomas James Associates, Inc. dated as of May 8, 1992 (incorporated by reference to Exhibit 4.12.a to Amendment No. 1 to the Company's registration statement on Form SB-2 (Registration No. 33-64046) filed January 5, 1994).

10.13 Warrant to purchase 50,000 shares of Common Stock to Oakes, Fitzwilliams & Co. Limited. (Incorporated by reference to
                    Exhibit 4.13 to Amendment No. 1 to the Company's registration statement on Form SB-2 (Registration No. 33-64046) filed January 5, 1994.)

10.14 Warrants to purchase an aggregate of 45,000 shares of Common Stock issued to American Wealth Management, Inc., Edsel Anderson, Harris Anderson and Eric Swartz. (Incorporated by reference to Exhibit 4.14 to Amendment No. 1 to the Company's registration statement on Form SB-2 (Registration No. 33-64046) filed January 5, 1994.)

10.15 Form of Warrant issued in connection with February 1992 debt financing. (Incorporated by reference to Exhibit 4.6.b to the Company's registration statement on Form S-1. (Registration No. 33-45721) filed February 13, 1992.)

10.16 Warrant to purchase 227,068 shares of Common Stock issued to Swartz Investments Inc. (Incorporated by reference to Exhibit 4.17 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.)

10.17 Warrant to purchase 34,400 shares of Common Stock issued to Oakes, Fitzwilliams & Co. Limited. (Incorporated by reference to Exhibit 4.18 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.)

10.18 Form of Warrants issued in connection with December 1995 Series G Convertible Preferred Stock offering. (Incorporated by reference to Exhibit 4.19 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.)

10.19 Form of Warrants issued in connection with November/December 1995 Private Placement of Common Stock. (Incorporated by reference to Exhibit 4.20 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.)

10.20 Warrant to purchase 25,000 shares of Common Stock issued to Ed Feldman dated November 7, 1995. (Incorporated by reference to Exhibit 4.21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.)

10.21 Warrant to purchase 4,000 shares of Common Stock issued to Jarl McDonald dated December 20, 1995. (Incorporated by reference to Exhibit 4.22 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.)

10.22 Warrant to purchase 4,000 shares of Common Stock issued to Christian Stackhouse dated December 20, 1995. (Incorporated by reference to Exhibit 4.23 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.)

10.23 Exchange Agreement between CDR Enterprises the Company dated March 29, 1996. (Incorporated by reference to Exhibit 4.35 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.)

10.24               Warrant to purchase  100,000  shares of Common Stock to Fred
                    E. Kassner dated December 31, 1996. (Incorporated by reference to Exhibit 4.36 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)

10.25 Warrant to purchase up to 25,000 shares of Common Stock to Damon Testaverde dated January 31, 1997. (Incorporated by reference to Exhibit 4.37 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)

10.26               Warrant to purchase 4,000 shares of Common Stock to Susan G.
                    Kaufman dated December 31, 1996. (Incorporated by reference to Exhibit 4.38 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)

10.27 Eight Percent (8%) Convertible Note between Network Imaging Corporation and Wood Gundy in trust for RRSP 550 98866 19 and Gundyco in trust for RRSP 550 99119 12 as of July 9, 1997 and attached Schedule. (Incorporated by reference to Exhibit 10.22 to the Company's Form 10-Q for the quarterly period ended June 30, 1997.)

10.28 Securities Purchase Agreement between Network Imaging Corporation and Capital Ventures International and Zanett Lombardier, Ltd. as of July 28, 1997. (Incorporated by reference to Exhibit 10.23 to the Company's Form 10-Q for the quarterly period ended June 30, 1997.)

10.29 Registration Rights Agreement between Network Imaging Corporation and Capital Ventures International and Zanett Lombardier, Ltd. as of July 28, 1997. (Incorporated by reference to Exhibit 10.24 to the Company's Form 10-Q for the quarterly period ended June 30, 1997.)

10.30 Warrant to purchase 20,000 shares of Common Stock issued to Wood Gundy in trust for RRSP 550 98866 19 dated July 9, 1997. (Incorporated by reference to Exhibit 10.25 to the Company's Form 10-Q for the quarterly period ended June 30, 1997.)

10.31 Warrant to purchase 16,000 shares of Common Stock issued to Gundyco in trust for RRSP 550 99119 12 dated July 9, 1997. (Incorporated by reference to Exhibit 10.26 to the Company's Form 10-Q for the quarterly period ended June 30, 1997.)

10.32 Warrant to purchase 112,500 shares of Common Stock issued to Capital Ventures International dated July 28, 1997. (Incorporated by reference to Exhibit 10.27 to the Company's Form 10-Q for the quarterly period ended June 30, 1997.)

10.33 Warrant to purchase 135,000 shares of Common Stock issued to Zanett Lombardier, Ltd. dated July 28, 1997. (Incorporated by reference to Exhibit 10.28 to the Company's Form 10-Q for the quarterly period ended June 30, 1997.)

10.34 Warrant to purchase 162,462 shares of Common Stock issued to the Zanett Securities Corporation dated July 28, 1997. (Incorporated by reference to Exhibit 10.29 to the Company's Form 10-Q for the quarterly period ended June 30, 1997.)

10.35 Placement Agency Agreement dated July 2, 1997 between Net-work Imaging Corporation and The Zanett Securities Corporation. (Incorporated by reference to Exhibit 10.30 to the Company's Form 10-Q for the quarterly period ended June 30, 1997.)

10.36 Security Agreement dated as of December 31, 1996 between Network Imaging Corporation and Fred Kassner. (Incorporated by reference to Exhibit 10.31 to the Company's Form 10-Q for the quarterly period ended June 30, 1997.)

10.37 Amendment No. 1 to Loan Agreement dated as of June 8, 1997 between Network Imaging Corporation and Fred Kassner. (Incorporated by reference to Exhibit 10.32 to the Company's Form 10-Q for the quarterly period ended June 30, 1997.)

10.38 Amendment No. 1 to Security Agreement dated as of June 8, 1997 between Network Imaging Corporation and Fred Kassner. (Incorporated by reference to Exhibit 10.33 to the Company's Form 10-Q for the quarterly period ended June 30, 1997.)

10.39 Employment Agreement between the Company, BCG, Inc. and Robert P. Bernardi dated May 28, 1996 (incorporated by reference to Exhibit 10.a to the Company's report on Form 8-K filed August 2, 1996).

10.40 Form of Consulting Agreement by and between the Company, Sterling Capital Group, Inc. and Robert M. Sterling, Jr. effective February 1, 1994. (Incorporated by reference to Exhibit 10.4.b to Post-Effective Amendment No. 1 to the Company's registration statement on Form SB-2 (Registration No. 33-73164) filed January 14, 1994.)

10.41 Amendment dated October 1, 1995 by and between the Company, Sterling Capital Group, Inc., and Robert M. Sterling, Jr. (Incorporated by reference to Exhibit 10.4.c to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.)

10.42 Purchase Agreement by and between the Company and CDR Enter-prises for the repurchase of the Company's Series F Preferred Stock dated December 31, 1996. (Incorporated by reference to Exhibit 10.20 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)

10.43 Loan Agreement by and between the Company and Fred E. Kass-ner for a line of credit of $5,000,000 dated December 31, 1996. (Incorporated by reference to Exhibit 10.21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)

10.44 Amendment dated January 1, 1996 among Network Imaging Cor-poration, Sterling Capital Group and Robert M. Sterling, Jr

10.45 Amendment dated January 1, 1996 among Network Imaging Cor-poration, BCG, Inc. and Robert P. Bernardi.

10.46 Amendment to Purchase Agreement effective May 30, 1997 bet-ween Network Imaging Corporation and CDR Enterprises.

22                  Subsidiaries.

23.1                Consent of Ernst & Young LLP, Independent Accountants.

23.2                Consent of Price Waterhouse LLP, Independent Accountants.

23.3                Consent of Kirkpatrick & Lockhart LLP (Contained in Exhibit
                    5.)

24                  Power of Attorney (see page ___).

27.1               Financial data schedule for the year ended December 31, 1994.

27.2               Financial data schedule for the year ended December 31, 1995.

----------------------

* To be filed by amendment.


16.b.  Financials Statements Schedules

         The 1996 Valuation Allowance Schedule was not included in the Company's Form 10-K for the fiscal year ended December 31, 1996. Such schedule was omitted from that form, but the information therein contained is included in the financial statements and notes included in the Form 10-K and the financial statements and notes included herein.


ITEM 17.  UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herndon, Commonwealth of Virginia, on this 25th day of September, 1997.

                                   NETWORK IMAGING CORPORATION


                                   By:   /s/ James J. Leto
                                         --------------------
                                         James J. Leto
                                         President and Chief Executive Officer


                                POWER OF ATTORNEY

          Each of the undersigned hereby appoints James J. Leto, Jorge R. Forgues and Julia A. Bowen, and each of them (with full power to act alone), as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

    Signature                    Title                          Date
   -----------                 --------                       -------
-------------------------

James J. Leto           President, Chief Executive         September 25, 1997
                        Officer and Chairman of the Board

Jorge R. Forgues        Senior Vice President of Finance   September 25, 1997
                        and Administration, Chief Financial
                        Officer

Robert P. Bernardi      Director and Secretary             September 25, 1997

John F. Burton          Director                           September 25, 1997

C. Alan Peyser          Director                           September 25, 1997

Robert Ripp             Director                           September 25, 1997